      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        CONVERGENT COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

           COLORADO                          4813                  84-1337265
 (State or other jurisdiction         (Primary Standard         (I.R.S. Employer
              of                          Industrial             Identification
incorporation or organization)       Classification Code              No.)
                                           Number)

                      400 INVERNESS DRIVE SOUTH, SUITE 400
                           ENGLEWOOD, COLORADO 80112
                                 (303) 749-3000

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            MARTIN E. FREIDEL, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                        CONVERGENT COMMUNICATIONS, INC.
                      400 INVERNESS DRIVE SOUTH, SUITE 400
                           ENGLEWOOD, COLORADO 80112
                                  303-749-3016

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                WITH A COPY TO:

                             RICHARD M. RUSSO, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                       1801 CALIFORNIA STREET, SUITE 4200
                             DENVER, COLORADO 80202
                                  303-298-5715
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
13% Series B Senior Notes Due 2008...     $160,000,000            100%            $160,000,000          $47,200

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        SUBJECT TO COMPLETION--PRELIMINARY PROSPECTUS DATED MAY 29, 1998 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                        CONVERGENT COMMUNICATIONS, INC.
                       OFFER TO EXCHANGE ALL OUTSTANDING
                           13% SENIOR NOTES DUE 2008
                     FOR 13% SERIES B SENIOR NOTES DUE 2008

                                                                [LOGO]

                            ------------------------

    Convergent Communications, Inc. ("Convergent Communications" or the "Company") hereby offers, upon the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," which, together with this Prospectus, constitutes the "Exchange Offer") to exchange up to $160,000,000 aggregate principal amount of its 13% Series B Senior Notes Due 2008 (the "New Notes") for a like aggregate principal amount of the issued and outstanding 13% Senior Notes Due 2008 (the "Old Notes," and collectively with the New Notes, the "Notes") of which $160,000,000 aggregate principal amount is outstanding. See "The Exchange Offer."

    The Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer and not withdrawn on or prior to 5:00 p.m., New
York City time, on       , 1998 (the "Expiration Date"), unless the Exchange
Offer is extended by the Company. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Notes Registration Rights Agreement. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer." There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Resales of the New Notes" and "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Old Notes were originally issued and sold on April 2, 1998 (the "Initial Offering") to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., and BT Alex. Brown Incorporated (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement dated March 26, 1998 (the "Purchase Agreement"), among the Company and the Initial Purchasers, pursuant to which the Company sold 160,000 Units consisting of the Old Notes and Warrants to purchase 1,728,000 shares of the Company's Common Stock (the "Units"). The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers also entered into a Notes Registration Rights Agreement, dated April 2, 1998 (the "Registration Rights Agreement"), pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under such Registration Rights Agreement. The New Notes will be the obligations of the Company evidencing the same indebtedness as the Old Notes and will be issued under and entitled to the benefits of the Indenture, dated as of April 2, 1998 (the "Indenture"), between the Company and Norwest Bank Colorado, N.A., as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes are identical in all material respects to the Old Notes, except that the offer and exchange of the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old Notes. See "The Exchange Offer--Purpose and Effect."

    The Notes will mature on April 1, 2008. Interest on the Notes will be payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. Concurrently with the closing of the Offering, the Company deposited in the Collateral Account (as defined) an amount of cash or U.S. Government Securities (as defined) or a combination thereof that, together with the interest received thereon, will be sufficient to pay when due the first six interest payments on the Notes. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance to the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. See "Description of the Notes." The New Notes are collateralized by a first priority security interest in the Collateral Account. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 1, 2003 at the redemption prices set forth herein, together with accrued interest, if any, to the date of redemption. In addition, at any time prior to April 1, 2001, the Company may redeem Notes in which an aggregate principal amount up to 35% of the Notes with the net proceeds of one or more Public Equity Offerings (as defined) or one or more sales of Common Stock to a Strategic Equity Investor (as defined) at a redemption price equal to 113% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption; PROVIDED that immediately after giving effect to such redemption, at least 65% of the original aggregate principal amount of the Old Notes originally issued remain outstanding. Upon the occurrence of a Change of Control (as defined), each holder of Notes may require the Company to purchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the Notes--Optional Redemption" and "--Certain Covenants."

    The New Notes are senior unsecured obligations of the Company, ranking PARI PASSU in right of payment with all future unsecured senior indebtedness of the Company and senior in right of payment to all future obligations of the Company expressly subordinated in right of payment to the Notes. As of March 31, 1998, on an unconsolidated basis after giving effect to the sale of Units and the application of the proceeds therefrom, there would have been $0.1 million of indebtedness of the Company outstanding in addition to the Notes. Because the Company is a holding company that conducts its business through its subsidiaries, all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables, will be effectively senior to the Notes. The Company's subsidiaries will not be guarantors of the Notes. As of March 31, 1998, after giving effect to the sale of the Units and the application of the proceeds therefrom, the subsidiaries would have had aggregate liabilities of $11.9 million. See "Description of the Notes."

    SEE "RISK FACTORS," BEGINNING ON PAGE 14, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES IN CONNECTION WITH THE EXCHANGE OFFER.
                             ---------------------

                The date of this Prospectus is           , 1998

    THE NEW NOTES HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, SUBSCRIBER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                             AVAILABLE INFORMATION

    THE COMPANY HAS FILED A REGISTRATION STATEMENT ON FORM S-4 (TOGETHER WITH ANY AMENDMENTS THERETO, THE "REGISTRATION STATEMENT") WITH THE COMMISSION UNDER THE SECURITIES ACT WITH RESPECT TO THE NEW NOTES. THIS PROSPECTUS, WHICH CONSTITUTES A PART OF THE REGISTRATION STATEMENT, OMITS CERTAIN INFORMATION CONTAINED IN THE REGISTRATION STATEMENT AND REFERENCE IS MADE TO THE REGISTRATION STATEMENT AND THE EXHIBITS AND SCHEDULES THERETO FOR FURTHER INFORMATION WITH RESPECT TO THE COMPANY AND THE NEW NOTES OFFERED FOR EXCHANGE HEREBY. THIS PROSPECTUS CONTAINS SUMMARIES OF THE MATERIAL TERMS AND PROVISIONS OF CERTAIN DOCUMENTS AND IN EACH INSTANCE REFERENCE IS MADE TO THE COPY OF SUCH DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT. EACH SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY SUCH REFERENCE.

    THE REGISTRATION STATEMENT MAY BE INSPECTED WITHOUT CHARGE AT THE OFFICE OF THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549. COPIES OF THE REGISTRATION STATEMENT MAY BE OBTAINED FROM THE COMMISSION AT PRESCRIBED RATES FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT SUCH ADDRESS, AND AT THE COMMISSION'S REGIONAL OFFICES LOCATED AT 7 WORLD TRADE CENTER, 13TH FLOOR, NEW YORK, NEW YORK 10048, AND AT NORTHWESTERN ATRIUM CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661. IN ADDITION, REGISTRATION STATEMENTS AND CERTAIN OTHER FILINGS MADE WITH THE COMMISSION THROUGH ITS ELECTRONIC DATA GATHERING, ANALYSIS AND RETRIEVAL ("EDGAR") SYSTEM ARE PUBLICLY AVAILABLE THROUGH THE COMMISSION'S SITE ON THE INTERNET'S WORLD WIDE WEB, LOCATED AT HTTP://WWW.SEC.GOV.

                            ------------------------

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the sections "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and include without limitation the Company's expectation and estimates as to its business following the Exchange Offer, including the marketing of its Enterprise Network Services (as defined), the introduction of new products and services, expansion into new markets and future financial performance, including growth in net sales and earnings and cash flows from operations. In addition, in those and other portions of this Prospectus the words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to the Company or its management, are intended to specifically identify forward looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. In addition to factors that may be described elsewhere in this Prospectus, the Company specifically wishes to advise readers that the factors listed under the caption "Risk Factors" could cause actual results to differ materially from those expressed in any forward-looking statement. Should one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect (including the assumptions used in connection with the preparation of the Pro Forma Combined Statements of Operations), actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                            ------------------------

    The Company has registered, applied to register or has otherwise sought legal protection for the following trademarks, tradenames and servicemarks which appear in this Prospectus: E-POP-TM-, Enterprise Network Carrier-TM- and Computer-Telephony Integrated Support System-TM-. All other trademarks, tradenames and services marks appearing in this Prospectus are the property of their respective holders.

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless the context otherwise requires, references to the "Company" or to "Convergent Communications" are to Convergent Communications, Inc., a Colorado corporation and its wholly owned subsidiaries. See "Glossary" for the definition of certain other terms used in this Prospectus.

                                  THE COMPANY

    Convergent Communications, Inc. is an Enterprise Network Carrier-TM-offering comprehensive, single-source communications services primarily to small and medium-sized businesses.

    As an Enterprise Network Carrier,-TM- the Company integrates its data and telephony products and services into a single product offering, enabling the Company to act as a single-source, one-stop provider of its customer's total communications requirements. Unlike traditional telecommunications companies that provide services from outside a customer's premise, in providing Enterprise Network Services ("ENS"), the Company designs, buys and builds its OWN network within the customer's premise, enabling the Company to act as an outsource provider of any or all of the customer's communications requirements. For the quarter ended March 31, 1998, the Company had approximately $6.5 million in revenues, or approximately $26.0 million on an annualized basis. The Company began offering ENS services in December 1997 and as of April 30, 1998, had entered into long-term ENS contracts with 12 customers with an aggregate of approximately 790 desktops. These contracts will provide the Company with approximately $2.1 million in annual contract revenues and over their terms are expected to produce total revenues of approximately $10.5 million.

    The Company's business plan is designed to address the large and growing market for the provision of single-source communications services to small and medium-sized businesses. The Company believes it is the only provider of ENS solutions, or a comparable range of outsourced communications services, to such businesses in its target markets. The Company's ENS solution is provided under long-term contracts (typically three to five years) which position the Company to be the customer's exclusive provider of data networking, data transport and telephony services. The Company believes its ENS solution provides it with unique competitive advantages by creating the opportunity to (i) capture virtually all of the customer's expenditures for communications services, (ii) create long-term relationships with its customers by increasing their reliance on and sense of partnership with the Company, (iii) capitalize on the growing trend of outsourcing of networking services and the increasing demand for data services, (iv) differentiate itself from providers of communications services that do not offer integrated solutions to small and medium-sized businesses, (v) secure stable sources of long-term, recurring revenue and (vi) achieve significantly reduced customer turnover compared to traditional providers of communications services.

    The Company provides the following products and services:

DATA:

    - DATA NETWORKING SERVICES--including the planning, design, installation and management of networks, from simple LANs to complex WANs.

    - DATA PRODUCTS--including the sale and integration of servers, routers, data switches and desk top computers.

    - DATA TRANSPORT SERVICES--including frame relay and ATM services.

    - INTERNET SERVICES--including web applications, web hosting and Internet access.

TELEPHONY:

    - VOICE SERVICES--including local and long distance services.

    - VOICE PRODUCTS--including the sale and integration of key systems and PBXs.

ENTERPRISE NETWORK SERVICES:

    - ENS--the delivery under long-term contract of one or more of the Company's data and telephony services utilizing the Company's owned network inside the customer's premise.

    The Company provides communications services to approximately 2,500 customers in eight markets, Atlanta, Dallas, Denver, Des Moines, Omaha, Portland, Salt Lake City, and San Francisco. The Company's business plan anticipates the rollout of services in a total of 15 markets by mid-1999 and a total of 25 markets by the end of 2001. The Company is certified to provide local exchange services in California, Colorado, Iowa, Oregon and Utah, and intends to apply for certification in each of its remaining existing markets and each of its new markets.

    The Company was founded in 1995 by an experienced team of three telecommunications executives with a combined 61 years of experience in the industry. The Company's senior management team includes John R. Evans, Chairman and Chief Executive Officer, formerly the Executive Vice President and Chief Financial Officer of ICG Communications, Inc. ("ICG") from its inception in 1991 until December 1995; Keith V. Burge, President and Chief Operating Officer, who was the founder, Chief Executive Officer and Chief Operating Officer of Fiber Optic Technologies, Inc., a leading national network services integrator; and Philip G. Allen, Executive Vice President, and former Vice President of Investor Relations and Corporate Communications of ICG. The Company's senior management team also includes 15 additional telecommunications professionals, each with substantial expertise, leading the sales, customer care, engineering, operations and financial divisions of the Company. As of April 30, 1998, the Company had 235 employees.

                       THE ENTERPRISE NETWORK OPPORTUNITY

    According to the Company's market research, small and medium-sized businesses (typically with 25 to 500 desktops) are increasingly seeking single-source solutions to their communications requirements as a result of (i) the bewildering array and increasing complexity of network configurations and telephony service offerings, (ii) the need to focus on their core operations rather than network and communications issues, (iii) rapid changes in technology, (iv) the growing importance of the Internet in business and commerce, (v) the cost and difficulty of maintaining in-house technical expertise, and (vi) the potential savings associated with outsourcing their data and communications requirements. The Company's business plan anticipates the rollout of services in 25 cities by the end of 2001. The Company believes that the aggregate addressable market for ENS in these cities will grow to approximately $90 billion over the next four years, which includes $75 billion for data networking and transport services and products and $15 billion for telephony services. The Company believes that the size and anticipated growth of the market for ENS, continued deregulation in the market for telecommunication services and the absence of regulation of the market for data networking services and certain data transport services such as Internet access have created enormous opportunities for smaller, highly focused, innovative communications providers like Convergent Communications to compete successfully against ILECs, CLECs, IXCs, data integrators and other traditional providers of communications services.

                             THE ENTERPRISE NETWORK

    INSIDE NETWORK. The Enterprise Network is a Company-designed, owned and managed data and telephony network located inside the customer's premise and linked to the Company's external network through a single digital facility. The provision of an ENS solution begins with an assessment of a customer's near and long-term communications requirements emphasizing how the implementation of an enterprise network will allow the customer to focus on core business functions while reducing its total cost of network ownership, and culminates in the design and implementation of a completely outsourced network solution.

    OUTSIDE NETWORK. The Company's business plan includes the rapid deployment of its Enterprise Point-of-Presence ("E-POP-TM-"). The E-POP-TM-, a third-generation CLEC switching platform, consists of existing switching and transmission equipment and software uniquely configured by the Company to act as a service aggregation point for its customers and a dissemination point to backbone providers of local, long distance, data transport and Internet services. The Company's E-POP-TM- is designed as a scalable, distributed data network that integrates voice and local switching platforms, enabling the Company to add specific data and voice services as required by the customer. By integrating voice and data through a single digital facility, using best-in-class network components, and creating a distributed network architecture, the E-POP-TM- results in lower costs in relation to other CLEC networks. The Company has deployed its E-POPs-TM- in Des Moines and Denver, and is deploying an E-POP-TM- in San Francisco.

                               BUSINESS STRATEGY

    Convergent Communications' goal is to become the premier Enterprise Network Carrier-TM- in its target markets by providing single-source communications services, superior customer care and cost effective solutions to its customer's requirements. The Company's business strategy is designed to enable it to achieve rapid market penetration, strong growth and stable, long-term sources of recurring revenues. The Company's strategy includes the following key elements:

    SINGLE-SOURCE PROVIDER. The Company's market research indicates that there is significant demand from small and medium-sized businesses to outsource their entire communications requirements to a single-source provider that delivers a full range of efficient and cost-effective solutions. While the Company's sales efforts are directed towards its ENS solution, the Company believes that its ability to deliver an entire range of services provides significant advantages to its customers by reducing (i) the complexity and confusion associated with integrating diverse networks and technologies obtained from and serviced by multiple vendors and deployed at multiple locations, and (ii) the administrative costs of network implementation, coordination, maintenance and monitoring.

    OWN THE ENTERPRISE NETWORK. Unlike traditional telecommunications providers which "look in" to the customer's premise, terminating their networks outside of the customer's building, the Company designs, builds and owns the network within the customer's premise, managing and controlling the customer's communications infrastructure under long-term service agreements (typically three to five years in duration). As a component of its ENS solution, the Company will either buy a customer's existing communications equipment or install its own new equipment, enabling the customer to redeploy its capital for use in its core business activities. During the term of an ENS agreement, the Company effectively acts as its customer's communications department, providing complete outsourcing for its customer's communications requirements and increasing the customer's reliance on and sense of partnership with the Company. The customer pays one fee for all services included in the ENS solution, including its use of the Company-owned infrastructure on the customer premise and the maintenance of this infrastructure. The Company believes its ownership of the communications equipment installed on the customer's premise, and its ability to provide services from within the customer's premise will provide it with significant competitive advantages over non-enterprise based service providers, including the ability to (i) capture virtually all of the customer's expenditure for communications services, (ii) offer superior customer care, (iii) continually offer and provide new value-added product and service enhancements, and (iv) achieve significantly less customer turnover than traditional communications providers.

    "LEAD WITH DATA; FOLLOW WITH TELEPHONY; CLOSE WITH ENS." While businesses are accustomed to reliable voice services, the Company believes that its target customers place paramount importance on data networking and transport services because of the impact inadequate data services can have on a customer's operating efficiency and profitability. Once the Company gains the confidence of its customers through the provision of data services, the Company believes that those customers are more likely to purchase its telephone services and ultimately its complete ENS solution. The Company believes its strategy of leading with data, following with telephony and closing with ENS will enable it to rapidly penetrate its target markets, secure a greater percentage of its customers' expenditures on communications services earlier in the sales cycle, and increase the range of communications services provided to its customers.

    TARGET SMALL AND MEDIUM-SIZED BUSINESSES. The Company believes it can achieve rapid market penetration by focusing its sales efforts on small and medium-sized businesses (25 to 500 desktops) with high data usage requirements. The Company believes that these businesses are highly attractive customers for ENS because management of such companies typically lacks the time, expertise and financial resources to adequately fulfill their own data and telephony requirements. Geographically, the Company's target markets have been selected on the basis of a number of factors, including the number and concentration of small businesses, the potential for rapid market penetration and sustained growth, and the availability of local management personnel and talent with key technical and marketing skills. Pursuant to this strategy, the Company has compiled demographic research on 26,000 small and medium-sized businesses located in highly concentrated business parks in these target markets.

    RAPID E-POP-TM- DEPLOYMENT. The Company's business plan includes the rapid deployment of E-POPs-TM- in its target markets. The E-POP-TM- is a scalable, distributed data network that integrates voice and data over a single digital facility and common switching platform. The Company believes the rapid deployment of E-POPs-TM- will enable it to more quickly achieve improved margins by reducing the cost to the Company of data and voice switching and transmission. The Company plans to deploy E-POPs-TM- in at least four of its markets in 1998, and intends to deploy E-POPs-TM- in all of its markets following the establishment of a sufficient base of ENS customers.

    GROWTH THROUGH STRATEGIC ACQUISITIONS. In each of the Company's target markets, a large number of small private companies provide local and long-distance resale, telecommunications equipment and network integration services. This creates numerous opportunities to acquire industry participants that can provide key technical support personnel and management talent, customer bases for potential expansion to full ENS solutions, accretions to cash flows, and product line extensions. In addition, the Company's acquisition strategy allows the Company to enter new markets more quickly than would otherwise be possible. To date, the Company has completed ten acquisitions in four markets.

                             COMPETITIVE ADVANTAGES

    The Company believes its business strategy provides it with the following competitive advantages:

    "ONE-STOP SHOPPING." The Company's market research indicates there is significant unmet demand among its target customers for single-source communications solutions. The Company's "one-stop shopping" enables its customers to (i) reduce the complexity and confusion associated with integrating diverse networks and technologies obtained from multiple vendors and deployed at multiple locations, (ii) reduce the administrative expense of network implementation, coordination, maintenance and monitoring and (iii) receive customer care through a single point of contact. The Company believes that its ability to deliver the entire range of communications services, including its ENS solution, distinguishes it from traditional providers of networking and telecommunications services.

    LONG-TERM EXCLUSIVE RELATIONSHIPS. The Company's ENS solution is designed to enable it to establish long-term exclusive relationships with its customers. As its customer's ENS provider, the Company seeks to own the network on the customer's premise, acting as the single-source provider of the customer's communications equipment and services, and as the primary consultant for the customer's communications requirements. The Company believes that this ongoing relationship fosters a greater sense of partnership between the Company and the customer and provides the Company with the ability to offer additional services to the customer, culminating in an ENS sale. The Company's Enterprise Network Services are provided pursuant to long-term contracts (typically three to five years in duration) which will provide it with a number of competitive advantages over CLECs, ILECs and other service providers, including, among other things, significantly lower customer turnover than traditional providers of telecommunications services, as well as stable, long-term sources of recurring revenue.

    REDUCE CUSTOMER'S TOTAL COST OF NETWORK OWNERSHIP. The Company will reduce the customer's total cost of network ownership by (i) purchasing the customer's existing premise network equipment, enabling the customer to redeploy its capital for use in its core business activities and eliminating the customer's need for further capital expenditures on equipment, (ii) offering bundled communication services at a lower overall cost than existing services, and (iii) minimizing and in some cases eliminating the customer's reliance on on-site networking expertise through the utilization of the Company's localized network management capabilities. As a result, the Company expects to provide its customers with higher quality service than they currently receive, while reducing their overall cost of network ownership and operation.

    SOLUTIONS-ORIENTED SALES AND CUSTOMER CARE ORGANIZATION. Based on the results of its market research, the Company believes that providing superior customer care requires (i) the establishment of a local sales and service presence, (ii) the availability of a single customer interface to handle all customer care requirements, and (iii) a highly trained, solutions-oriented sales and customer care organization. Each employee of the Company, from its sales executives and project managers to its engineers and field service technicians, is trained to operate in each local market as a member of a team in devising customer solutions and facilitating customer care. To achieve a cohesive, solutions-oriented sales and customer care approach, and to allow the effective use of a single customer interface, the Company has developed its proprietary operating support system platform called the Computer-Telephony Integrated Support System-TM- ("CTISS"). CTISS is an Oracle-based software system that integrates both data and voice communications services on a single platform, permitting all of the Company's customer care, sales engineering, service management, service delivery, accounting and inventory management personnel to provide input to and work from a single data source.

    EFFICIENT CAPITAL DEPLOYMENT. The Company expects to realize significant capital deployment efficiencies using the E-POP-TM-, a unique third-generation CLEC switching platform. By integrating voice and data through the use of a single digital facility, using best-in-class network components and creating a distributed network architecture, the E-POP-TM- results in lower costs in relation to other CLEC networks. The Company estimates that the E-POP-TM- is approximately 30% less costly than the traditional CLEC switching platform and will become up to 65% less costly as the E-POP-TM- architecture is further refined. In addition, the Company believes its E-POP-TM- platform will provide the Company with substantially greater operating flexibility, higher returns on deployed capital and a shorter period to positive EBITDA on a market-by-market basis than is achievable by traditional CLECs or ILECs. The Company expects to recapture the capital cost of an E-POP-TM- in as short as 12 to 24 months after deployment, with the initial break-even point attainable with as few as approximately ten ENS customers with 50 desktops each. The smart elements of the E-POP's-TM- distributed network architecture are structured to allow each of them to be periodically "refreshed" by the Company, enabling a continual, cost-effective and seamless expansion and upgrade of network equipment in response to expected increases in data traffic and advances in technology.

                                 FINANCING PLAN

    The net proceeds from the sale of the Units (after funding the Collateral Account) are being used to fund the expenditures incurred in the continuing deployment of the Company's services in its target markets, including funding the deployment of its ENS networks, deployment of E-POPs-TM-, continuing enhancement of its CTISS System, strategic acquisitions, creating local customer care and sales organizations and for general corporate purposes, including working capital and the funding of operating losses and debt service requirements. The Company believes that these net proceeds will be sufficient to fund the Company's aggregate capital expenditure and working capital requirements, including operating losses, associated with its expansion into additional markets for approximately the next two years. The amounts actually expended by the Company for these purposes will vary significantly depending upon a number of factors, including future revenue growth, if any, capital expenditures and the amount of cash generated by the Company's operations. The Company will continue to require additional capital for planned increases in network development, capital expenditures, working capital, debt service, and continued anticipated operating losses.
                            ------------------------

    The principal executive offices of the Company are located at 400 Inverness Drive South, Suite 400, Englewood, Colorado 80112, its telephone number is
(303)749-3000, and its Internet website address on the world wide web is www.converg.com.

                               THE EXCHANGE OFFER

Securities Offered............  Up to $160.0 million principal amount of 13% Series B
                                Senior Notes Due 2008, which will be registered under the
                                Securities Act. The form and term of the New Notes are
                                substantially identical to the Old Notes in all material
                                respects, except that the New Notes will be registered
                                under the Securities Act, and therefore will not be subject to certain transfer restrictions or entitled to certain
                                registration rights provisions applicable to the Old Notes.

The Exchange Offer............  $1,000 principal amount of New Notes in exchange for each
                                $1,000 principal amount of Old Notes. The New Notes are
                                being offered in exchange for up to $160.0 million
                                principal amount of Old Notes. The issuance of the New
                                Notes is intended to satisfy certain obligations of the
                                Company contained in the Registration Rights Agreement. See
                                "The Exchange Offer--Terms of the Exchange Offer."

Expiration Date...............  The Exchange Offer will expire at 5:00 p.m., New York City
                                time, on       , 1998, or such later date and time to which
                                it is extended. See "The Exchange Offer--Expiration Date;
                                Extensions; Amendments."

Withdrawal....................  Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City
                                time, on the Expiration Date. See "The Exchange
                                Offer--Expiration Date; Extensions; Amendments."

Conditions of the Exchange
  Offer.......................  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.
                                However, the Exchange Offer is subject to the terms and
                                provisions of the Registration Rights Agreement. See "The
                                Exchange Offer--Conditions of the Exchange Offer."

Procedures for Tendering Old
  Notes.......................  Each holder of Old Notes desiring to accept the Exchange
                                Offer must complete, sign and date the Letter of
                                Transmittal according to the instructions contained herein and therein, and deliver (by mail or otherwise) the Letter of Transmittal, together with the Old Notes and any other
                                required documents, to the Exchange Agent (as defined
                                herein) at the address set forth herein prior to 5:00 p.m.,
                                New York City time, on the Expiration Date. Any beneficial owner whose Old Notes are registered in the name of a
                                broker, dealer, commercial bank trust company or other
                                nominee and who wishes to tender such Old Notes in the
                                Exchange Offer should instruct such entity or person to
                                promptly tender on such beneficial owner's behalf.

Guaranteed Delivery
  Procedures..................  Holders of Old Notes who wish to tender their Old Notes and
                                (i) whose Old Notes are not immediately available, or (ii)
                                who cannot deliver their Old Notes together with the Letter of Transmittal to the Exchange Agent prior to the
                                Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of
                                Transmittal. See "The Exchange Offer--Guaranteed Delivery
                                Procedures."

Acceptance of Old Notes and
  Delivery of New Notes.......  Upon effectiveness of the Registration Statement of which this Prospectus constitutes a part and consummation of the
                                Exchange Offer, the Company will accept any and all Old
                                Notes that are properly tendered in the Exchange Offer
                                prior to 5:00 p.m., New York City time on the Expiration
                                Date. The New Notes issued pursuant to the Exchange Offer
                                will be delivered promptly after acceptance of the Old
                                Notes. See "The Exchange Offer-- Acceptance of Old Notes
                                for Exchange; Delivery of New Notes."

The Exchange Agent............  Norwest Bank Colorado, N.A. has agreed to serve as the exchange agent (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. See "The Exchange
                                Offer--Acceptance of Old Notes for Exchange; Delivery of
                                New Notes."

Certain Federal Income Tax
  Considerations..............  In the opinion of Gibson, Dunn & Crutcher LLP, the exchange of Old Notes for New Notes in the Exchange Offer will have no material federal income tax consequences to the holders of Old Notes. See "Certain Federal Income Tax
                                Considerations."

Use of Proceeds...............  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

Fees and Expenses.............  All expenses incident to the Company's consummation of the
                                Exchange Offer and compliance with the Registration Rights
                                Agreement will be borne by the Company. The Company will
                                also pay certain transfer taxes, which may be applicable to the Exchange Offer. See "The Exchange Offer--Fees and
                                Expenses."

Accrued Interest..............  The New Notes will bear interest at a rate of l3% per annum from April 1, 1998. Holders whose Old Notes are accepted
                                for exchange will forego accured but unpaid interest on
                                such Old Notes for the period from April 1, 1998 to the
                                date of exchange, but will receive such interest under the
                                New Notes. See "Description of the Notes--Maturity,
                                Interest and Principal."

Resales of New Notes..........  Based on the position of the staff of the Commission as set forth in certain interpretive letters issued to third
                                parties in other transactions, the Company believes that
                                the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be
                                offered for resale, resold and otherwise transferred by a
                                holder (other than (i) a broker-dealer who purchased the
                                Old Notes directly from the Company for resale pursuant to
                                Rule 144A under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the
                                Securities Act, provided that such holder is acquiring the
                                New Notes in the ordinary course of business and is not
                                participating, and has no arrangement or understanding with any person to participate, in a distribution of the New
                                Notes. Each broker-dealer that receives New Notes for its
                                own account in exchange for Old Notes, where such Old Notes were acquired by such broker as a result of market-making
                                or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such
                                New Notes. See "The Exchange Offer--Resales of the New
                                Notes" and "Plan of Distribution."

Effect of Not Tendering Old
  Notes for Exchange..........  Old Notes that are not tendered or that are not properly tendered will, following the expiration of the Exchange
                                Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further
                                obligations to provide for the registration under the
                                Securities Act of such Old Notes.

                            DESCRIPTION OF NEW NOTES

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions or entitled to certain registration rights provisions applicable to the Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Exchange Agent of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Old Notes" and "Description of the Notes."

Notes Offered.................  $160.0 million aggregate principal amount of 13% Series B
                                Senior Notes Due 2008.

Maturity Date.................  April 1, 2008.

Interest......................  Interest will accrue on the New Notes at a rate of 13% per annum payable semiannually in arrears on April 1 and
                                October 1 of each year, commencing October 1, 1998.

Collateral Account............  Concurrently with the closing of the sale of the Old Notes, the Company deposited in the Collateral Account (as
                                defined) an amount of U.S. Government Securities
                                (approximately $57 million), that, together with the
                                proceeds from the investment thereof, will be sufficient to pay when due each of the first six scheduled interest
                                payments on the New Notes, with any balance to be retained by the Company. No interest payments have become due and
                                payable. The New Notes will be collateralized by a first
                                priority security interest in the Collateral Account. See
                                "Description of the Notes--Disbursement of Funds;
                                Collateral Account."

Ranking.......................  The New Notes will be senior unsecured obligations of the
                                Company (except for the security interest in the Collateral
                                Account) ranking PARI PASSU in right of payment with all
                                future unsecured senior indebtedness of the Company and
                                senior in right of payment to all future subordinated
                                indebtedness of the Company. As of March 31, 1998, after
                                giving effect to the sale of the Units and the application of the proceeds therefrom, there would have been
                                approximately $0.1 million of indebtedness of the Company
                                outstanding to which holders of New Notes would have been
                                effectively subordinated in right of payment, and the
                                subsidiaries would have had aggregate liabilities of
                                approximately $11.9 million to which holders of New Notes
                                would have been structurally subordinated. Because the
                                Company is a holding company that conducts its business
                                through its subsidiaries, all existing and future
                                indebtedness and other liabilities and commitments of the
                                Company's subsidiaries, including trade payables, will be
                                effectively senior to the New Notes. Subject to certain
                                limitations, the Company and its Restricted Subsidiaries
                                (as defined) may incur additional indebtedness in the
                                future, including secured indebtedness. The Company has
                                granted a security interest to the Trustee (as defined) for the benefit of the holders of the New Notes in the
                                Collateral Account and all amounts deposited therein as
                                required under the Indenture (as defined). The holders of
                                the New Notes will have a claim on the amounts on deposit
                                in the Collateral Account that is prior to the claims of
                                other creditors of the Company. See "Risk
                                Factors--Substantial Indebtedness; Insufficiency of
                                "Restrictive Covenants;" "--Holding Company Structure;
                                Structural Subordination;" "--Effect of Substantial
                                Additional Indebtedness on Company's Ability to Repay the
                                Notes;" and "Description of the Notes--Ranking."

Sinking Fund..................  None.

Optional Redemption...........  The New Notes will be redeemable at the option of the
                                Company, in whole or in part, at any time on or after April
                                1, 2003, at the redemption prices set forth herein, plus
                                accrued interest to the date of redemption. In addition, on or prior to April 1, 2001, the Company may redeem up to 35%
                                of the New Notes with the net proceeds of one or more
                                Public Equity Offerings (as defined) or one or more sales
                                of Common Stock to a Strategic Equity Investor (as defined)
                                at a redemption price of 113% of the principal amount,
                                together with accrued and unpaid interest to the date of
                                redemption; provided that at least 65% of the aggregate
                                principal amount of the New Notes are outstanding
                                immediately after giving effect to such redemption. See
                                "Description of the Notes-- Optional Redemption."

Change of Control.............  Following the occurrence of a Change of Control (as defined), each holder of New Notes may require the Company to make an offer to purchase all outstanding New Notes at a purchase price equal to 101% of the principal amount
                                thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the
                                Notes--Certain Covenants."

Certain Covenants.............  The indenture pursuant to which the New Notes will be issued (the "Indenture") contains certain covenants that
                                restrict, among other things, the ability of the Company
                                and its Restricted Subsidiaries to (i) incur certain
                                indebtedness, (ii) pay dividends and make certain other
                                restricted payments, (iii) create liens, (iv) permit other restrictions on dividends and other payments by Restricted
                                Subsidiaries and make certain investments in Unrestricted
                                Subsidiaries, (v) issue and sell capital stock of
                                Restricted Subsidiaries, (vi) guarantee certain
                                indebtedness, (vii) sell assets, (viii) enter into
                                transactions with Affiliates (as defined) and (ix) merge,
                                consolidate or transfer substantially all of the assets of the Company. The covenants require the Company to make an
                                offer to purchase specified amounts of New Notes in the
                                event of certain asset sales. There can be no assurance
                                that the Company will have sufficient funds to complete any purchase of New Notes upon such a sale of assets. See
                                "Description of the Notes--Certain Covenants."

Exchange Rights...............  Holders of the New Notes will not be entitled to any exchange or registration rights with respect to the New
                                Notes. Holders of the Old Notes are entitled to certain
                                exchange rights pursuant to the Registration Rights
                                Agreement which this Exchange Offer is intended to satisfy.
                                Once the Exchange Offer is consummated, the Company will
                                have no further obligations to register any of the Old
                                Notes not tendered by the holders for exchange.

                            ABSENCE OF PUBLIC MARKET

    There has been no public market for the Old Notes. The Company has been advised by the Initial Purchasers that they presently intend to make a market in the New Notes; however, they are not obligated to do so and any market making may be discontinued at any time. Therefore, there can be no assurance that an active market for the New Notes will develop or as to the liquidity of any such market.

                                  RISK FACTORS

    See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered in connection with the Exchange Offer.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following summary financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in the Prospectus. The selected financial data, except the information as of March 31, 1998 and for the three months ended March 31, 1998 and 1997, are derived from the financial statements of the Company and its predecessor, which have been audited by Coopers & Lybrand L.L.P., independent auditors. The data presented below as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are derived from unaudited financial statements of the Company included in the Registration Statement. Operating results for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for the full year. These unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                      FOR THE
                                                       FOR THE        PERIOD        FOR THE
                                                       PERIOD          FROM          YEAR                FOR THE
                           FOR THE YEAR ENDED        JANUARY 1,      INCEPTION       ENDED          THREE MONTHS ENDED
                      ----------------------------  1996 THROUGH      THROUGH      DECEMBER    ----------------------------
                      DECEMBER 31,   DECEMBER 31,   DECEMBER 16,   DECEMBER 31,       31,        MARCH 31,      MARCH 31,
                          1994           1995           1996           1996          1997          1997           1998
                      (PREDECESSOR)  (PREDECESSOR)  (PREDECESSOR)   (SUCCESSOR)   (SUCCESSOR)(2)  (SUCCESSOR)  (SUCCESSOR)
                      -------------  -------------  -------------  -------------  -----------  -------------  -------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING STATEMENT
  DATA(1):
Total revenues......    $     988      $   1,434      $   1,496      $      98     $  10,210     $     598      $   6,523
Total cost of
  revenues..........          729            964          1,018             79         7,368           378          4,798
Selling, general and
  administrative....          477            405            554            311        10,983         1,187          6,062
Depreciation and
  amortization......          106            127            124             41         1,453           223            762
Interest expense
  (income)..........           64             17             21              1            61          (105)            11
                           ------         ------         ------         ------    -----------  -------------  -------------
Net loss............    $    (388)     $     (79)     $    (221)     $    (334)    $  (9,655)    $  (1,085)     $  (5,110)
                           ------         ------         ------         ------    -----------  -------------  -------------
                           ------         ------         ------         ------    -----------  -------------  -------------
Loss per share
  (basic)(2)........                                                 $   (0.04)    $   (0.46)    $   (0.07)     $   (0.22)
Loss per share
  (diluted)(2)......                                                 $   (0.04)    $   (0.46)    $   (0.07)     $   (0.22)
Weighted average
  common shares
  outstanding(2)....                                                     7,775        20,922        16,375         22,992
OTHER OPERATING
  DATA:
EBITDA(3)...........         (218)            65            (76)          (292)       (8,141)         (967)        (4,337)
Capital
  expenditures......          140             23             36             29         2,042           196          1,929

                                                                                            AS OF MARCH 31, 1998
                                                                                          ------------------------
                                                                                           ACTUAL    PRO FORMA(4)
                                                                                          ---------  -------------
BALANCE SHEET:
  Cash and short-term investments.......................................................  $   2,915   $    99,879
  Restricted cash.......................................................................        409        57,161(5)
  Property and equipment, net...........................................................      7,135         7,135
  Total long-term debt..................................................................      3,161       155,990
  Shareholders' equity..................................................................     14,310        21,197

------------------------

(1) Effective December 17, 1996, the Company acquired Integrated Communication Networks, L.C. ("ICN"). ICN is referred to as the "predecessor" for the period prior to the acquisition. The Company since inception and ICN since December 17, 1996 are referred to as the "successor."

(2) Per share data is not relevant for the Company's predecessor due to its different capital structure and therefore is not included.

(3) As used herein, EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense). EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or as an alternative to cash flow as a measure of liquidity.

(4) Adjusted to give effect to the sale of the Units and the application of the net proceeds therefrom. The value ascribed to the Warrants results in additional paid-in-capital and additional debt discount that will be amortized to interest expense using the effective interest method over the period that the Notes are outstanding.

(5) Approximately $57 million of this amount represents that portion of the proceeds from the issuance of the Units deposited in the Collateral Account.

                                  RISK FACTORS

    HOLDERS OF THE OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, IN CONNECTION WITH THE EXCHANGE OFFER.

    LIMITED OPERATING HISTORY, OPERATING LOSSES AND NEGATIVE CASH FLOWS. The Company commenced active operations in January 1997. As a result, the Company is subject to many of the risks common to developing enterprises, including undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of sufficient customers and revenues to be self-sustaining. The Company had revenues of $10,210,024 and $6,522,865 for the year ended December 31, 1997 and quarter ended March 31, 1998, respectively, and net losses of $9,654,779 and $5,110,666, respectively, for the same periods. The Company expects to incur significant operating losses and to generate negative cash flows during the next several years. There can be no assurance that the Company will achieve or sustain profitability or positive cash flows from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flows from operating activities, it may not be able to meet its working capital requirements, which could have a material adverse effect on the Company. In addition, the Company may not be able to make payments on the Notes. See "--Substantial Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    LIMITED OPERATION OF CERTAIN SERVICES. Substantially all of the Company's revenues have been derived from data integration equipment sales and services and voice product sales and services. Although these sources of revenues are components of ENS, revenues from the provision of a full line of integrated ENS solutions to individual customers have been limited and did not commence until late 1997. In 1997, revenues from ENS were approximately $6,200, or 0.1% of total 1997 revenues. As of April 30, 1998, the Company had entered into long-term ENS contracts with 12 customers. These contracts will provide the Company with approximately $2.1 million in annual contract revenues. Although the Company intends to substantially increase its revenues from its ENS operations, purchasers of the Units have limited historical information about these operations upon which to base an evaluation of the Company's past or future performance. Furthermore, it cannot be predicted whether the demand for ENS services, particularly owning, installing and maintaining communications networking equipment at the customer's premise, is as significant as the Company anticipates, whether the Company can achieve its anticipated penetration of these markets and whether it will meet its margin estimates for ENS service. Were any of these objectives not achieved, the performance of the Company would be materially adversely affected, and the Company could be unable to repay its indebtedness, including the Notes.

    The Company anticipates significant margin enhancement will result from deployment of its E-POP-TM- switching platform, which incorporates a number of independent components manufactured by other companies. The Company has only recently deployed E-POPs-TM- in two of its markets. While all of the components of the E-POP-TM- switching platform have established histories of successful performance as individual products, the E-POP-TM- configuration does not have a significant operating history. In particular, the E-POP-TM- and future enhancements or adaptations may contain undetected design faults and "bugs" that, despite testing by the Company, are discovered only after the E-POP-TM-has been deployed in the Company's target markets. The failure of any component of the E-POP-TM- could result in the interruption of service to the customers serviced by that E-POP-TM- until necessary repairs are effected or replacement equipment is installed. Such failures, faults or errors could cause delays or require modifications that could have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

    SUBSTANTIAL CAPITAL REQUIREMENTS. Although the Company estimates that the net proceeds of the sale of the Units will enable it to meet its operating capital requirements for approximately the next two years, many factors could cause the Company to require additional capital sooner, including, for example, if the Company pursues a greater number of acquisitions of companies providing communications services than is currently planned or if it chooses to enter additional markets, enters markets earlier than currently anticipated, or substantially exceeds its penetration estimates. Material shortfalls with regard to the Company's estimated operating and financial performance could also cause the Company to require such additional capital. There can be no assurance that following the expenditure of the proceeds of the Initial Offering the Company will be successful in raising sufficient debt or equity capital to fund its operations or that such funds, if available, will be available on a timely basis or on terms that are acceptable to the Company. In addition, capital leasing facilities, including equipment leasing arrangements, may be unavailable to the Company or may be offered on unacceptable terms. The Company's business plan contemplates the need for additional financing from other sources. In the event such financing is unavailable in the amount and on terms acceptable to the Company, the Company could be compelled to alter its business strategy, or delay or abandon some of its future plans or expenditures which could have a material adverse effect on the Company's financial condition and results of operations, which in turn could adversely affect the ability of the Company to repay its indebtedness, including the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    SUBSTANTIAL INDEBTEDNESS; RESTRICTIVE COVENANTS. As a result of the sale of the Units, the Company is highly leveraged. At March 31, 1998, after giving effect to the sale of the Units and the application of the net proceeds therefrom, the Company would have had total consolidated indebtedness of $156.0 million, net of approximately $6.9 million allocated to the Warrants (or 88% of the total capitalization of the Company) and the total liabilities of the Company (including trade accounts payables and accrued liabilities) would have been approximately $165.2 million. See "Capitalization." The degree to which the Company is leveraged may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized companies, to withstand downturns in its business or the economy generally, and to pursue business opportunities that may be in the best interests of the Company and its security holders.

    The Indenture imposes operating and financial restrictions on the Company and its subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, create liens upon assets, apply the proceeds from the disposal of assets, make investments, make dividend payments and other distributions on capital stock and redeem capital stock. See "Description of the Notes." There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company.

    HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION. The Company is a holding company with no direct operations and no assets other than cash and the capital stock of its two subsidiaries, Convergent Communications Services, Inc. ("CCSI") and Convergent Capital Corporation ("C3"). The Company will be dependent on the cash flow of CCSI and C3 to meet its obligations, including the payment of interest and principal on the Notes. Each of the Company's subsidiaries is a separate legal entity that has no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because neither of the Company's subsidiaries will guarantee the payment of the principal or interest on the Notes, any right of the Company to receive assets of the Company's subsidiaries upon their liquidation or reorganization (and the consequent right of holders of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of the Company's subsidiaries (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of the Company's subsidiaries, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of the Company's subsidiaries held by other creditors. As of March 31, 1998, after giving effect to the sales of the Units and the application of the proceeds therefrom, the Company's subsidiaries would have had aggregate liabilities of $11.9 million.

    The Notes will be unsecured and will be effectively subordinated to any future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of March 31, 1998, the Company had no secured indebtedness. The Indenture permits the Company or the Company's subsidiaries to incur additional unsecured and secured indebtedness. See "Description of the Notes." The Company expects that indebtedness under any bank credit facility will be secured by a pledge by the Company of 100% of the capital stock of the Company's subsidiaries and future subsidiaries of the Company's subsidiaries and all assets held directly by the Company's subsidiaries and their respective future subsidiaries, and will be guaranteed by such subsidiaries. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, such assets will be available to satisfy obligations of such secured debt before any payment can be made on the Notes. In addition, to the extent such assets would not satisfy in full such secured indebtedness, the holders of such indebtedness will have a claim for any shortfall that is PARI PASSU (or effectively senior if the indebtedness were issued by the Company's subsidiaries) with the Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the Notes upon an acceleration of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    EFFECT OF SUBSTANTIAL ADDITIONAL INDEBTEDNESS ON THE COMPANY'S ABILITY TO REPAY THE NOTES. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company and one or more of its subsidiaries are likely to incur substantial additional indebtedness during the next few years in order to expand the Company's business. Also, in addition to the current equipment leasing facilities which are secured by certain equipment and portions of the revenue streams from its subsidiaries, the Company or one or more of its subsidiaries may establish additional bank credit facilities which may be secured by a substantial portion of its assets. See "Certain Indebtedness." Additional indebtedness, including any indebtedness under a bank credit facility, may rank PARI PASSU with the Notes, or effectively senior to the Notes, if issued by a subsidiary of the Company or if issued on a secured basis by the Company. See "Description of the Notes." The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on the Notes. Earnings generated by any of the Company's subsidiaries, as well as the existing assets of such subsidiaries, will have to be used first by such subsidiaries to fulfill their debt service requirements. See "--Holding Company Structure; Structural Subordination."

    RISK ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY. Since its inception, the Company's growth has been dependent upon successful implementation of its business plan, including the acquisition of providers of various data and telephony services. The expansion and development of the Company's operations (including the acquisition of additional businesses) will depend on, among other things, the Company's ability to assess markets, identify, finance and complete suitable acquisitions and facilities, obtain any required government authorizations, franchises and permits, and develop and sell new products and services, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. The failure to quickly integrate operations of newly acquired businesses with the Company's business and to effectively manage the Company's anticipated rapid growth may adversely impact operating results. The Company believes its ability to offer, market and sell these products and services will be important to the Company's ability to meet its long term strategic growth objectives, but that this ability is dependent on the Company's ability to obtain the needed capital, continued favorable regulatory and legislative environments and the acceptance of such products and services by the Company's customers. No assurance can be given that the Company will be able to effectively manage all aspects of the Company's expected growth.

    The Company is experiencing a period of rapid expansion which management expects will continue for the foreseeable future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

    DEPENDENCE UPON NETWORK INFRASTRUCTURE AND PRODUCTS AND SERVICES OF
OTHERS. The Company's success in marketing its services requires that the Company provide superior reliability, capacity and service. Although the Company can exercise direct control of the customer care and support it provides, many of the services and products included in its ENS offering are provided by others. Such services and products are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for the Company's customers. Such problems, although not the result of failures by the Company, can result in dissatisfaction among its customers with the ENS solution supplied by the Company.

    In addition, the Company's initial ability to provide complete telecommunications services to its customers will be dependent to a large extent upon the availability of unbundled telecommunications services from others on terms and conditions that are acceptable to the Company and its customers. There can be no assurance that government regulations will continue to mandate the availability of some or all of such services or that the quality or terms on which such services are available will be acceptable to the Company or its customers.

    OBSOLESCENCE AND REMARKETING; RAPID TECHNOLOGICAL CHANGES. The Company's ENS strategy includes purchasing customer premise equipment, including PBXs, hardware and other data and telephony equipment, from the customer and from third party suppliers for the benefit of the Company's customers. While some of the equipment purchased from the Company's customers may be leased back to the customer, much of the equipment will likely be replaced by more technologically advanced equipment. As a result, the Company may own, or assume lease obligations related to, equipment which may no longer be the most advanced technological equipment available. In order to recoup costs and maintain the Company's margins for ENS, the Company will need to remarket this equipment. The Company believes that it can remarket the equipment to (i) other customers of the Company not requesting the most technologically advanced equipment, (ii) the Company's leasing vendors, which have established remarketing channels and (iii) third parties through remarketing channels which the Company expects to develop. However, the Company can give no assurance that it will be able to successfully remarket obsolete or technologically less advanced equipment, and failure to do so could have a material and adverse effect on the financial condition of the Company.

    LIMITATIONS ON REPURCHASE UPON A CHANGE OF CONTROL. In the event of a Change of Control (as defined), each holder of the Notes will have the right, at such holder's option, to require the Company to repurchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The ability of the Company to repurchase the Notes upon a Change of Control will be dependent on the availability of sufficient funds and compliance with applicable securities laws. A Change of Control may cause an acceleration of other indebtedness, if any, of the Company, in which case such indebtedness may be required to be repaid in full before redemption or repurchase of the Notes. Accordingly, there can be no assurance that the Company will be able to repurchase the Notes upon the occurrence of such events. The requirement that the Company offer to repurchase the Notes would not necessarily afford holders of the Notes protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of the Notes--Change of Control."

    DEPENDENCE ON KEY PERSONNEL. The Company's business is managed by a small number of key management and operating personnel, including without limitation John R. Evans, Keith V. Burge and Philip G. Allen, the loss of whom could have a material adverse impact on the Company's business. The Company believes that its future success also will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel in its sales and service areas as well as in its executive and planning functions.

    IMPACT OF THE YEAR 2000 ISSUE. The year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year, resulting in date-sensitive software having the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company has assessed its systems and believes them to be year 2000 compliant. In addition, the Company has received assurances from its major software vendors that the products used by the Company are year 2000 compliant. If the systems of other companies on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, there could be a material adverse effect on the Company.

    CONTROL BY PRINCIPAL SHAREHOLDERS. The officers and directors of the Company beneficially own approximately 29.7% of the outstanding shares of the Common Stock. The three founding shareholders, Messrs. Evans, Burge and Allen, beneficially own 7,059,362 of the outstanding shares of the Common Stock (approximately 25.6% of outstanding shares of Common Stock), and are parties to a voting agreement pursuant to which they have agreed, along with their respective spouses who are also beneficial owners of shares of Common Stock, to vote their shares of Common Stock as a group. Accordingly, the Company's officers and directors are likely to continue to exercise control or substantial influence over the Company's affairs, business and election of members of the Company's Board of Directors. See "Principal Shareholders."

    BANKRUPTCY RISKS RELATED TO COLLATERAL ACCOUNT. The right of the Trustee under the Indenture to foreclose upon and sell the assets in the Collateral Account upon the occurrence of an Event of Default with respect to the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against the Company. Under applicable bankruptcy law, secured creditors such as the holders of the Notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. See "Description of the Notes--Disbursement of Funds; Collateral Account."

    ABSENCE OF A PUBLIC MARKET. The New Notes are a new issue of securities. The Company does not intend to apply for listing of the New Notes on any securities exchange or on Nasdaq. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the liquidity or continuation of any market for the New Notes. If an active public market does not develop, the market price and liquidity of the New Notes may be adversely affected. In addition, the New Notes may trade at prices that may be higher or lower than the respective initial offering price of the Old Notes depending upon many factors, including prevailing debt interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities such as the New Notes has been subject to disruptions that have caused substantial volatility in the prices of similar securities. There can be no assurance that the market for the New Notes would not be subject to similar disruptions.

    FRAUDULENT CONVEYANCE RISKS; PREFERENTIAL TRANSFER. Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if the Company, at the time of issuance of, or making any payment in respect of, the Notes, (a)(i) was or was rendered insolvent thereby, was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, and (ii) received less than reasonably equivalent value or fair consideration for such issuance, or (b) issued the Notes or made any payment thereunder with intent to hinder, defraud or delay any of its creditors, the obligations of the Company under some or all of the Notes could be voided or held to be unenforceable by a court, the obligations of the Company under the Notes could be subordinated to claims of other creditors or the holders would be required to return payments already received. In particular, if the Company were to cause a subsidiary to pay a dividend in order to enable the Company to make payments in respect of the Notes, and such transfer were deemed a fraudulent transfer, the holders could be required to return the payment. In any of the foregoing cases, there could be no assurance that the holders would ultimately recover the amounts owing under the Notes.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in any such case. Generally, however, the Company or its subsidiaries would be considered insolvent if the sum of its or their debts, including contingent liabilities, was greater than all of its assets at a fair valuation, if it had unreasonably small capital to conduct its business, or if the present fair salable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured. The Company believes that it will not be insolvent at the time of or as a result of the Offering and that it will not engage in a business or transaction for which its remaining assets would constitute unreasonably small capital, and the Company did not and does not intend to incur or believe that it will incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with the Company's analysis.

    COMPETITION. The data networking, data transport and telephony industries are highly competitive, and the 1996 Act (as defined) has opened the local telephone market to competition in all states. Although the Company does not believe that a significant number of other companies are providing single-source solutions for the data networking, data transport, and telephony requirements of the Company's target customers, numerous competitors are attempting to fulfill one or more of such requirements. Most of the Company's competitors have financial and other resources greater than those of the Company. Many of these competitors also have long-standing relationships with their customers and greater name recognition than the Company. With respect to many individual products or services it offers, the Company does not necessarily enjoy any particular competitive advantage over other industry participants. The degree of competition in its target markets may prevent the Company from fully realizing its proposed business plans. In addition, the current trend toward deregulation of the provision of telecommunications services makes it more likely that the Company will face more intense competition in the future.

    The various individual product and service components of the Company's ENS offering are subject to substantial competition. In addition to competition from ILECs, including the RBOCs and GTE, the Company faces competition, or prospective competition, from new entrants to all these individual product and service markets. These new competitors include CLECs, long distance carriers offering local telecommunications services, fixed wireless services, and commercial mobile radio service providers offering wireless local loop services. In addition, the Company faces competition, and prospective competition, in the provision of data networking and customer premises equipment (as defined). Some of these competitors or potential competitors are or will be able to bundle the product and service components offered by the Company, including integrating data networking, data transport, and telephony. In particular, US West and other RBOCs have filed petitions seeking to have the FCC deregulate immediately the provision of packet-switched transport services, including frame relay and ATM. See "Regulatory Environment." In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company with resources far greater than those of the Company. See "Business--Competition."

    In particular, any telecommunications carrier that offers both some local and long-distance telecommunications services, including any RBOC permitted to offer in-region long-distance services, will be able to offer, as a single-source provider, both local exchange and long-distance service to customers. Indeed, some of the companies described herein under the heading "Business--Competition," offer facilities-based and/or resale local and long-distance data and voice transmission services. However, to the Company's knowledge, these companies are not offering the total one-source solution of Enterprise Network Services, including data networking. At the current time, no RBOC is permitted to offer in-region long-distance service. Under Section 271 of the 1996 Act, an RBOC is prohibited from providing long-distance service that originates in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. The FCC has denied all such applications to date. The Company anticipates that a number of RBOCs will file additional applications for in-region long distance authority in 1998, and it is possible that one or more may be granted. In addition, on December 31, 1997, the United States District Court in Texas held unconstitutional certain sections of the 1996 Act, including
Section 271. This decision has been stayed and has been appealed to the United States Court of Appeals for the Fifth Circuit. If the decision is not reversed, the three RBOCs that are parties in the case would be permitted to begin offering in-region long distance services upon the approval of individual state regulatory commissions.

    REGULATION. The Company's data networking services are not currently subject to federal or state regulation, but may be subject to certain local governmental license fees. The Company's local and long-distance telephony services, and to a lesser extent its data transport services, are subject to federal, state, and, to some extent, local regulation. The public telephone services provided by the Company, while expected to become a diminishing part of the business of the Company, are also subject to federal, state, and, to some extent, local regulation.

    The FCC exercises jurisdiction over all telecommunications common carriers, including the Company, to the extent that they provide interstate or international communications. Each state regulatory commission retains jurisdiction over the same carriers to the extent they provide intrastate communications in the state. Local governments sometimes impose franchise or licensing requirements on telecommunications carriers and regulate construction activities involving public right-of-way. Changes to the regulations imposed by any of these regulators could affect the Company.

    While the Company believes that the current trend toward relaxed regulatory oversight and competition will benefit the Company, the Company cannot predict the manner in which all aspects of the 1996 Act will be implemented by the FCC and by state regulators or the impact that such regulation will have on its business. The FCC has issued regulations (1) limiting the ability of states to enact prohibitions on resale of ILEC service to customers to whom an ILEC does not offer that service at retail; (2) establishing interim default wholesale rates for local telecommunications services; and (3) setting standards governing the terms and prices of interconnection and access to unbundled ILEC network elements. Many of these regulations, including the FCC's promulgation of pricing standards, have been vacated by reviewing courts and these and other regulations are currently the subject of judicial appeals and FCC petitions for reconsideration. The Company's business plan depends upon LECs providing interconnection and unbundled network elements and/or resale of local telecommunications services. The Company cannot predict the outcome of various rulemakings being conducted by the FCC, or of the judicial appeals therefrom, establishing the terms upon which ILECs must offer resale of wholesale local telecommunications services, resale of network elements, and interconnection. The outcome of these rulemakings, judicial appeals, and subsequent FCC action may make it more difficult or expensive for the Company or competitors to use and combine network elements, or to resell ILEC services. Such developments could have a material effect on the Company. The Company also cannot predict whether other regulatory decisions and changes will enhance or lessen the competitiveness of the Company relative to other providers of the products and services offered by the Company. In particular, the Company cannot predict when federal and state regulators will allow RBOCs to offer in-region long-distance services. See "Business--Regulatory Environment." In addition, the Company cannot predict what other costs or requirements might be imposed on the Company by state or local governmental authorities and whether or not any additional costs or requirements will have a material adverse effect on the Company.

    POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK. The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through the facilities of their networks is currently unsettled. The imposition upon the Company of potential liability for materials carried on or disseminated through its systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product for service offerings. Further, the costs incurred in defending against any such claims and the potential adverse outcomes of such claims could have a material adverse effect on the Company's financial condition and results of operations.

    CLASSIFICATION AS AN INVESTMENT COMPANY. Until the proceeds of the Offering are deployed in the Company's business, the assets it will have invested in interest bearing obligations will exceed the assets it has invested in its operating activities. While the Company believes it should not be classified as an investment company under the Investment Company Act of 1940, as amended, and should be able to structure its activities to avoid such a classification, if it were to be so classified, it would be subject to significant regulation and restrictions on its activities which could have a material adverse effect on the Company.

                               THE EXCHANGE OFFER

    The summary herein of certain provisions of the Notes Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Notes Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part, and a copy of which is available upon request to the Company.

PURPOSE AND EFFECT

    The Old Notes were sold by the Company to the Initial Purchasers on April 2, 1998. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers entered into the Notes Registration Rights Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to July 1, 1998, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, and, (ii) use its best efforts (a) to cause such registration statement to be declared effective by the Commission on or prior to August 30, 1998, and (b) to consummate the Exchange Offer on or prior to September 29, 1998. The Company will keep the Exchange Offer open for a period of not less than 20 days (or longer if required by applicable law) after the date the notice of the Exchange Offer is mailed to the holders of the Old Notes. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Following the expiration of the Exchange Offer, holders of Old Notes not tendered, or not properly tendered, will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to $160 million aggregate principal amount of New Notes for up to $160 million aggregate principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange of each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Notes Registration Rights Agreement. See "Conditions of the Exchange Offer."

    As of the date of this Prospectus, $160 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of May 1, 1998, there were 19 registered holders of the Old Notes. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no holder of Old Notes is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date,

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The Expiration Date shall be                  , 1998 at 5:00 p.m., New York
City time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case, the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, in which event the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended, and (iii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. Certain modifications of the Exchange Offer, including but not limited to extension of the period during which the Exchange Offer is open, may require that at least five business days remain in the Exchange Offer.

CONDITIONS OF THE EXCHANGE OFFER

    The Exchange Offer shall not be subject to any conditions, other than (i) that the Exchange Offer, or the making of any exchange by a holder of Old Notes, does not violate applicable law or any applicable interpretation of the staff of the Commission and (ii) the tendering of Old Notes in accordance with the Exchange Offer.

ACCRUED INTEREST

    The New Notes will bear interest at a rate of 13% per annum from April 1, 1998. Holders whose Old Notes are accepted for exchange will forego accrued but unpaid interest on such Old Notes for the period from April 1, 1998 to the date of exchange, but will receive such interest under the New Notes. See "Description of the Notes--Maturity, Interest and Principal."

PROCEDURES FOR TENDERING OLD NOTES

    The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF

DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure is made in accordance with DTC's ATOP (as defined below) procedures for transfer and such procedures are complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

    DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system, prior to 5:00 p.m., New York City time, on the Expiration Date, in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent by an "Agent's Message." To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the Letter of Transmittal for such Old Notes.

    Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule l7Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or ties in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

    If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

    Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

    By tendering, each registered holder will represent to the Company that, among other things, (i) the New Notes to be acquired in connection with the Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of the New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by item 507 of Regulation S-K of the Commission, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures,
(i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date. DTC participants may also submit the Notice of Guaranteed Delivery through ATOP.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

    Tenders of the Old Notes may be withdrawn by delivery of a written notice (or for DTC participants, transmission of notice through ATOP) to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn including the certificate number or numbers, if any, and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer--Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

    Norwest Bank Colorado N.A. is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                     BY REGISTERED MAIL OR CERTIFIED MAIL:

                                 Norwest Banks
                            Corporate Trust Section
                                 P.O. Box 1517
                           Minneapolis, MN 55480-1517

                             BY OVERNIGHT COURIER:

                                 Norwest Banks
                            Corporate Trust Section
                            NorthStar East Building
                          Sixth and Marquette Avenues
                           Minneapolis, MN 55479-0113

                   BY FACSIMILE (ELIGIBLE INSTITUTIONS ONLY):
                                 (612) 667-4972

                TO CONFIRM BY TELEPHONE OR FOR INFORMATION CALL:

                                  Amy E. Buck

                                 Vice President

                                 (303) 863-6477

FEES AND EXPENSES

    All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including, without limitation: (i) all applicable Securities and Exchange Commission, stock exchange or National Association of Securities Dealers, Inc. ("NASD") registration and filing fees; (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of one counsel for holders that are Initial Purchasers in connection with blue sky qualifications of any of the New Notes) and compliance with the rules of the NASD; (iii) all applicable expenses incurred by the Company preparing or assisting in preparing, word processing, printing and distributing any registration statement, any prospectus and any amendments or supplements thereto, and in preparing or assisting in preparing any other documents relating to the performance of and compliance with the Registration Rights Agreement; (iv) all rating agency fees, if any; and (v) the fees and disbursements of counsel for the Company.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or dealers of others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

    Based on the position of the staff of the Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. However, the Company has not sought its own interpretive letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. The Company and holders of Old Notes are not entitled to rely on interpretive advice provided by the staff of other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1989), or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Company within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act (if applicable). Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Company. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Company. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their New Notes.

                                USE OF PROCEEDS

    There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the total capitalization of the Company as of March 31, 1998, on an actual and pro forma basis to reflect the sale of the Units and the application of the proceeds therefrom. The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in the Prospectus.

                                                                                             AS OF MARCH 31, 1998
                                                                                            -----------------------
                                                                                              ACTUAL     PRO FORMA
                                                                                            ----------  -----------
                                                                                            (DOLLARS IN THOUSANDS)
Cash and Short-term Investments...........................................................  $    2,915   $  99,879
                                                                                            ----------  -----------
                                                                                            ----------  -----------
Restricted Cash(1)........................................................................         409      57,161
                                                                                            ----------  -----------
                                                                                            ----------  -----------
Long-term Debt:
  Current Portion of Long-term Debt(2)....................................................       1,910       1,897
  Long-term Debt, net of Current Portion(2)...............................................       1,251     154,093
                                                                                            ----------  -----------
Total Debt................................................................................       3,161     155,990

Shareholders' Equity:
  Preferred Stock, no par value
    1,000,000 shares authorized; no shares issued.........................................      --          --
  Common Stock, no par value
    50,000,000 shares authorized; 27,152,148 shares issued(3).............................      25,549      25,549
Warrants(4)...............................................................................       3,996      10,883
Unrealized Gain (Loss) on Investments.....................................................          41          41
Unearned Compensation.....................................................................        (177)       (177)
Accumulated Deficit.......................................................................     (15,099)    (15,099)
                                                                                            ----------  -----------
Total Shareholders' Equity................................................................      14,310      21,197
                                                                                            ----------  -----------
Total Capitalization......................................................................  $   17,471   $ 177,187
                                                                                            ----------  -----------
                                                                                            ----------  -----------

------------------------

(1) Approximately $57 million of this amount represents that portion of the proceeds from the issuance of the Units deposited in the Collateral Account.

(2) Approximately $285,000 of proceeds of the sale of the Units was used to pay a note payable of which $13,000 was included in Current Portion of Long-term Debt at March 31, 1998.

(3) Does not include: (i) 4,864,500 shares of Common Stock issuable upon exercise of outstanding stock options as of March 31, 1998, at exercise prices between $1.00 per share and $5.00 per share; (ii) 8,661,064 shares of Common Stock issuable upon exercise of outstanding warrants at exercise prices between $1.20 and $7.50 per share; or (iii) 1,728,000 shares of Common Stock issuable upon exercise of the Warrants which were part of the Units.

(4) The value ascribed to the Warrants results in additional debt discount that will be amortized to interest expense using the effective interest method over the period that the Notes are outstanding.

                            SELECTED FINANCIAL DATA

                             (DOLLARS IN THOUSANDS)

    The following summary financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in the Prospectus. The selected financial data, except the information as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 and the Balance Sheet data as of December 31, 1994, are derived from the financial statements of the Company and its predecessor, which have been audited by Coopers & Lybrand L.L.P., independent auditors. The Balance Sheet data as of December 31, 1994, has been derived from the unaudited financial statements of such predecessor. The data presented below as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are derived from unaudited financial statements of the Company included in the Registration Statement. Operating results for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for the full year. These unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                         FOR THE PERIOD FOR THE PERIOD                          FOR THE
                               FOR THE YEAR FOR THE YEAR   JANUARY 1,   FROM INCEPTION                     THREE MONTHS ENDED
                                  ENDED        ENDED      1996 THROUGH     THROUGH       FOR THE YEAR   ------------------------
                               DECEMBER 31, DECEMBER 31,  DECEMBER 16,   DECEMBER 31,   ENDED DECEMBER   MARCH 31,    MARCH 31,
                                   1994         1995          1996           1996          31, 1997        1997         1998
                               (PREDECESSOR) (PREDECESSOR) (PREDECESSOR)  (SUCCESSOR)   (SUCCESSOR)(2)  (SUCCESSOR)  (SUCCESSOR)
                               ------------ ------------ -------------- --------------  --------------  -----------  -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE NUMBERS)
OPERATING STATEMENT DATA(1):
Data and voice product
  revenue..................... $   --       $   --       $   --         $    --         $       7,415   $      233   $    4,716
Data and voice service
  revenue.....................        988        1,434         1,496               98           2,795          365        1,807
                                   ------       ------        ------           ------         -------   -----------  -----------
      Total revenues..........        988        1,434         1,496               98          10,210          598        6,523
Cost of data and voice
  products....................     --           --           --              --                 6,090          121        3,882
Cost of data and voice
  services....................        729          964         1,018               79           1,278          257          916
                                   ------       ------        ------           ------         -------   -----------  -----------
      Total cost of
        revenues..............        729          964         1,018               79           7,368          378        4,798
                                   ------       ------        ------           ------         -------   -----------  -----------
Selling, general and
  administrative..............        477          405           554              311          10,983        1,187        6,062
Depreciation and
  amortization................        106          127           124               41           1,453          223          762
                                   ------       ------        ------           ------         -------   -----------  -----------
                                      583          532           678              352          12,436        1,410        6,824
Interest expense (income) and
  other.......................         64           17            21                1              61         (105)          11
                                   ------       ------        ------           ------         -------   -----------  -----------
Net loss...................... $     (388  ) $      (79  ) $      (221   ) $        (334) $      (9,655) $   (1,085) $   (5,110)
                                   ------       ------        ------           ------         -------   -----------  -----------
                                   ------       ------        ------           ------         -------   -----------  -----------
Net loss per share
  (basic)(3)..................                                          $       (0.04)  $       (0.46)  $    (0.07)  $    (0.22)
                                                                               ------         -------   -----------  -----------
                                                                               ------         -------   -----------  -----------
Net loss per share
  (diluted)(3)................                                          $       (0.04)  $       (0.46)  $    (0.07)  $    (0.22)
                                                                               ------         -------   -----------  -----------
                                                                               ------         -------   -----------  -----------
Weighted average shares
  outstanding (basic)(3)......                                                  7,775          20,922       16,375       22,992
                                                                               ------         -------   -----------  -----------
                                                                               ------         -------   -----------  -----------
Weighted average shares
  outstanding (diluted)(3)....                                                  7,775          20,922       16,375       22,992
                                                                               ------         -------   -----------  -----------
                                                                               ------         -------   -----------  -----------
OTHER OPERATING DATA:
  EBITDA(4)...................       (218  )         65          (76   )          (292)        (8,141)        (967)      (4,337)
  Capital expenditures........        140           23            36               29           2,042          196        1,929
  Ratio of earnings to fixed
    charges(5)................                                               --              --             --           --

                                                                              AS OF             AS OF
                                  AS OF          AS OF          AS OF       DECEMBER        MARCH 31, 1998
                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    31, 1997    ----------------------
                              1994 (PREDE-   1995 (PREDE-   1996 (SUCCES-   (SUCCES-                PRO FORMA
                                 CESSOR)        CESSOR)         SOR)          SOR)       ACTUAL        (6)
                              -------------  -------------  -------------  -----------  ---------  -----------
BALANCE SHEET:(1)
Working capital.............    $     219      $     (10)     $   1,890     $   5,334      (2,823)    104,553
Property and equipment,
  net.......................          414            553          1,923         4,838       7,135       7,135
Total assets................        1,012            797          9,887        24,922      26,661     186,377
Total liabilities...........          529            580          1,902         6,194      12,351     165,180
Shareholders' equity........          483            217          7,985        18,728      14,310      21,197

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------
(1) Effective December 17, 1996, the Company acquired Integrated Communication Networks, L.C. (ICN). ICN is referred to as the "predecessor" for the period prior to the acquisition. The Company since inception and ICN since December 17, 1996 are referred to as the "successor."

(2) The Company has made a number of acquisitions during 1997 which contributed to the significant increase in Results of Operations from the year ended December 31, 1996 to the year ended December 31, 1997.

(3) Per share data is not relevant for the Company's predecessor due to its different capital structure and therefore is not included.

(4) As used herein, EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense). EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or as an alternative to cash flow as a measure of liquidity.

(5) In calculating the ratio of earnings to fixed charges, "earnings" consist of net loss before income tax expense and fixed charges. Fixed charges consist of net interest expense, including such portion of rental expense that is attributed to interest. For the periods ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, earnings were inadequate to cover fixed charges by $0.3 million, $9.7 million, $1.1 million and $5.2 million, respectively.

(6) Pro-forma to reflect the effects of the sale of the Units as if it occurred on March 31, 1998.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE RESULTS HEREIN ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED IN ANY FUTURE PERIODS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS WHICH INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company was founded in 1995 by an experienced team of three data and telephony executives with 61 combined years of experience in the industry. As of April 30, 1998, the Company had 235 employees and operated in eight markets--Atlanta, Dallas, Denver, Des Moines, Omaha, Portland, Salt Lake City and San Francisco. The Company believes that it is the only company providing ENS solutions, or a comparable range of communications outsourcing services to small and medium-sized businesses in each of its existing and new markets. The Company has taken a number of steps to implement its business plan, including:
(i) establishing fully operational offices, providing direct sales, technical support and customer care in its eight markets; (ii) developing and testing its E-POP-TM- switching architecture for 1998 deployment; (iii) completing ten acquisitions, adding sales and technical personnel, new products and services and increasing customer base in the Company's target markets; (iv) assembling a support services management team of telecommunications experts; (v) developing and implementing its CTISS customer support software platform; and (vi) developing and testing its Englewood, Colorado customer care center, which provides additional support to local distributed customer care centers in each of the Company's markets. The Company is authorized to provide resold international telecommunications services and interstate long-distance and operator services. The Company is also authorized to provide intra-state long-distance services in Colorado, Iowa and Utah, and is certified to provide local exchange services in California, Colorado, Oregon, Iowa and Utah.

    The Company provides one or more of its array of communications services to approximately 2,500 customers. Historically, the Company's primary sources of revenues have been sales of data products and integration, and consistent with its "lead with data" strategy, the Company expects that until it establishes a significant base of ENS customers, the majority of its revenues will continue to be derived from these sources. For the quarter ending March 31, 1998, the Company had approximately $6.5 million in revenues, or approximately $26.0 million on an annualized basis. In December 1997, the Company entered into contracts with its first ENS customers. As of April 30, 1998, the Company had entered into multi-year contracts with 12 ENS customers with an aggregate of approximately 790 desktops. These contracts provide the Company with approximately $2.1 million in annual contract revenues and over their terms are expected to produce total revenues of approximately $10.5 million.

    ACQUISITIONS. Since its inception, the Company's growth has been dependent upon successful implementation of its business plan, including the acquisition of providers of various communications services. In April 1997, the Company acquired Communication Services of Iowa, Inc. enabling it to provide voice equipment support for the Des Moines, Iowa market. In September 1997, the Company acquired A.T.T.ex Corporation and Vital Integration Solutions, Inc., a telephony service company and a data network integration company, respectively, in Des Moines, Iowa. In October 1997, the Company acquired certain assets of an Internet service provider in Portland, Oregon, enabling the Company to offer a full range of Internet services, including Internet access, Web hosting, maintenance, and site design. In December 1997, the Company acquired the data network integration assets of Sigmacom Corporation of Denver, Colorado. In February 1998, the Company acquired Telephone Communications Corporation of Vail, Colorado, a long distance switchless reseller providing 1+, 0+, 800/888, and calling card services and Network Computer Solutions of Greenwood Village, Colorado, a network integration services provider. In

May 1998, the Company acquired Communications Services of Colorado, Inc., another long distance switchless reseller providing 1+, 0+, 800/888, and calling card services, and also acquired H,H & H Communications Technologies, Inc., a Texas voice equipment provider.

    MARKET EXPANSION. The Company's business plan anticipates the rollout of services in 25 cities by the end of 2001. Phase I of the business plan is expected to be fully implemented by mid-1999 and consists of the commencement of operations in 15 cities, the Company's eight current markets, Atlanta, Dallas, Denver, Des Moines, Omaha, Portland, Salt Lake City, and San Francisco, plus Boise, Chicago, Los Angeles, Minneapolis, Phoenix, Sacramento, and Seattle. Phase II includes expansion of operations to 10 additional cities. The Company believes that the aggregate addressable market for ENS in these 25 cities will grow to approximately $90 billion over the next four years, which includes $75 billion for data services and products and $15 billion for telephony services (calculated by assuming $70 a month for voice product and services per desktop and $3,500 annual revenues for data product and services per desktop). The Company identifies opportunities in markets which demonstrate the following characteristics: (i) a density of small and medium-sized businesses, (ii) an opportunity to efficiently deploy its E-POP-TM- and ENS network assets, and
(iii) a sufficient pool of local management talent possessing critical technical and marketing expertise. Based on its evaluation of these and other factors, the Company determines whether entering new markets and further deploying network assets can be achieved on an attractive economic basis.

    The Company's entry into new markets generally results in negative cash flow until an adequate customer base and revenue stream have been established. In addition to capital expenditures, the Company incurs direct operating costs for items such as salaries, sales commissions, marketing, management information systems and other general and administrative expenses upon commencement of operations in a new market. The amounts and timing of these expenditures and costs are subject to a variety of factors which may vary greatly by geographic market. The Company expects its net losses to increase as it continues to establish its presence in new markets. As its customer base grows, however, the Company believes that revenues will increase at a higher rate than operating expenses, which should result in positive contributions to cash flow. In each new market the Company expects to reach positive EBITDA before corporate allocations, within 24 months after entering the market .

    REVENUES. The Company's revenues are derived from data services (including frame relay, data network support and monitoring, Internet access and web hosting support); voice services (including local, long distance, public telephones, voice network support and monitoring); ENS services (including one or more of the foregoing together with the Company's ownership of network assets); data products and integration (including value added resale of data network equipment, together with related implementation, consulting and design services) and voice products and integration (including value added resale of voice network equipment together with related implementation, consulting and design services). For the three months ended March 31, 1998, revenues were approximately $6.5 million of which data and voice products contributed approximately $4.7 million, or 72% of revenues; data and voice services added approximately $1.7 million, or 26% of revenues; and ENS revenues were approximately $116,000 or 2% of revenues.

    In connection with its strategy of "leading with data, following with telephony, and closing with ENS," the Company plans to increase its revenues in 1998 primarily through the sale of data services and products, providing a platform to increase ENS sales in future years. The Company currently provides ENS services to 12 customers under long-term contracts, and expects ENS sales to represent a significantly larger portion of its revenues in future years. The Company records revenues from ENS sales only in situations in which the Company owns any data or telephony equipment at the customer's location or has management control of the customer's network.

    COST OF REVENUES. The Company's principal cost of revenues is for data and voice products, which consist of the cost of data and voice equipment purchased by the Company for valued-added resale. Cost of revenues for data and voice services includes labor, leased line facilities charges and related capacity charges. Cost of revenues for ENS includes all of the foregoing costs associated with data and voice services. As the Company begins to offer local exchange services, leased line capacity costs and access charges are expected to increase because the Company plans to obtain access to a greater number of ILEC facilities through leased lines in order to reach end users who cannot otherwise be connected to the Company's network on economically attractive terms. As the Company expands its long distance offerings, additional costs for wholesale access on third-party networks will continue to grow.

    With respect to ENS sales, the Company's strategy is to own all the communications assets deployed at a customer's premise. These assets are expected to be financed through a combination of the use of the proceeds of the Offering and capital leasing facilities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. These expenses include corporate expenses and management salaries, sales and marketing expenses, benefits, occupancy costs, and administrative expenses.

    Selling expenses include commissions paid in connection with the Company's sales programs. The Company plans to add additional sales personnel as it enters new markets and expands its existing markets. Marketing and advertising expenses are expected to increase as the Company further implements its business plan. Marketing expenses consist of the costs of marketing the Company's products and services and include corporate salaries, travel expenses, trade show expenses, consulting fees and promotional costs. In addition, the Company's marketing expenses include direct costs related to customer acquisition, such as telemarketing, direct mailings, brochures, and targeted advertising and promotional campaigns.

    General and administrative expenses consist primarily of salaries and related expenses of management and support services personnel, professional fees and general corporate and administrative expenses. General and administrative expenses cover a broad range of the Company's operations, including corporate functions such as executive administration, finance, legal, human resources and facilities as well as significant costs associated with the development, support and expected growth of the Company's CTISS software platform. Selling, general and administrative expenses are expected to increase as the Company continues to recruit experienced personnel to implement its business strategy, and as the Company adds management personnel to support expansion of its business operations.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses include depreciation of property and equipment, including both assets deployed at customer sites and for the Company's internal use. Generally, depreciation is computed using the straight-line method over the estimated useful lives of the assets, which for property, plant and equipment range from two to five years, and for other assets, including intangibles, range from five to ten years. The Company expects depreciation and amortization expenses to increase substantially as capital expenditures increase in connection with capital deployment strategies and as a result of increased goodwill amortization resulting from future acquisitions.

RESULTS OF OPERATIONS

    The table below summarizes the Company's revenues, cost of revenues and gross margin by source:

                                                YEAR ENDED DECEMBER 31,                      THREE MONTHS ENDED MARCH 31,
                                     ---------------------------------------------  ----------------------------------------------
                                             1996                    1997                    1997                    1998
Revenues
  Data services (1)................  $  --          --      $  585,385        5.7%  $   --          --      $  808,015       12.4%
  Voice services (2)...............     57,754       59.1%   2,203,182       21.6%     364,780       61.0%     882,667       13.5%
  ENS (3)..........................     --          --           6,210        0.1%      --          --         116,391        1.8%
  Data products (4)................     39,987       40.9%   6,656,813       65.2%      84,206       14.0%   4,462,299       68.4%
  Voice products (5)...............     --          --         758,434        7.4%     149,362       25.0%     253,493        3.9%
                                     ---------              ----------              ----------              ----------
      Total revenues...............     97,741        100%  10,210,024        100%     598,348        100%   6,522,865        100%
Cost of Revenues
  Data services....................     --          --          51,365        0.7%      --          --         361,284        7.5%
  Voice services...................     40,015       50.4%   1,223,957       16.6%     257,345       68.0%     499,267       10.4%
  ENS..............................     --          --           2,944        0.0%      --          --          55,016        1.2%
  Data products....................     39,444       49.6%   5,600,109       76.0%      73,126       19.3%   3,721,910       77.6%
  Voice products...................     --          --         490,134        6.7%      47,905       12.7%     160,547        3.3%
                                     ---------              ----------              ----------              ----------
    Total cost of revenues.........     79,459      100.0%   7,368,509      100.0%     378,376      100.0%   4,798,024      100.0%

  Selling, general and
    administrative.................    310,558              10,982,769               1,187,564               6,061,845
  Depreciation and amortization....     40,698               1,453,019                 223,260                 762,439
  Interest (expense) income and
    other..........................       (884)                (60,506)                105,473                 (11,223)
                                     ---------              ----------              ----------              ----------
Net Income.........................  $(333,858)             $(9,654,779)            $(1,085,379)            $(5,110,666)
                                     ---------              ----------              ----------              ----------
                                     ---------              ----------              ----------              ----------
EBITDA (6).........................  $(292,276)             $(8,141,254)            $ (967,592)             $(4,337,004)
                                     ---------              ----------              ----------              ----------
                                     ---------              ----------              ----------              ----------

------------------------------
(1) Data services include frame relay, Internet access and hosting, data network monitoring and support, and data network planning, design and installation.

(2) Voice services include local telephone service, long distance service, public telephone service, voice network monitoring and support, and voice network planning, design and installation.

(3) Enterprise Network Services include all the previously mentioned services and the use of the Company-owned data network and voice network equipment.

(4) Data products include the value-added resale of data network equipment.

(5) Voice products include the value-added resale of voice network equipment.

(6) As used herein, EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense). EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or as an alternative to cash flow as a measure of liquidity.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    REVENUES. Revenues increased to $6.5 million for the three months ended March 31, 1998, from $0.6 million for the three months ended March 31, 1997. Revenues for the first quarter of 1998 consisted of $4.7 million in sales of data systems integration products and voice products, $1.7 million in data and voice service revenues, and $0.1 million in ENS contracts. This is in contrast to revenues generated for the three months ended March 31, 1997 which consisted primarily of $0.4 million in voice services revenues and $0.2 million from the sale of data and voice equipment.

    COST OF REVENUES. Cost of revenues increased to $4.8 million for the three months ended March 31, 1998 from $0.4 million for the three months ended March 31, 1997. Cost of revenues as a percentage of revenues was 74% for the three months ended March 31, 1998, compared to 63% for the three months ended March 31, 1997. The increase in the cost of revenues as a percentage of revenues is due to an increase in sales of data and voice products which have a lower margin than sales of data and voice services. The increase cost of revenues is attributable to costs associated with increased sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling general, and administrative expenses increased to $6.1 million for the three months ended March 31, 1998 from $1.2 million for the three months ended March 31, 1997. This increase was primarily attributable to the Company expanding its operations from one to eight markets, completing seven acquisitions, and building a support services organization required to support field operations. The support services organization accounted for approximately $3.4 million, or 56% of expenses for the three months ended March 31, 1998. The number of employees at March 31, 1998 was 201 compared to 30 at March 31, 1997.

    EBITDA. EBITDA loss increased to $4.3 million for the three months ended March 31, 1998 from $1.0 million for the three months ended March 31, 1997. This increase was primarily attributable to the increase in selling, general and administrative expenses discussed above.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased to $0.8 million for the three months ended March 31, 1998 from $0.2 million for the three months ended March 31, 1997. This increase was attributable to the Company expanding its operations from one to eight markets, increased amortization of goodwill as a result of seven acquisitions completed in the last twelve months, and the expansion of the Company's network to support ENS customers.

    INTEREST AND OTHER EXPENSE. Interest and other expense increased to approximately $11,223 for the three months ended March 31, 1998 from approximately $105,500 of income for the three months ended March 31, 1997. The interest expense stemming from additional indebtedness of the equipment leasing facility with Sun Financial Group, Inc. more than offset interest income.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues increased to $10.2 million for 1997 from $97,741 in 1996 as a result of a full year of operations and several acquisitions. Revenues in 1996 were the result of the acquisition of ICN in December of that year. Revenues in 1997 consisted of $7.4 million in sales of data systems integration products and voice products, and an additional $2.8 million in data and voice and service revenues, while 1996 revenues consisted solely of voice services from ICN's public telephone operations. Revenues from companies acquired in 1997 was $2.9 million. During 1997, the Company expanded its operations from one to eight markets and completed five acquisitions.

    COST OF REVENUES. Cost of revenues increased to $7.4 million for 1997, from $79,459 in 1996. Cost of revenues as a percentage of revenues was 72% in 1997, compared to 81% in 1996. Cost of revenues as a percentage of revenues declined in 1997 as a result of a change in the Company's service and product offerings from public telephone services in 1996 to sales of other data and voice products and services in 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses increased to $11.0 million for 1997 from $310,558 in 1996. This increase was primarily attributable to the Company expanding its operations from one to eight markets, completing five acquisitions, and building a support services organization required to support field operations. This increase was also attributable to stock compensation expense of approximately $200,000. The support services organization accounted for approximately $7.3 million, or 68% of the total 1997 increase in selling, general and administrative expenses. The number of employees at December 31, 1996 was 22 and increased to 165 employees at December 31, 1997.

    EBITDA. EBITDA loss increased to $8.1 million for 1997 from $292,276 in 1996, representing an increased loss of $7.8 million. This increase was attributable to the increase in selling, general and administrative expenses discussed above.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased to $1.5 million for 1997 from $40,698 in 1996. This increase was attributable to the Company expanding its operations from one to eight markets, implementation of the CTISS system, and increased amortization of goodwill as a result of five acquisitions completed in 1997.

    INTEREST AND OTHER EXPENSE. Interest and other expense increased to $60,506 for 1997 from $884 in 1996. This increase was attributable to the additional indebtedness of the equipment leasing facility with Sun Financial Group, Inc.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Management believes comparison of financial data for the years ended December 31, 1996 and December 31, 1995 is not meaningful because the Company, prior to the acquisition of ICN in December 1996, had no revenues or operations and was in a developmental stage. The Company also believes that the financial data from such prior years would not be indicative of the future performance or results of operations of the Company.

LIQUIDITY AND CAPITAL RESOURCES

    The Company expects that it will require a substantial amount of capital to fund its expansion into additional target markets, including funding the development of its ENS networks (which includes providing its customers with all necessary hardware, software, transmission facilities and management services), deploying E-POPs-TM-, creating local customer care and sales organizations, continuing to develop its CTISS system, making strategic acquisitions and funding operating losses and debt service requirements. Sources of funding for the Company's financing requirements may include vendor financing, bank loans and public offerings or private placements of equity and/or debt securities. There can be no assurance that additional financing will be available to the Company or, if available, that financing can be obtained on a timely basis and on acceptable terms. The failure to obtain such financing on acceptable terms could have a material adverse effect on the Company. See "Risk Factors--Substantial Capital Requirements."

    Prior to the sale of the Units, the Company funded its operations primarily through cash from the private placement of units consisting of Common Stock and warrants to purchase Common Stock. The Company's private placements generated net proceeds of $17.3 million and $4.4 million for the years ended December 31, 1997 and 1996, respectively. As of March 31, 1998, the Company had cash and short-term investments of $2.9 million. The Company's operating activities utilized cash of approximately $2.4 million for the three months ended March 31, 1998, compared to $0.9 million for the three months ended March 31, 1997.

    In April 1998, the Company completed the sale of the Units in which $160 million was raised to fund ongoing operations and capital expenditures. Immediately following the consummation of the offering, the Company had approximately $101 million in cash and short-term investments and approximately $57 million in restricted cash. The restricted cash will be used to pay interest payments on the Notes through April, 2001. The Company's cash and short-term investments are expected to provide sufficient liquidity to meet the Company's capital requirements for approximately the next two years. However, there can be no assurance that the Company will not require additional financing within that time frame. The Company also continues to evaluate acquisitions and investments in light of the Company's long range plans. Such acquisitions and investments, if realized, could require expenditure of a material portion of the Company's financial resources and would accelerate the need for raising additional capital in the future.

    The Company signed an agreement with Comdisco, Inc. in November 1997 for a multi-year $50.0 million credit facility to provide "best-in-class" technology equipment financing to the Company, of which $10.0 million is currently available and the remainder of which will become available if and when certain conditions are satisfied. See "Certain Indebtedness." The Comdisco facility will be used to finance equipment installed at a customer's premise as part of an ENS sale. Under the Comdisco facility, C3, a financing subsidiary of the Company, can enter into a capital lease with Comdisco with respect to a given piece of equipment constituting part of an ENS sale. C3 would then sublease the piece of equipment to CCSI, the Company's operating subsidiary, which would install the equipment on the customer's premise. The monthly fee paid by the ENS customer includes an amount to fund CCSI's lease obligation to C3.

    The Company has an agreement with Sun Financial Group, Inc. under which the Company has borrowed $2.2 million to finance the Company's development of the CTISS system and other internal capital needs. The Company also has a $0.8 million "inventory floorplan" facility with NationsCredit Commercial Corporation and is currently operating under an overline which allows borrowing up to $2.8 million. In addition, the Company is currently negotiating an increase to a $5 million combined floorplan and accounts receivable revolving line of credit facility.

    The Company incurred net losses of $5.1 million and $1.1 million for the three months ended March 31, 1998 and 1997, respectively. Accordingly, no provision for current federal or state income taxes has been made to the financial statements. At March 31, 1998, the Company and its subsidiaries had net operating loss carryforwards for federal income tax purposes of approximately $9.1 million. These losses begin to expire in 2011 for federal income tax purposes. A full valuation allowance has been recorded against the deferred tax assets at December 31, 1997 and March 31, 1998 as the recoverability of such deferred tax assets is not considered to be more likely than not due to the Company's continuing losses.

RECENTLY ADOPTED ACCOUNTING STANDARDS

    Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income generally includes changes in separately reported components of equity along with net income.

    Effective January 1, 1998 the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement will not affect the results of operations, financial position or cash flows of the Company and has no effect on the financial statements as previously presented.

IMPACT OF THE YEAR 2000

    The Company has assessed its systems and believes them to be year 2000 compliant. In addition, the Company has received assurance from its major software vendors that the products used by the Company are year 2000 compliant. If the systems of other companies on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, there could be a material adverse effect on the Company.

EFFECTS OF INFLATION

    Management does not believe that its business is impacted by inflation to a significantly different extent than is the general economy. However, there can be no assurances that inflation will not have a material effect on the Company's operations in the future.

                                    BUSINESS

INTRODUCTION

    Convergent Communications, Inc. is an Enterprise Network Carrier-TM-offering comprehensive, single-source communications services primarily to small and medium-sized businesses.

    As an Enterprise Network Carrier,-TM- the Company integrates its data and telephony products and services into a single product offering, enabling the Company to act as a single-source, one-stop provider of its customer's total communications requirements. Unlike traditional telecommunications companies that provide services from outside a customer's premise, in providing Enterprise Network Services ("ENS"), the Company designs, buys and builds its own network within the customer's premise, enabling the Company to act as an outsource provider of any or all of the customer's communications requirements. For the quarter ended March 31, 1998, the Company had $6.5 million in revenues, or $26.0 million on an annualized basis. The Company began offering ENS services in December 1997 and as of April 30, 1998, had entered into long-term ENS contracts with 12 customers with an aggregate of approximately 790 desktops. These contracts will provide the Company with approximately $2.1 million in annual contract revenues, and over their terms are expected to produce total revenues of approximately $10.5 million.

    The Company's business plan is designed to address the large and growing market for the provision of single-source communications services to small and medium-sized businesses. The Company believes it is the only provider of ENS solutions, or a comparable range of outsourced communications services, to such businesses in its target markets. The Company's ENS solution is provided under long-term contracts (typically three to five years) which position the Company to be the customer's exclusive provider of data networking, data transport and telephony services. The Company believes its ENS solution provides it with unique competitive advantages by creating the opportunity to (i) capture virtually all of the customer's expenditures for communications services, (ii) create long-term relationships with its customers by increasing their reliance on and sense of partnership with the Company, (iii) capitalize on the growing trend of outsourcing of networking services and the increasing demand for data services, (iv) differentiate itself from providers of communications services that do not offer integrated solutions to small and medium-sized businesses, (v) secure stable sources of long-term, recurring revenue and (vi) achieve significantly reduced customer turnover compared to traditional providers of communications services.

    The Company provides the following products and services:

DATA:

    - Data networking services--including the planning, design, installation and management of networks, from simple LANs to complex WANs.

    - Data products--including the sale and integration of servers, routers, data switches and desk top computers.

    - Data transport services--including frame relay and ATM services.

    - Internet services--including web applications, web hosting and Internet access.

TELEPHONY:

    - Voice services--including local and long distance services.

    - Voice products--including the sale and integration of key systems and PBXs.

ENTERPRISE NETWORK SERVICES:

    - ENS--the delivery under long-term contract of one or more of the Company's data and telephony services utilizing the Company's owned network inside the customer's premise.

    The Company provides communications services to approximately 2,500 customers in eight markets, Atlanta, Dallas, Denver, Des Moines, Omaha, Portland, Salt Lake City, and San Francisco. The Company's business plan anticipates the rollout of services in a total of 15 markets by mid-1999 and a total of 25 markets by the end of 2001. The Company is certified to provide local exchange services in California, Colorado, Iowa, Oregon and Utah, and intends to apply for certification in each of its remaining existing markets and each of its new markets.

    The Company was founded in 1995 by an experienced team of three telecommunications executives with a combined 61 years of experience in the industry. The Company's senior management team includes John R. Evans, Chairman and Chief Executive Officer, formerly the Executive Vice President and Chief Financial Officer of ICG Communications, Inc. ("ICG") from its inception in 1991 until December 1995; Keith V. Burge, President and Chief Operating Officer, who was the founder, Chief Executive Officer and Chief Operating Officer of Fiber Optic Technologies, Inc., a leading national network services integrator; and Philip G. Allen, Executive Vice President, and former Vice President of Investor Relations and Corporate Communications of ICG. The Company's senior management team also includes 15 additional telecommunications professionals, each with substantial expertise, leading the sales, customer care, engineering, operations and financial divisions of the Company. The Company had 235 employees as of April 30, 1998.

THE ENTERPRISE NETWORK OPPORTUNITY

    According to the Company's market research, small and medium-sized businesses (typically with 25 to 500 desktops) are increasingly seeking single-source solutions to their communications requirements as a result of (i) the bewildering array and increasing complexity of network configurations and telephony service offerings, (ii) the need to focus on their core operations rather than network and communications issues, (iii) rapid changes in technology, (iv) the growing importance of the Internet in business and commerce, (v) the cost and difficulty of maintaining in-house technical expertise, and (vi) the potential savings associated with outsourcing their data and communications requirements. The Company's business plan anticipates the rollout of services in 25 cities by the end of 2001. The Company believes that the aggregate addressable market for ENS in these cities will grow to approximately $90 billion over the next four years, which includes $75 billion for data networking and transport services and products and $15 billion for telephony services. The Company believes that the size and anticipated growth of the market for ENS, continued deregulation in the market for telecommunication services and the absence of regulation of the market for data networking services and certain data transport services such as Internet access have created enormous opportunities for smaller, highly focused, innovative communications providers like Convergent to compete successfully against ILECs, CLECs, IXCs, data integrators and other traditional providers of communications services.

BUSINESS STRATEGY

    Convergent Communications' goal is to become the premier Enterprise Network Carrier-TM- in its target markets by providing single-source communications services, superior customer care and cost effective solutions to its customer's requirements. The Company's business strategy is designed to enable it to achieve rapid market penetration, strong growth and stable, long-term sources of recurring revenues. The Company's strategy includes the following key elements:

    SINGLE-SOURCE PROVIDER. The Company's market research indicates that there is significant demand from small and medium-sized businesses to outsource their entire communications requirements to a single-source provider that delivers a full range of efficient and cost-effective solutions. While the Company's sales efforts are directed towards its ENS solution, the Company believes that its ability to deliver an entire range of services provides significant advantages to its customers by reducing (i) the complexity and confusion associated with integrating diverse networks and technologies obtained from and serviced by multiple vendors and deployed at multiple locations, and (ii) the administrative costs of network implementation, coordination, maintenance and monitoring.

    OWN THE ENTERPRISE NETWORK. Unlike traditional telecommunications providers which "look in" to the customer's premise, terminating their networks outside of the customer's building, the Company designs, builds and owns the network within the customer's premise, managing and controlling the customer's communications infrastructure under long-term service agreements (typically three to five years in duration). As a component of its ENS solution, the Company will either buy a customer's existing communications equipment or install its own new equipment, enabling the customer to redeploy its capital for use in its core business activities. During the term of an ENS agreement, the Company effectively acts as its customer's communications department, providing complete outsourcing for its customer's communications requirements and increasing the customer's reliance on and sense of partnership with the Company. The customer pays one fee for all services included in the ENS solution, including its use of the Company-owned infrastructure on the customer premise and the maintenance of this infrastructure. The Company believes its ownership of the communications equipment installed on the customer's premise, and its ability to provide services from within the customer's premise will provide it with significant competitive advantages over non-enterprise based service providers, including the ability to (i) capture virtually all of the customer's expenditure for communications services, (ii) offer superior customer care, (iii) continually offer and provide new value-added product and service enhancements, and (iv) achieve significantly less customer turnover than traditional communications providers.

    "LEAD WITH DATA; FOLLOW WITH TELEPHONY; CLOSE WITH ENS." While businesses are accustomed to reliable voice services, the Company believes that its target customers place paramount importance on data networking and transport services because of the impact inadequate data services can have on a customer's operating efficiency and profitability. Once the Company gains the confidence of its customers through the provision of data services, the Company believes that those customers are more likely to purchase its telephone services and ultimately its complete ENS solution. The Company believes its strategy of leading with data, following with telephony and closing with ENS will enable it to rapidly penetrate its target markets, secure a greater percentage of its customers' expenditures on communications services earlier in the sales cycle, and increase the range of communications services provided to its customers.

    TARGET SMALL AND MEDIUM-SIZED BUSINESSES. The Company believes it can achieve rapid market penetration by focusing its sales efforts on small and medium-sized businesses (25 to 500 desktops) with high data usage requirements. The Company believes that these businesses are highly attractive customers for ENS because management of such companies typically lacks the time, expertise and financial resources to adequately fulfill their own data and telephony requirements. Geographically, the Company's target markets have been selected on the basis of a number of factors, including the number and concentration of small businesses, the potential for rapid market penetration and sustained growth, and the availability of local management personnel and talent with key technical and marketing skills. Pursuant to this strategy, the Company has compiled demographic research on 26,000 small and medium-sized businesses located in highly concentrated business parks in these target markets.

    RAPID E-POP-TM- DEPLOYMENT. The Company's business plan includes the rapid deployment of E-POPs-TM- in its target markets. The E-POP-TM- is a scalable, distributed data network that integrates voice and data over a single digital facility and common switching platform. The Company believes the rapid deployment of E-POPs-TM- will enable it to more quickly achieve improved margins by reducing the cost to the Company of data and voice switching and transmission. The Company plans to deploy E-POPs-TM- in at least four of its markets in 1998, and intends to deploy E-POPs-TM- in all of its markets following the establishment of a sufficient base of ENS customers.

    GROWTH THROUGH STRATEGIC ACQUISITIONS. In each of the Company's target markets, a large number of small private companies provide local and long-distance resale, telecommunications equipment and network integration services. This creates numerous opportunities to acquire industry participants that can provide key technical support personnel and management talent, customer bases for potential expansion to full ENS solutions, accretions to cash flows, and product line extensions. In addition, the Company's acquisition strategy allows the Company to enter new markets more quickly than would otherwise be possible. To date, the Company has completed ten acquisitions in four markets.

COMPETITIVE ADVANTAGES

    The Company believes its business strategy provides it with the following competitive advantages:

    "ONE-STOP SHOPPING." The Company's market research indicates there is significant unmet demand among its target customers for single-source communications solutions. The Company's "one-stop shopping" enables its customers to (i) reduce the complexity and confusion associated with integrating diverse networks and technologies obtained from multiple vendors and deployed at multiple locations, (ii) reduce the administrative expense of network implementation, coordination, maintenance and monitoring and (iii) receive customer care through a single point of contact. The Company believes that its ability to deliver the entire range of communications services, including its ENS solution, distinguishes it from traditional providers of networking and telecommunications services.

    LONG-TERM EXCLUSIVE RELATIONSHIPS. The Company's ENS solution is designed to enable it to establish long-term exclusive relationships with its customers. As its customer's ENS provider, the Company seeks to own the network on the customer's premise, acting as the single-source provider of the customer's communications equipment and services, and as the primary consultant for the customer's communications requirements. The Company believes that this ongoing relationship fosters a greater sense of partnership between the Company and the customer and provides the Company with the ability to offer additional services to the customer, culminating in an ENS sale. The Company's Enterprise Network Services are provided pursuant to long-term contracts (typically three to five years in duration) which will provide it with a number of competitive advantages over CLECs, ILECs and other service providers, including, among other things, significantly lower customer turnover than traditional providers of telecommunications services, as well as stable, long-term sources of recurring revenue.

    REDUCE CUSTOMER'S TOTAL COST OF NETWORK OWNERSHIP. The Company will reduce the customer's total cost of network ownership by (i) purchasing the customer's existing premise network equipment, enabling the customer to redeploy its capital for use in its core business activities and eliminating the customer's need for further capital expenditures on equipment, (ii) offering bundled communication services at a lower overall cost than existing services, and (iii) minimizing and in some cases eliminating the customer's reliance on on-site networking expertise through the utilization of the Company's localized network management capabilities. As a result, the Company expects to provide its customers with higher quality service than they currently receive, while reducing their overall cost of network ownership and operation.

    SOLUTIONS-ORIENTED SALES AND CUSTOMER CARE ORGANIZATION. Based on the results of its market research, the Company believes that providing superior customer care requires (i) the establishment of a local sales and service presence, (ii) the availability of a single customer interface to handle all customer care requirements, and (iii) a highly trained, solutions-oriented sales and customer care organization. Each employee of the Company, from its sales executives and project managers to its engineers and field service technicians, is trained to operate in each local market as a member of a team in devising customer solutions and facilitating customer care. To achieve a cohesive, solutions-oriented sales and customer care approach, and to allow the effective use of a single customer interface, the Company has developed its proprietary operating support system platform called the Computer-Telephony Integrated Support System-TM- ("CTISS"). CTISS is an Oracle-based software system that integrates both data and voice communications services on a single platform, permitting all of the Company's customer care, sales engineering, service management, service delivery, accounting and inventory management personnel to provide input to and work from a single data source.

    EFFICIENT CAPITAL DEPLOYMENT. The Company expects to realize significant capital deployment efficiencies using the E-POP-TM-, a unique third-generation CLEC switching platform. By integrating voice and data through the use of a single digital facility, using best-in-class network components and creating a distributed network architecture, the E-POP-TM- results in lower costs in relation to other CLEC networks. The Company estimates that the E-POP-TM- is approximately 30% less costly than the traditional CLEC switching platform and will become up to 65% less costly as the E-POP-TM- architecture is further refined. In addition, the Company believes its E-POP-TM- platform will provide the Company with substantially greater operating flexibility, higher returns on deployed capital and a shorter period to positive EBITDA on a market-by-market basis than is achievable by traditional CLECs or ILECs. The Company expects to recapture the capital cost of an E-POP-TM- in as short as 12 to 24 months after deployment, with the initial break-even point attainable with as few as approximately ten ENS customers with 50 desktops each. The smart elements of the E-POP's-TM- distributed network architecture are structured to allow each of them to be periodically "refreshed" by the Company, enabling a continual, cost-effective and seamless expansion and upgrade of network equipment in response to expected increases in data traffic and advances in technology.

THE ENTERPRISE NETWORK

    INSIDE NETWORK. The Enterprise Network is a Company-designed, owned and managed data and telephony network located inside the customer's premise and linked to the Company's external network through a single digital facility. The provision of an ENS solution begins with an assessment of a customer's near and long-term communications requirements emphasizing how the implementation of an enterprise network will allow the customer to focus on core business functions while reducing its total cost of network ownership, and culminates in the design and implementation of a completely outsourced network solution.

    OUTSIDE NETWORK. The Company's business plan includes the rapid deployment of its Enterprise Point-of-Presence ("E-POP-TM-"). The E-POP-TM-, a third-generation CLEC switching platform, consists of existing switching and transmission equipment and software uniquely configured by the Company to act as a service aggregation point for its customers and a dissemination point to backbone providers of local, long distance, data transport and Internet services. The Company's E-POP-TM- is designed as a scalable, distributed data network that integrates voice and local switching platforms, enabling the Company to add specific data and voice services as required by the customer. By integrating voice and data through a single digital facility, using best-in-class network components, and creating a distributed network architecture, the E-POP-TM- results in lower costs in relation to other CLEC networks. The Company has deployed its E-POPs-TM- in Des Moines and Denver, and is deploying an E-POP-TM- in San Francisco.

    Following is a graphic representation of the E-POP-TM-:

                            [LOGO]

PRODUCTS AND SERVICES

    The Company's products and services are designed to: (i) address the broad range of its customer's communications requirements, and (ii) support the Company's ultimate sales objective of providing a complete ENS solution. Data products and services comprises the largest portion of the Company's revenues in 1997, with telephony products and services enabling the Company to provide for the addition of a comprehensive solution to its customer's networking and communication requirements. The Company offers a complete range of communications equipment and services, both on a bundled and on an unbundled basis.

DATA NETWORKING AND TRANSPORT

    CUSTOMER PREMISE EQUIPMENT (DATA AND VOICE). The Company supplies a wide range of data communications equipment and software, including servers, bridges, routers, multiplexers, switches and other equipment used to support premise networks, and to connect those networks to the WAN and to the Company's E-POP-TM-. Data equipment is generally sold as a part of a systems integration contract, or installed as part of the Company's enterprise network, in which case the customer pays for the equipment through its ENS service agreement. The Company also supplies PBX and key systems and support to its customers. This equipment includes phones, call management software and switching systems. In addition, the Company provides voice processing including unified messaging systems and the integration of voice with electronic mail (e-mail) and facsimile services, and designs, installs, maintains and upgrades voice networks.

    WIDE AREA DATA NETWORKING. The Company provides frame relay transmission and switching for computer data (including digitized voice) for customers with local or national needs. The provision of frame relay services, supported by ATM technology, enhances the business strategy of the Company by allowing the Company to anticipate increasing customer demand. Frame relay and ATM technology also require the installation of new equipment at the customer's premise, which provides the Company with an opportunity to introduce its other products and services, including data equipment sales, network management and monitoring services and ultimately ENS.

    SYSTEM INTEGRATION AND CONSULTING. The Company designs, installs, maintains and upgrades data and voice networks, as well as providing consulting and network integration services. The Company analyzes a customer's requirements, designs a network, and purchases, installs, certifies, maintains, monitors and upgrades such networks on behalf of a customer. In addition, the Company charges a fee for designing a customer's enterprise network and for developing a long-range technology plan which identifies the present and future tools the customer will need to meet profitability targets and other business objectives, including a reduction in total cost of network ownership and operation.

    NETWORK MONITORING. The Company offers remote monitoring of both its customers' networks and its enterprise network from a local facility 9 hours a day, 5 days a week, and backup monitoring from the Company's network operations center in Englewood, Colorado 24 hours a day, 7 days a week. Such network monitoring facilitates regular reports on the network, early detection of possible problems, and provides valuable information to the Company's sales organization which is used to anticipate its customers' future communications service requirements.

    INTERNET SERVICES. The Company currently offers Internet access through third-party Internet service providers. In addition, the Company offers web hosting on its own servers, providing the hardware necessary for its customers to establish Internet and Intranet web pages, as well as web application development which customers can use to develop high-level strategic applications such as e-commerce. The Company anticipates ultimately offering Internet and Intranet access to ENS customers through dedicated access to the Company's E-POP-TM-.

TELEPHONY

    LOCAL TELEPHONE SERVICES. These services include establishing connections between the customer's telephone equipment and the local telephone network in a given city and the operation of public telephones in Iowa. In addition to providing standard dial tone (access), the Company provides associated call processing features, such as caller identification, call waiting, call forwarding, call screening or voice mail, as well as other special services, such as higher-speed data connections.

    LONG DISTANCE. The Company offers long-distance as a reseller of services from nationally recognized long distance carriers. Services offered include basic 1+ long distance access, 0+, 800/888 and calling card services, as well as ancillary services such as operator access and directory assistance. The Company is currently operating as a switchless reseller, but anticipates eventually moving a portion of the resold long distance traffic onto its own E-POP-TM-switching infrastructure through its single digital facility between the E-POP-TM- and its customers.

ENS

    ENS involves the delivery under long-term contract by the Company of one or more of its data and telephony services utilizing the Company's owned network inside the customer's premise. In a complete ENS solution, the Company provides a comprehensive single-source solution to all of its customer's communications requirements. See "--Introduction," "--Business Strategy--Own the Enterprise Network," and "--The Enterprise Network Opportunity."

SALES AND MARKETING

    The Company's marketing strategy emphasizes the provision of single-source communications services primarily to small and medium-sized businesses. The Company's direct sales force is trained in the methodology of solution-based selling, with the sale of ENS solutions as the primary goal of the sale process. Sales leads are provided by an internal lead-generation process that coordinates local market data and identifies key executives, partners and owners of small and medium-sized businesses for direct local contact. The Company's local presence is enhanced by advertising, publicity and direct mail. The Company has also developed a CD-ROM designed to describe and help sell its ENS directly to chief executive officers and chief information officers. The Company's marketing efforts focus on "leading with data", "following with telephony" and "closing with ENS." Consequently, the Company often establishes its expertise with customers as a data networking specialist and then attempts to expand its relationship into the provision of a full ENS solution.

    The Company's local sales force in each market is managed by a Director of Sales. A significant portion of the compensation of the sales force is tied to annual goal and quota programs that are developed as part of the Company's annual budgeting process. Sales force incentives are based on gross margin targets rather than pure revenue, and the local sales force can earn more than their goals and quotas by selling bundled and ENS solutions at combined higher-than-average targeted margins.

    Once a potential ENS customer is identified either from existing or newly acquired limited service customers or from leads developed by the Company's sales force, the Company offers to perform a "total cost of ownership" analysis
 . This evaluation, while designed to culminate in the sale of a full ENS solution, is done for a fee and, even if not successful in securing an ENS contract, may result in the sale to customers of components of ENS, including equipment sales and other fee generating activities and services.

    The total cost of ownership analysis requires an extensive, quantitative evaluation of all direct and indirect costs incurred by a business in supporting its communications systems. As part of this consultation, the Company's sales staff helps the customer quantify the real costs of owning and operating its data communications systems, taking into account such factors as equipment depreciation, personnel costs, wide area networking costs, maintenance and upgrade costs, software costs, hardware costs and connectivity requirements. This analysis also focuses on the ability of a customer's subsystems to support its stated business objectives.

    Once this evaluation is completed, using data supplied by the customer and decision support software developed by the Company, the potential ENS purchaser receives a written analysis. This analysis details the amount of money the customer spends in support of its data networking and telephony systems and illustrates how the Company can help the customer, by cutting the customer's costs, improving the quality of services and enhancing its ability to realize its business objectives.

    Upon completion of a sale, the Company's local support group will begin providing direct, local customer care and support from the Company's local operations office. Migration to a full, outsourced ENS solution is not only the goal of each sale, but also is the goal of each interaction with the customer. Thus, a record of all contacts with the customer and all opportunities for additional sales is maintained via CTISS with additional sales opportunities coming from the tracking of various service offerings that are either due for renewal or thought to be attractive to the customer as add-ons. CTISS acts as a bridge between the technical and sales groups, allowing the customer's changing communications needs to be monitored by the sales group which generates continuing sales leads.

CUSTOMER CARE

    Based on the results of its market research, the Company believes that providing superior customer care requires (i) the establishment of a local sales and service presence, (ii) the availability of a single customer interface to handle all customer care requirements and (iii) a highly trained, solutions-oriented sales and customer care organization. The Company maintains highly integrated sales and customer care support functions, with customer care specialists trained in all aspects of the Company's service and support offerings working in fully functional local sales and customer care centers in each city where the Company has operations. Each employee of the Company, from the Company's sales executives and project managers to its engineers and field service technicians, is trained to operate in each local market as a member of a team in devising customer solutions and facilitating customer care.

    The Company differentiates its customer care program from those of other providers of data and telephony services in the following manner:

    IMMEDIATE ACTION. Unlike other data providers that utilize help desks and frequently advise customers that someone will call them back within a specified amount of time, Convergent employees are specialists who will begin trouble shooting immediately to resolve the problem and, if possible, resolution will occur while the specialist is on the phone with the customer. The local customer care centers are staffed 9 hours a day, 5 days a week to handle the anticipated workload, and the Englewood, Colorado customer care center provides rollover support during peak usage and off hours.

    SINGLE POINT OF CONTACT. Customers of other data and telephone providers are often required to call two or more separate companies or trouble reporting offices to receive adequate assistance. Convergent customers call a single 1-800 trouble reporting number for assistance in solving the full range of potential problems. In addition, while other providers of telecommunications services are forced to staff help lines with separate specialists who often have limited, specific training in areas such as data, voice or Internet, the Company's trained specialists are trained in all aspects of communication services, enabling them to assist customers in solving multiple problems across multiple services.

    The Company not only provides the training required for each customer care specialist to become technically proficient, but provides extensive customer care training to each employee of the Company who has customer contact as well, allowing the Company to provide premier customer care in every aspect of its operations. This integrated approach allows the Company to pursue its goal of best-in-care service starting with the initial customer contact and continuing throughout the life of the account. The Company's customer care procedures are extensively documented so that the level of care is consistent in each market.

COMPUTER-TELEPHONY INTEGRATED SUPPORT SYSTEM-TM- ("CTISS")

    The Company has developed its proprietary Computer-Telephony Integrated Support System-TM- ("CTISS"), a software system designed to support the Company's customer care program. CTISS is an Oracle-based platform of commercial software applications. Software modules are seamlessly integrated through Oracle's object-oriented and relational databases, allowing the Company's sales engineering, service management, service delivery, accounting and inventory management personnel to all work from the same core set of customer data points: the "customer record." CTISS is tightly integrated with the Company's financial information system which enables detailed management data for project and line-of-business profitability analyses. CTISS also lends itself to Web-enabled applications which the Company anticipates will make CTISS accessible through the Company's Intranet, and through the Internet.

    CTISS consists of seven functional models: customer record, sales engineering, service delivery, inventory management, service management, billing and financials. CTISS also will include a data exchange gateway with strategic partners and will permit interfacing with network elements.

ACQUISITIONS

    There are a large number of small private companies providing local and long-distance resale, telecommunications equipment, telecommunications service and data system integration services in the Company's target markets. The Company believes the acquisition of certain of these companies can provide it with additional end-user customer accounts, potential candidates for expansion to full ENS offerings, new products and services, as well as local sales, service and technical support, enabling the Company to execute its business plan more rapidly. Acquisitions have been the primary means by which the Company has entered new markets and introduced new products. The Company's acquisitions to date are as follows:

    INTEGRATED COMMUNICATION NETWORKS, L.C. In December 1996, the Company acquired Integrated Communication Networks, L.C. ("ICN"), a public telephone service provider in Des Moines, Iowa. The purchase price consisted of $2,232,300 in cash and the issuance of 3,500,000 shares of Common Stock. ICN was the Company's first strategic acquisition which established it in the marketplace, provided a telephony offering platform, initiated a strategic relationship with Iowa Network Services ("INS"), and established a launching platform for additional acquisitions in the Iowa area, specifically CSI, A.T.T.ex, and Vital.

    COMMUNICATION SERVICES OF IOWA, INC. In April 1997, the Company acquired Communication Services of Iowa, Inc. ("CSI"), an Iowa reseller of telephony keyboard PBX telephone equipment to businesses. The purchase price consisted of $100,000 cash, the issuance of a $100,000 one-year note at 8% and the issuance of 50,000 shares of Common Stock. Through the CSI acquisition, the Company established a strategic vendor relationship with Intertel Integrated Systems, Inc. ("Intertel"), a major PBX and key-system manufacturer for small to medium-sized businesses. CSI's relationship with Intertel and other manufacturers such as Lucent and Nortel have helped the Company develop its telephony product and services offering, which will be mirrored in other markets.

    A.T.T.EX CORPORATION. In September 1997, the Company acquired A.T.T.ex Corporation ("A.T.T.ex") of Des Moines, Iowa, a telecommunications service company providing direct telephony service support to corporate customers. The purchase price consisted of $450,000 in cash and the issuance of 75,000 shares of Common Stock, together with an "earn out" clause entitling the seller to up to an additional 25,000 shares of Common Stock over a period of five years. A.T.T.ex provided the Company with telephony technical services capability, such as moves, adds, and changes, a highly profitable product offering which complements the CSI acquisition.

    VITAL INTEGRATION SOLUTIONS, INC. In September 1997, the Company acquired Vital Integration Solutions, Inc. ("Vital") of Des Moines, Iowa and Omaha, Nebraska, a full service integration solutions provider, specializing in comprehensive information management and networking solutions. Vital provides its customers with the hardware, software, and integration services necessary to build information systems and networks. The purchase price consisted of $500,000 in cash and the issuance of 750,000 shares of Common Stock.

    BIG PLANET, INC. In October 1997, the Company acquired certain assets of Big Planet, Inc., ("Big Planet") of Portland, Oregon, which provides Internet services, including Internet access, Web hosting, maintenance, and site design. The purchase price for such assets consisted of $250,000 in cash and the assumption by the Company of certain trade payables of Big Planet. This acquisition accelerated the Company's Internet product offering and brought a talent base to the Company which can be deployed in other markets.

    SIGMACOM CORPORATION. In December 1997, the Company acquired the data integration assets of Sigmacom Corporation ("Sigmacom") of Denver, Colorado, a leading systems integrator for corporate audio, video and data communications providing state-of-the-art systems that combine telecommunications and computer network technologies. Sigmacom is also developing Internet application software for financial institutions such as credit unions. In addition to the data integration assets, the Company received a 17.9% investment position in Sigmacom's software development business. The purchase price consisted of $875,000 in cash and a warrant to purchase 50,000 shares of Common Stock, and may include an additional $600,000 in cash and the issuance of an additional 118,000 shares of the Common Stock if Sigmacom meets certain defined operating performance criteria. The Sigmacom acquisition added additional technicians and technical sales people to the Denver market. Sigmacom had a systems integration and data communications business which was integrated into the Company's Denver operations.

    TELEPHONE COMMUNICATIONS CORPORATION. In February 1998, the Company acquired the assets and certain liabilities of Telephone Communications Corporation ("TCC") of Vail, Colorado. TCC is a long distance switchless reseller providing 1+, 0+, 800/888, and calling card services to several Colorado cities.

The purchase price consisted of $400,000 in cash and the issuance of a $200,000 one-year note at 8% and 10,000 shares of Common Stock. The Company also assumed debt in the amount of approximately $287,000 which will be paid down in equal monthly installments through December 31, 1998. This acquisition immediately launched the Company's long distance product offering by providing it with necessary carrier identification codes and a calling card platform capability to enhance the Company's full suite of telephony products.

    NETWORK COMPUTER SOLUTIONS, L.L.C. In February 1998, the Company acquired the assets and liabilities of Network Computer Solutions ("NCS") of Greenwood Village, Colorado. NCS provides network integration services. The purchase price consisted of $500,000 in cash, and the issuance of 100,000 shares of Common Stock. The NCS acquisition added additional technicians and technical sales people to the Denver market. NCS had an established systems integration and data communications business which was integrated directly into the Company's Denver operations.

    COMMUNICATION SERVICES OF COLORADO, INC. In May 1998, the Company completed a merger with Communication Services of Colorado ("CSC") of Englewood, Colorado. CSC is a long distance switchless reseller providing 1+, 0+, 800/888, and calling card services. The purchase price consisted of $475,000 cash and the issuance of a $530,000 one-year note at 8%. The acquisition of CSC, combined with the acquisition of TCC, is designed to further enhance the Company's long distance product offering.

    H,H & H COMMUNICATIONS TECHNOLOGIES, INC. In May 1998, the Company completed the acquisition of the assets of H,H & H Communications Technologies, Inc., a voice equipment provider in Texas. The purchase price consisted of $200,000 in cash and the issuance of 30,000 shares of Common Stock. Through the CTI acquisition, the Company further developed its vendor relationship with Lucent Technologies, Inc. CTI's relationship with Lucent has helped the Company develop its voice product and service offerings in the Dallas market.

STRATEGIC RELATIONSHIP

    The Company has an exclusive engineering and consulting agreement with Services-oriented Open Network Technologies, Inc. ("SONeTech") for engineering services relating to the architecture of the E-POP-TM- network strategy. The Company issued 375,000 shares of Common Stock in exchange for a 10% equity interest in SONeTech and an exclusive engineering and consulting agreement. The Company will be entitled to reacquire a portion of the Common Stock under certain circumstances if SONeTech does not meet certain obligations to the Company. The Company has a right to acquire an additional 35% equity interest in SONeTech.

COMPETITION

    The telecommunications industry is highly competitive, and with the passage of the 1996 Act (as defined), which has opened the local telephone market to competition in all states, the Company expects that it will face substantial and growing competition from a number of providers of data networking, data transport, and telephony services. Although the Company does not believe that a significant number of other companies are providing ENS solutions, or a comparable range of integrated data networking, data transport, and telephony outsourcing services, to small and medium-sized businesses in its target markets, the Company faces intense competition in each individual service element of its ENS solution. These competitors include ILECs (including the RBOCs and GTE), CLECs, long distance carriers (such as AT&T Corporation, MCI Communications, Inc., and Sprint), fixed wireless services (such as WinStar Communications, Inc., Advanced Radio Telecommunications, Inc., and BizTel, Inc.), commercial mobile radio service providers offering wireless local loop services, and data integrators and providers of network services and customer premise equipment. With respect to many individual products and services it offers, the Company does not necessarily enjoy any particular competitive advantage over other industry participants. Such competition may prevent the Company from fully realizing its proposed business operations and plans.

    Some of these competitors or potential competitors are or will be able to bundle the same types of product and service components offered by the Company. In particular, any telecommunications carrier that offers both some local and long-distance telecommunications services, including any RBOC permitted to offer in-region long-distance services, will be able to offer, as a single source provider, both local exchange and long-distance service to customers. At the current time, no RBOC is permitted to offer in-region long-distance services. Under Section 271 of the 1996 Act, an RBOC is prohibited from providing long-distance service that originates in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. The FCC has denied all such applications to date. The Company anticipates that a number of RBOCs will file additional applications for in-region long-distance authority in 1998, and it is possible that one or more may be granted. In addition, on December 31, 1997, the United States District Court in Texas held unconstitutional certain sections of the 1996 Act, including
Section 271. This decision has been stayed and has been appealed to the United States Court of Appeals for the Fifth Circuit. If the decision is not reversed, the three RBOCs that are parties in the case would be permitted to begin offering in-region long-distance services upon the approval of individual state regulatory commissions. Finally, US West and other RBOCs have filed petitions seeking to have the FCC deregulate immediately the provision of packet-switched transport services, including frame relay and ATM. See " Regulatory Environment."

    To the extent that competitors begin bundling components of the Enterprise Network Services (including data networking and the provision of customer premises equipment) into their own product offerings, the Company will face additional competition as a "one-source" provider of services. Most of the Company's existing and potential competitors with respect to elements of the Company's ENS solution have financial and other resources far greater than those of the Company, have long-standing relationships with their customers and have greater name recognition than the Company. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors with resources far greater than those of the Company. The Company cannot predict whether or not any such additional competition will have a material adverse effect on the Company's business and operations.

REGULATORY ENVIRONMENT

    Various components of the Company's Enterprise Network Services are subject to varying degrees of federal, state, and local regulation.

    The Company's provision of data networking services is not currently subject to federal or state regulation. The Company's local and long-distance telephony services, and to a lesser extent its data transport services, are subject to federal, state and, to some extent, local regulation.

    The FCC exercises jurisdiction over all telecommunications common carriers, including the Company, to the extent that they provide interstate or international communications. Each state regulatory commission retains jurisdiction over the same carriers to the extent they provide intrastate communications in that state. Local governments sometimes impose franchise or licensing requirements on telecommunications carriers and regulate construction activities involving public rights of way.

    FEDERAL LEGISLATION. The 1996 Act became law on February 8, 1996, a comprehensive federal telecommunications statute affecting all aspects of the telecommunications industry. The 1996 Act establishes a national policy that promotes competition in telecommunications services, including local exchange service. The 1996 Act did not change the regulatory environment governing the Company's provision of data products and networking services, which are still not subject to federal or state government regulation.

    The 1996 Act requires that local and state barriers to entry into the local exchange market be removed and establishes broad uniform standards under which the FCC and the state commissions are to implement local competition and co-carrier arrangements in the local exchange market. The 1996 Act also imposes significant obligations on the RBOCs and other ILECs, including the obligation to interconnect their networks with the networks of competitors. Each ILEC is required not only to open its network but also to "unbundle" the network. The FCC issued regulations in August 1996 defining a minimum set of elements which must be unbundled, and each state may augment this list. States have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of these unbundled network elements and services, and the results of these proceedings (and any ensuing judicial appeals) will determine whether it is economically attractive for the Company to use these elements.

    The RBOCs have an added incentive to open their local exchange networks to facilities-based competition because Section 271 of the 1996 Act provides for the removal of the current ban on RBOC provision of in-region interLATA toll service. This ban will be removed only after the RBOC demonstrates to the FCC, which must consult with the Department of Justice and the relevant state commissions, that the RBOC has (1) met the requirements of the 1996 Act's 14-point competitive checklist and (2) entered into an approved interconnection agreement with one or more unaffiliated, facilities-based competitors in some portion of the state pursuant to which such competitors provide both business and residential service (or that by a date certain no such competitors have "requested" interconnection as defined in the 1996 Act). To date the FCC has denied each such application filed. The Company anticipates that a number of RBOCs will file additional applications in 1998. In addition, on December 31, 1997, as result of a lawsuit brought by SBC Communications, Inc., Bell Atlantic, and US West, the United States District Court in Texas held unconstitutional certain sections of the 1996 Act, including Section 271. The District Court has stayed its order and the decision has been appealed to the United States Court of Appeals for the Fifth Circuit.

    The 1996 Act permits the Company, as a telecommunications carrier with less than 5% of nationwide presubscribed access lines, to offer single-source combined packages of local and long distance services on an unrestricted basis. In contrast, AT&T, MCI, and Sprint may not bundle their long distance services with local services resold from the incumbent RBOC in any state until the earlier of (i) February 8, 1999 or (ii) the date the RBOC is authorized under
Section 271 to enter the interLATA long-distance market in that state.

    Section 706 of the 1996 Act gives the FCC the right to forebear from regulating a market if the FCC concludes that such forbearance is necessary to encourage the rapid deployment of advanced telecommunications capability.
Section 706 has not been used to date, but in January 1998 Bell Atlantic filed a petition under Section 706 seeking to have the FCC deregulate entirely the provision of packet-switched telecommunications services. Similar petitions were filed later by the Alliance for Public Technology and US West, and other ILECs are expected to file similar petitions in the near future. If these petitions are granted, RBOCs would be free to provide a bundled package of intrastate and interstate data and Internet services similar to what the Company presently offers. The effect of such an FCC decision on the Company's finances and competitive position could be material.

    The 1996 Act also prohibits state and local statutory and regulatory barriers to entry to the provision of telecommunications services, thus accelerating the process of creating a competitive environment in all markets. Such preemption of state laws barring local competition and the relaxation of regulatory restraints should enhance the Company's ability to expand its service offerings. At the same time, the 1996 Act will also substantially increase the competition the Company will face in its various markets.

    FEDERAL REGULATION. The FCC has issued regulations implementing the changes prescribed by the 1996 Act. These regulations affect the cost and availability of certain services offered by the Company as part of its one-source ENS solution.

    The FCC has issued various regulations affecting local exchange service, which is one component of the Company's Enterprise Network Services. The FCC has issued regulations (1) limiting the ability of states to enact prohibitions on resale of ILEC service to customers to whom an ILEC does not offer that service at retail; (2) establishing interim default wholesale rates for local telecommunications services; and (3) setting standards governing the terms and prices of interconnection and access to unbundled ILEC network elements. These regulations are currently the subject of judicial appeals and FCC petitions for reconsideration. In particular, the U.S. Court of Appeals for the Eighth Circuit has vacated FCC rules that (1) govern the pricing of local telecommunications services and unbundled network elements, (2) permit a telecommunications carrier to demand any term of an ILEC's interconnection contract with another carrier, and (3) obligate ILECs to provide combinations of network elements, rather than provide them individually. The U.S. Supreme Court has accepted these decisions of the Eighth Circuit for review. The Company cannot predict the outcome of the various court proceedings or any subsequent action by the FCC, although the outcome of such proceedings could favorably or unfavorably materially affect the Company's operations. Indeed, the outcome of these judicial appeals may comparatively advantage the Company.

    PUBLIC TELEPHONES. Public telephone service providers are subject to federal, state and, to some extent, local regulation. Section 276 of the 1996 Act, and the regulations promulgated thereunder and in related proceedings, impose requirements that public telephone service providers be compensated by long-distance carriers for 800/888 and access code calls and that ILECs eliminate subsidies to their public telephone operations. The per-call compensation rate to be paid by long-distance carriers for 800/888 and access code calls remains the subject of judicial appeals and reconsideration by the FCC, and the amount of compensation that the Company will be paid for 800/888 and access code calls that were made after November 7, 1996, is uncertain.

    OPERATOR SERVICE PROVIDER. As part of its Enterprise Network Services, the Company offers 0+ services to callers from public telephones and other locations. In addition to federal and state regulations governing common carriers and long-distance services, the Company, as a provider of 0+ calling, is regulated at the federal and state level as an operator service provider. Operator service providers are required to disclose their prices to callers and must file with the FCC informational tariffs containing detailed and specific information concerning their rates.

    STATE REGULATION. Certain of the Company's resold local and long-distance services are classified as intrastate and therefore subject to state regulation. In most states in which the Company plans to do business, the Company will be required to obtain a certificate of public convenience and necessity and operating authority for the provision of local telephony services. In addition, the Company may be required to file tariffs setting forth the terms, conditions, and prices for services which are classified as intrastate, particularly local exchange service. In some states, the Company's tariff can list a range of prices for particular services, and in others, such prices can be set on an individual customer basis. The Company will not be subject to price caps or to rate of return regulation in any state in which it currently provides services, or in those states in which the Company intends to provide services.

    All states in which the Company has filed applications for local authority have rules and regulations in place allowing local competition. In addition to certification by various state commissions, the Company needs interconnection arrangements with the ILEC in each service area. In some states (for example, California), these arrangements are tariffed. In others, the Company must enter into an interconnection agreement with the ILEC. These agreements are negotiated by the parties, subject to arbitration by the state commission if agreement cannot be reached. If one or more such agreements have been negotiated by other parties and approved by the state commission, a new entrant can elect to opt into an existing agreement in whole. The Company has elected to do this in every case, and expects to be able to continue to do so as it enters new markets. This reduces regulatory costs and expedites the procedure.

    LOCAL AUTHORIZATIONS AND FEES. In certain locations, the Company may be required to obtain local franchises, licenses, or other operating rights. In some of the areas where the Company will provide networking services, the Company may pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. The Company has no immediate plans for any construction which would entail local permits, right-of-way agreements, or fees. Some local governments do impose usage taxes on long-distance or other telecommunications services. To the extent that such taxes are imposed on the Company, they are also imposed on all competitors, and are passed through to the customer.

REGULATORY STATUS OF THE COMPANY

    The Company is authorized by the FCC to provide resold international services pursuant to Section 214 of the Communications Act of 1934, as amended. In addition, the Company is authorized to provide interstate long-distance and operator services.

    The Company is certified to provide local exchange services in California, Colorado, Oregon, Iowa and Utah, and intends to pursue certification in each of its other markets. This certification will allow the Company to purchase unbundled network elements from the ILEC in these markets and to combine these elements with Company-owned or leased facilities to provide full-service telecommunications services to the Company's customers.

    The Company is also authorized to provide intrastate long distance service in Colorado, Iowa and Utah.

    In addition, the Company has interconnection agreements in place in Iowa, Utah and Colorado, and an agreement is pending in Oregon. No agreement is required in California.

EMPLOYEES

    As of April 30, 1998, the Company had 235 full-time employees. The employees are not unionized.

OFFICE FACILITIES

    The Company's facilities are all leased, and are located as follows:

                                                                                SIZE (SQ.
LOCATION                                                                           FT)         LEASE EXPIRATION
-----------------------------------------------------------------------------  -----------  ----------------------
Englewood, Colorado..........................................................      28,488   April 30, 2003
Englewood, Colorado..........................................................      16,700   February 28, 2002
Englewood, Colorado..........................................................       3,758   May 30, 2001
Englewood, Colorado..........................................................       1,830   April 30, 2001
Vail, Colorado...............................................................       1,350   February 28, 2000
Des Moines, Iowa.............................................................      14,310   April 30, 2003
Salt Lake City, Utah.........................................................       4,743   June 30, 2002
San Francisco, California....................................................       5,416   June 5, 2002
Omaha, Nebraska..............................................................       2,465   August 31, 1999
Atlanta, Georgia.............................................................       9,758   December 21, 2002
Dallas, Texas................................................................      11,142   December 31, 2002
Portland, Oregon.............................................................       5,900   April 30, 2002

------------------------

LEGAL PROCEEDINGS

    The Company is not currently involved in any legal proceedings.

                                   MANAGEMENT

    The following table sets forth the names and ages of the executive officers and directors of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer. Each director serves a one year term and until the director's successor is elected or until the director's death, resignation or removal.

                                                          OFFICER
                                                          AND/OR
                                                         DIRECTOR
NAMES OF EXECUTIVE OFFICERS AND DIRECTORS      AGE         SINCE                            POSITION
-----------------------------------------      ---      -----------  -------------------------------------------------------
John R. Evans(1)(2)......................          43         1995   Chief Executive Officer, Chairman and Director
Keith V. Burge(2)........................          43         1995   President, Chief Operating Officer and Director
Philip G. Allen..........................          51         1995   Executive Vice President, Secretary and Director
Roger W. Christoph(1)(2).................          37         1997   Director
Roland E. Casati(2)......................          67         1997   Director
Richard G. Tomlinson, Ph.D.(1)...........          62         1997   Director
                                                                     Executive Vice President, General Counsel and Assistant
Martin E. Freidel........................          35         1997   Secretary
John J. Phibbs...........................          36         1997   Chief Financial Officer and Treasurer

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    JOHN R. EVANS, Chief Executive Officer since December 1995. Mr. Evans served as the Chief Financial Officer and Executive Vice President of ICG Communications, Inc. ("ICG") from its inception until December 1995. During his five-year tenure, ICG's revenues grew from approximately $600,000 in 1991 to an annualized rate of more than $140 million at the end of 1995. He also was ICG's principal financial spokesperson in successful efforts of raising more than $500 million in public and private financings during this period. Mr. Evans was primarily responsible for ICG's acquisition and development of core network investments prior to public recognition of the emerging CLEC opportunities. Mr. Evans has also held various senior accounting and treasury management positions with Northern Telecom Canada Ltd., including strategic financial planning, analysis and budgeting, and held various audit and management information systems positions during six years with Coopers & Lybrand.

    KEITH V. BURGE, President and Chief Operating Officer since December 1995. Mr. Burge has nineteen years of data communications experience. He was the founder, Chief Executive Officer and Chief Operating Officer of Fiber Optic Technologies, Inc. ("FOTI"), a leading national network services integrator specializing in the design, implementation and support of high-speed data communication infrastructures, which was formed in 1986. While at FOTI, Mr. Burge was responsible for formulating and executing a disciplined plan that allowed FOTI to realize 90% annualized growth, culminating in revenues of $65 million in 1995 and 550 employees in thirteen offices throughout the western United States. During his nine year tenure, Mr. Burge supervised FOTI's implementation of more than 10,500 LAN and WAN infrastructures for companies such as Exxon Corporation, The Boeing Company, Amoco Corporation, International Business Machines, Weyerhaeuser, MCI Communications Corporation, The Dow Chemical Company and Hewlett-Packard Company. In 1994, Mr. Burge directed an initiative to execute a Network Desktop Outsourcing program that successfully placed 140 full-time network engineers and technicians onsite at Intel Corporation's Portland, Oregon campus, assisting and supporting 8,000 network users. Prior to founding FOTI, Mr. Burge was employed by Digital Equipment Corporation for nine years, where, from 1983 to 1986, he was a senior sales executive.

    PHILIP G. ALLEN, Executive Vice President, Secretary and a Director since December 1995. Mr. Allen was most recently Vice President of Investor Relations and Corporate Communications for ICG Communications, Inc. Prior to joining ICG in 1992, Mr. Allen was President of Allen & Company Business Communications, a communications company specializing in business development and the design and production of marketing materials in the communications field. His customers included U S West, Inc., AT&T and MCI. Mr. Allen was also an advisor to senior management at what is now Ameritech and U S West from 1976 to 1986, where he worked in various media relations, public policy and executive support areas.

    ROGER W. CHRISTOPH, a Director since January 17, 1997. Mr. Christoph is a Managing Partner of Keystone Capital Partners LLC, a Chicago-based venture capital and private equity firm and is also a Managing Partner of Keystone Investment Advisors LLC, a registered investment advisor and broker-dealer providing asset management services to private customers. Mr. Christoph founded and was President and CEO of Shepherd Financial Group, Inc., a private-customer brokerage firm, prior to its sale. Earlier in his career, he was a Principal at Christoph Securities, Inc., a private family-owned brokerage firm. Mr. Christoph began his career as a financial consultant at PaineWebber, Inc. Mr. Christoph has invested and raised growth capital for several privately owned and publicly traded companies including: Boston Chicken, GST Telecommunications, ICG, Neomedia Technologies, Stambaugh Hardware Co., and Universal Display Corp. Mr. Christoph is a director of Christoph Securities, Inc., Stambaugh Hardware Co., Keystone Capital Partners and Keystone Investment Advisors.

    ROLAND E. CASATI, a Director since January 17, 1997. Mr. Casati has developed in excess of three million square feet of high-quality office buildings in and around Chicago, Illinois, during the past 35 years. For the last 15 years, Mr. Casati has been a venture capitalist, having been a start-up investor in Callaway Golf and Zeigler Coal Holding Co., where he serves as a director.

    RICHARD G. TOMLINSON, Ph.D., a Director since June 28, 1997. Dr. Tomlinson is the President of Connecticut Research, Inc. ("CRI"), a management consulting company founded in 1986 which serves the telecommunications, electric utility and computer industries. Since 1989, CRI has published a widely referenced annual overview report on the competitive telecommunications industry (now jointly produced with Chicago-based New Paradigm Resources Group, Inc.). He has published numerous marketing studies, venture analyses and technical papers, is a contributing author for several books and holds five patents. Prior to founding CRI, he was the Vice President for Strategic Planning of United Technologies Communications Co. Inc., a subsidiary of United Technologies Corporation ("UTC"). His career at UTC spanned 20 years, including 16 years at the UTC Research Laboratory where he held the position of Senior Principal Scientist.

    MARTIN E. FREIDEL, Executive Vice President, General Counsel and Assistant Secretary since September 1997. Prior to joining the Company, Mr. Freidel served as Special Counsel to the law firm of Miller & Welch, LLC in Denver, Colorado, where he also acted as Associate General Counsel to the Company. From December 1992 until December 1996, Mr. Freidel was Vice President and General Counsel of ICG. Prior to joining ICG, Mr. Freidel served as Vice President--Regulatory for LDDS Communications, Inc. (now WorldCom) ("LDDS") and Vice President and General Counsel for MidAmerican Technologies, Inc., MidAmerican Communications, Inc. and Republic Telecom Services, Inc., which were purchased by LDDS in 1991. Mr. Freidel holds a Juris Doctor degree from the Creighton University School of Law and a BSBA from Creighton University.

    JOHN J. PHIBBS, Chief Financial Officer of the Company since March 1998. Mr. Phibbs previously served as Vice President of Finance and Administration since joining the Company in March 1997. Prior to joining the Company, Mr. Phibbs held various financial positions from 1991 through February 1997 with ICG Communications, Inc. Most recently, Mr. Phibbs held the position of Vice President--Accounting and previously, Vice President--Financial Planning and Analysis. From 1985 to 1991, Mr. Phibbs was employed in various financial positions at Lockheed Martin Corporation and McDonnell Douglas Corporation.

    DIRECTOR COMPENSATION

    Directors of the Company are reimbursed for certain reasonable expenses incurred in attending Board or committee meetings. In addition, non-employee Directors are compensated at the rate of $1,000 per day for on-site meetings of the Board or its committees and $250 for teleconference meetings. Non-employee Directors are also compensated with stock options to purchase 5,000 shares of Common Stock per quarter for each quarter served as a Director of the Company.

    AUDIT COMMITTEE

    The Company's Board of Directors currently has an Audit Committee that monitors the corporate financial reporting and the internal and external audits of the Company, reviews and approves material accounting policy changes, monitors internal accounting controls, recommends engagements of independent auditors, reviews related-party transactions and performs other duties as prescribed by the Board of Directors. The Audit Committee currently consists of Messrs. Evans, Christoph and Tomlinson.

    COMPENSATION COMMITTEE

    The Company's Board of Directors currently has a Compensation Committee that reviews and approves the compensation and benefits to be provided to the executive officers of the Company. In addition, the Compensation Committee administers the Company's 1996 and 1997 Incentive and Non-Statutory Stock Option Plans and the 1998 Stock Option Plan. The Compensation Committee currently consists of Messrs. Evans, Burge, Casati and Christoph.

                             EXECUTIVE COMPENSATION

    The following table sets forth in summary form the compensation earned by the Company's Chief Executive Officer and the other highest paid executive officers (collectively, the "Named Officers") for the Company.

                                                                                             LONG-TERM COMPENSATION
                                                     ANNUAL COMPENSATION                   --------------------------
                                                                                           SECURITIES
                                                   -----------------------  OTHER ANNUAL   UNDERLYING
NAME AND PRINCIPAL POSITION                          YEAR(1)      SALARY    COMPENSATION   OPTIONS(2)   COMPENSATION
-------------------------------------------------  -----------  ----------  -------------  -----------  -------------
John R. Evans ...................................        1996   $    6,250       --           200,000        --
  Chairman and Chief Executive Officer                   1997   $  150,000    $  12,781(3)                $   7,500(4)

Keith V. Burge ..................................        1996   $    5,417       --           200,000        --
  President and Chief Operating Officer                  1997   $  130,000    $   8,625(3)                $   7,022(4)

Philip G. Allen .................................        1996   $    4,167       --           200,000        --
  Executive Vice President and Secretary                 1997   $  100,000    $  12,172(3)                $   5,735(4)

Bruce Boland(5) .................................        1996   $    5,208       --           100,000     $   6,668(4)
  Former Executive Vice President Corporate              1997   $  125,000    $   6,900(3)     --            --
  Development

John J. Phibbs ..................................        1996       --           --            --            --
  Chief Financial Officer and Treasurer                  1997   $   95,833(6)   $  13,425(3)    300,000   $   5,175(4)

Martin E. Freidel ...............................        1996       --           --            --            --
  Executive Vice President, General Counsel and          1997   $   36,939(7)   $   2,199(3)    300,000   $   1,875(4)
  Asst. Secretary

------------------------

(1) During 1995 and 1996, the Company was in its initial formation stages and the executive officers did not receive compensation for their services until December 16, 1996.

(2) Amounts listed are options granted. Options vest with respect to twenty percent (20%) of the shares of Common Stock on each anniversary of the date of grant.

(3) Includes automobile allowance and other fringe benefit payments, and a bonus of $8,425 for Mr. Phibbs.

(4) Includes contributions to the Company's 401(k) Plan.

(5) Mr. Boland resigned from the Company on February 18, 1998. As a result of his resignation, options to purchase 60,000 shares of Common Stock were cancelled.

(6) Mr. Phibbs' base salary is $130,000 per year. His employment commenced on March 3, 1997.

(7) Mr. Freidel's base salary is $125,000 per year. Mr. Freidel's employment commenced on September 15, 1997.

OPTION GRANTS TABLE

                                                                                                    POTENTIAL REALIZABLE
                                                                                                    VALUE ASSUMED ANNUAL
                                            NUMBER OF                                               RATES OF STOCK PRICE
                                           SECURITIES    PERCENT OF                               APPRECIATION FOR OPTION
                                           UNDERLYING   TOTAL OPTIONS   EXERCISE                          TERM(2)
                                             OPTIONS     GRANTED TO     PRICE PER    EXPIRATION   ------------------------
NAME                              YEAR     GRANTED (1)    EMPLOYEES       SHARE         DATE          5%          10%
------------------------------  ---------  -----------  -------------  -----------  ------------  ----------  ------------
John R. Evans.................       1996     200,000          23.3     $    1.10     12/15/2001  $   35,000  $    102,000
                                     1997      --            --            --            --           --           --
Keith V. Burge................       1996     200,000          23.3     $    1.10     12/15/2001  $   35,000  $    102,000
                                     1997      --            --            --            --           --           --
Philip G. Allen...............       1996     200,000          23.3     $    1.10     12/15/2001  $   35,000  $    102,000
                                     1997      --            --            --            --           --           --
Bruce Boland(3)...............       1996     100,000          11.6     $    1.10     12/15/2001  $   18,000  $     51,000
                                     1997      --            --            --            --
John J. Phibbs................       1996      --            --            --            --
                                     1997     300,000           7.9     $    1.00       3/3/2007  $  189,000  $    478,000
Martin E. Freidel.............       1996      --            --            --            --           --           --
                                     1997     300,000           7.9     $    2.50      9/15/2007  $  472,000  $  1,195,000

------------------------

(1) Options vest with respect to 20% of the shares on each anniversary of the date of grant.

(2) Amounts reflect assumed risks of appreciation set forth in the Commissions' executive compensation disclosure requirements and do not reflect the Company's beliefs as to the amount, if any, the fair market value of the Company's Common Stock may appreciate. Amounts are rounded to the nearest $1,000.

(3) Mr. Boland resigned from the Company on February 18, 1998. As a result of his resignation, options to purchase 60,000 shares of Common Stock were cancelled.

AGGREGATED OPTION FISCAL YEAR-END VALUES

                                                        NUMBER OF SECURITIES
                                                       INCLUDING UNEXERCISED            VALUE OF UNEXERCISED
                                                              OPTIONS              IN-THE-MONEY OPTIONS AT FISCAL
                                                         AT FISCAL YEAR-END                   YEAR-END
NAME                                                 EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE(1)
--------------------------------------------------  ----------------------------  --------------------------------
John R. Evans.....................................         40,000/200,000                 $76,000/380,000
Keith V. Burge....................................         40,000/200,000                 $76,000/380,000
Philip G. Allen...................................         40,000/200,000                 $76,000/380,000
Bruce Boland(2)...................................         20,000/100,000                 $38,000/190,000
John J. Phibbs....................................           0/300,000                       $0/600,000
Martin E. Freidel.................................           0/300,000                       $0/150,000

------------------------

(1) Assumes a fair market value of the Common Stock of the Company at December 31, 1997, of $3.00 per share.

(2) Mr. Boland resigned from the Company on February 18, 1998. As a result of his resignation, options to purchase 60,000 shares of Common Stock were cancelled.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with John R. Evans, Keith V. Burge, Philip G. Allen, John J. Phibbs and Martin E. Freidel.

    Each of Messrs. Evans', Burge's and Allen's employment agreement, as amended, was originally executed effective December 15, 1996 and provides for an initial term of five (5) years. Thereafter, each of the employment agreements continues from year to year. Mr. Evans, Mr. Burge and Mr. Allen currently receive annual base salaries of $200,000, $180,000 and $150,000, respectively. In addition, each of Messrs. Evans, Burge and Allen receives a car allowance, benefit package and an incentive bonus of up to 100% of their respective base salaries for Messrs. Evans and Burge, and up to 50% of his base salary for Mr. Allen. In the event of termination by the Corporation without cause, or by the employee, for certain events, including changes in control, the employee is entitled to continue to receive his salary and accrued bonus for a period of twenty-four (24) months, as well as the immediate vesting of all options granted to the employee. In addition, each of Messrs. Evans, Burge and Allan is subject to non-compete, non-interference and confidentiality provisions for a period of twenty-four (24) months following the termination of their respective employment agreement. Any disputes involving the employee's employment or his respective employment agreement are subject to certain arbitration provisions contained in the agreements.

    Mr. Phibbs' employment agreement, as amended, is effective as of March 3, 1997 and provides for a term of four years. Mr. Phibbs receives an annual base salary of $130,000. In addition, Mr. Phibbs receives a car allowance, benefit package and an incentive bonus of up to 50% of his base salary. The incentive bonus is determined by the Compensation Committee of the Board of Directors. In the event of termination by the Company without cause, or by the employee upon the occurrence of certain events, including changes in control, Mr. Phibbs is entitled to continue to receive his salary for a period of 12 months. Any disputes involving the Mr. Phibbs' employment or his employment agreement is subject to certain arbitration provisions contained in the agreement.

    Mr. Freidel's employment agreement is effective as of September 15, 1997 and provides for an initial term of five years. Thereafter, the employment agreement continues from year to year. Mr. Freidel receives an annual base salary of $125,000. In addition, Mr. Freidel receives a car allowance, benefit package and an incentive bonus of up to 100% of his base salary. The incentive bonus is determined by the Compensation Committee of the Board of Directors. In the event of termination by the Company without cause, or by the employee upon the occurrence of certain events, including changes in control, Mr. Freidel is entitled to continue to receive his salary and accrued bonus for a period of 24 months, as well as the immediate vesting of all options granted to Mr. Freidel. Any disputes involving Mr. Freidel's employment or his employment agreement is subject to certain arbitration provisions contained in the agreement.

STOCK INCENTIVE PLANS

    The Company has adopted the 1996 and the 1997 Incentive and Non-Statutory Option Plans and the 1998 Stock Option Plan (collectively "Plans") which authorize the Company to grant incentive stock options within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The Plans relate to a total of 6,400,000 shares of Common Stock. Options to purchase 2,295,000 shares of the Common Stock under the 1996 Plan, 1,019,000 shares under the 1997 Plan and 2,008,000 shares of the Company's Common Stock under the 1998 Plan, at exercise prices between $1.00 per share and $5.50 per share are outstanding. Approximately 99% of the employees of the Company hold options to acquire shares. A total of 601,000 of the outstanding options are presently exercisable and all employee options vest 20% annually over five years from the date of grant.

    The Plans require that the exercise prices of options granted must be at least equal to the fair market value of a share of Common Stock on the date of grant, with a maximum term of ten years, provided that if an employee owns more than 10% of the Company's outstanding Common Stock, then the exercise price of an incentive option must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant, and the maximum term of such option may be no longer than five years. The aggregate fair market value of Common Stock, determined at the time the option is granted, for which incentive stock options become exercisable by an employee during any calendar year is limited to $100,000.

    The Plans are to be administered by the Company's Board of Directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of Common Stock subject to the option, and the terms and conditions of exercise. No option granted under the Plans is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

    The Company presently believes that in 1998 an amount of Common Stock equal to approximately 15% of the fully diluted shares of the Common Stock of the Company will be reserved as Options for employees so that the Company is better able to attract and retain highly competent employees.

401(K) PLAN

    The Company adopted an employee benefit 401(k) plan (the "401(k) Plan") for all employees, effective March 1, 1997. Under the 401(k) Plan, employees may voluntarily elect to have up to 15% of their salaries (subject to the maximum amount allowed under Federal law) deducted from earnings and placed in the 401(k) Plan, to be invested among several alternatives selected by the employee. The Company may elect to match the employee's contributions up to 6% by depositing Common Stock into the 401(k) Plan. Such contributions are made on a quarterly basis and the number of shares of Common Stock issued is determined with reference to the value of the Common Stock at the end of each quarter, as determined by an independent valuation. Shares of the Common Stock are fully vested when issued under the 401(k) Plan. With respect to the fiscal year ended December 31, 1997, the Company issued 83,340 shares of Common Stock under the 401(k) Plan.

INCENTIVE COMPENSATION PLAN

    The Company adopted an Incentive Compensation Plan in March, 1997 whereby each employee is eligible to receive in the second quarter of each year a payment based in part upon the employee's performance during the preceding 12 months as measured against predetermined objectives and in part upon the performance of the Company during the same period. For director-level employees and above, 50% of the employee's incentive compensation must be taken in the form of shares of the Company's Common Stock, receipt of which may be deferred pursuant to the Company's Deferred Compensation Plan. No payments were made pursuant to the Incentive Compensation Plan during 1997.

DEFERRED COMPENSATION PLAN

    The Company has adopted a Deferred Compensation Plan to which director-level employees and above may elect to contribute excess 401(k) Plan contributions and non-cash compensation such as shares of the Company's Common Stock earned pursuant to the Incentive Compensation Plan.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of May 29, 1998, by (i) each of the Company's directors, and named officers, (ii) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock and the address of each such person and (iii) all of the Company's officers and directors as a group.

                                                                            SHARES OF COMMON
                                                                                  STOCK              PERCENT
                                                                              BENEFICIALLY        BENEFICIALLY
NAME AND ADDRESS                                                                  OWNED             OWNED(1)
--------------------------------------------------------------------------  -----------------  -------------------
Philip G. Allen(2)(3) ....................................................        2,533,432              9.16%
  400 Inverness Drive South, Suite 400
  Englewood, CO 80112
Keith V. Burge(2)(4) .....................................................        2,488,794              9.00%
  400 Inverness Drive South, Suite 400
  Englewood, CO 80112
John R. Evans(2)(5) ......................................................        2,292,136              8.29%
  400 Inverness Drive South, Suite 400
  Englewood, CO 80112
Roland E. Casati(6) ......................................................        1,155,000              4.13%
Roger W. Christoph(7) ....................................................          873,000              3.10%
Dr. Richard G. Tomlinson(8) ..............................................           80,000             *
John J. Phibbs(9) ........................................................           69,909             *
Martin E. Freidel(10) ....................................................          131,998             *
First Continental Group, L.C.  ...........................................        2,430,000              8.82%
  5731 Greendale Road, Box 429
  Johnston, Iowa 50131
All Officers and Directors as a group (9 persons) ........................        9,628,901             33.09%

------------------------

  * Less than 1%

 (1) Based on 27,564,616 shares of Common Stock issued and outstanding as of May 29, 1998. Percentage ownership is calculated by dividing (i) the sum of the number of shares owned by such stockholders plus the number of shares such stockholder would receive upon exercise of options or warrants exercisable within sixty (60) days of the date hereof ("Conversion Shares"), by (ii) the total number shares of Common Stock outstanding plus such stockholder's Conversion Shares.

 (2) Shares of Common Stock now owned or hereafter acquired by Messrs. Evans, Burge and Allen and their wives are subject to a voting agreement pursuant to which all shares of Common Stock owned directly or indirectly by the parties (including shares held in trust for Mr. Evan's children over which shares Mr. Allen, as trustee, has sole voting power) will be voted together as the parties agree by a simple majority of the parties to the voting agreement. Each party to the voting agreement could be deemed to beneficially own all the shares of Common Stock owned by the other parties to such agreement due to such voting provision. As the Company believes that it more accurately reflects ownership of the Company's Common Stock, this table does not reflect shares that may be deemed to be beneficially owned by any person solely by virtue of the voting agreement.

 (3) Includes 200,000 shares of Common Stock held in trust for the benefit of Mr. Evans' children and over which shares Mr. Allen, as trustee, has sole voting power, 500,000 shares of Common Stock held by Mr. Allen's wife, options to purchase 40,000 shares Common Stock, warrants to purchase 45,000 shares of Common Stock, 3,048 shares of Common Stock held in the Company's 401(k) Plan, and 15,384 shares held in the Company's Deferred Compensation Plan.

 (4) Includes 500,000 shares of Common Stock held by Mr. Burge's wife, options to purchase 40,000 shares Common Stock, warrants to purchase 45,000 shares of Common Stock, 3,794 shares of Common Stock held in the Company's 401(k) Plan, and 20,000 shares held in the Company's Deferred Compensation Plan.

 (5) Includes 500,000 shares of Common Stock held by Mr. Evans' wife's, options to purchase 40,000 shares of Common Stock, warrants for 45,000 shares of Common Stock, 4,060 shares of Common Stock held in the Company' 401(k) Plan, and 23,076 shares held in the Company's Deferred Compensation Plan.

 (6) Includes 30,000 options and warrants to purchase 375,000 shares of Common Stock.

 (7) Includes 30,000 options and warrants to purchase 573,000 shares of Common Stock.

 (8) Includes 20,000 options and warrants to purchase 20,000 shares of Common Stock.

 (9) Includes options to purchase 60,000 shares of Common Stock, 2,538 shares of Common Stock held in the Company's 401(k) Plan and 7,371 shares of Common Stock held in the Company's Deferred Compensation Plan.

(10) Includes 40,000 shares of Common Stock held by Freidel Development International, LLC ("FDI"), for which Mr. Freidel has voting power, warrants to purchase 1,800 shares of Common Stock, warrants to purchase 20,000 shares of Common Stock held by FDI, options to purchase 60,000 shares of Common Stock, 577 shares of Common Stock held in the Company's 401(k) plan, and 6,021 shares of Common Stock held in the Company's Deferred Compensation Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In 1996, the Company issued 2,500,000 shares of Common Stock each to its three founders, Messrs. Evans, Burge and Allen, for $150,000 each. Messrs. Evans, Burge and Allen also each paid $50,000 to purchase 50,000 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock for $50,000 each in the Company's initial private placement offering.

    As part of the Company's second private placement in 1997, Messrs. Evans, Burge, Allen, Tomlinson and Freidel each paid $100,000 to purchase 40,000 shares of Common Stock and warrants to purchase 20,000 shares of Common Stock.

    Roger Christoph, a Director of the Company, provides financial advisory services to the Company from time to time. An aggregate of $1,750 has been paid to Mr. Christoph for such services. In addition, Mr. Christoph was a Principal and owner of Shepherd Financial Group which received compensation totaling approximately $1.5 million and the issuance of 438,000 warrants to purchase Common Stock in exchange for placement agent services provided to the Company in the Company's 1996 and 1997 private placements of Common Stock. Mr. Christoph was also a Principal and owner of Shepherd Capital Group which was paid approximately $0.5 million for financial advisory services provided to the Company during 1997.

                              CERTAIN INDEBTEDNESS

COMDISCO FACILITY

    In November 1997, the Company entered into a three year, $50.0 million Program Agreement with Comdisco, Inc. ("Comdisco"), a computer and telecommunications equipment leasing and financing company. The Program Agreement provides for lease financing of equipment to be used by the Company in the provision of ENS and other services. Under the Program Agreement, the Company's wholly owned subsidiary, C3, entered into a Master Lease Agreement (the "Master Lease") with Comdisco. Pursuant to the Master Lease, C3 can either
(i) lease equipment from Comdisco's inventory or (ii) issue purchase orders to third-party vendors on behalf of Comdisco and lease the purchased equipment from Comdisco. The leased equipment is then leased to the Company's operating subsidiary, CCSI, which provides the equipment to its customers under its ENS contracts. Comdisco receives a first perfected security interest in the receivables from the customer.

    There is currently $10.0 million available for lease to the Company under the Program Agreement. The availability of additional amounts depends on whether the Company satisfies certain conditions. Specifically, $10.0 million will continue to be available after July 1, 1998 if the Company achieves a Recurring Revenue Run Rate (as defined therein) of $3.0 million per year and an Aggregate Run Rate (as defined therein) of $10.0 million per year, and obtains a 10% Letter of Credit (as equipment is leased) calculated as a percentage of equipment costs. An additional $20.0 million (for a total of $30.0 million) will be available after July 1, 1998 if the Company obtains funding of at least $20.0 million in equity securities and achieves a Recurring Revenue Run Rate of $10.0 million per year and an Aggregate Run Rate of $30.0 million per year. Finally, another $20.0 million (for a total of $50.0 million) will be available from July 1, 1999 through June 30, 2000 if the Company achieves positive EBITDA on a monthly basis and a Recurring Revenue Run Rate of $25.0 million per year and an Aggregate Run Rate of $70.0 million per year. The Program Agreement expires on June 30, 2000.

    The Comdisco facility is secured by the equipment being financed and is guaranteed by the Company. In addition, the Company is required to issue a warrant to acquire Common Stock of the Company in an amount equal to ten percent (10%) of the facility, divided by the exercise price per share. The exercise price per share is equal to the price paid by investors in recent equity offerings and will, in no event, be less than $3.00 per share. The warrants will be issued in three installments based upon amounts available under the facility. On November 19, 1997, the Company issued a warrant for the purchase of 333,333 shares of Common Stock at an exercise price of $3.00 per share for the first $10.0 million of the facility. As of March 31, 1998, approximately $1.7 million of this credit facility is outstanding.

SBA LOAN

    As part of the acquisition of ICN, the Company assumed a loan issued by the Small Business Administration ("SBA") to ICN for the purpose of rebuilding and repairs under the disaster relief program as a result of flooding in Iowa during 1993. The loan was collateralized by equipment and inventory of the Company and accrued interest at a rate of 4% per annum. At March 31, 1998 the outstanding balance of the loan was approximately $285,000. Subsequent to March 31 1998, the loan was paid in full.

NATIONSCREDIT COMMERCIAL CORPORATION FACILITY

    In February 1997, the Company entered into an inventory credit facility with NationsCredit Commercial Corporation ("NationsCredit") for the purpose of purchasing data and telephony inventory for sale to customers. The credit line is currently $0.8 million with an overline approval up to $2.8 million, but is in the process of being renegotiated into a $5.0 million inventory and accounts receivable revolving line of credit. The new facility will allow the Company to obtain financing of up to 85% of eligible accounts receivable and will be secured by the purchased inventory and guaranteed by the Company.

GMAC

    In June 1997, the Company obtained a one-year line of credit with General Motors Acceptance Corporation in the amount of approximately $0.5 million to purchase vehicles for its operations. The line of credit is subject to an annual revaluation for continued usage. Advances under the line are payable over a four to five year term depending on the vehicle purchased. The Company has utilized $155,521 of this credit facility of which $140,088 remained outstanding as of March 31, 1998.

SUN FINANCIAL FACILITY

    In May 1997, the Company entered into a Master Equipment Lease with Sun Financial Group, Inc. to lease equipment, facilities and related items for the Company's internal expansion as well as equipment to be used for customer installations. The Company has utilized $2.2 million of this credit facility of which $1.7 million remained outstanding as of March 31, 1998. The facility is secured by a $0.1 million standby letter of credit. In connection with the establishment of the facility, the Company issued a warrant to Sun Financial Group, Inc. for the purchase of 80,571 shares of Common Stock at an exercise price of $3.00. The Company is in the process of transferring this facility to CCSI. In addition, the facility will be increased for additional expansion and, as a result of the transfer, the facility will be guaranteed by the Company.

                            DESCRIPTION OF THE NOTES

    Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes. As used herein, the term "Notes" means the Old Notes and the New Notes, unless otherwise indicated.

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions and registration rights applicable to the Old Notes. See "The Exchange Offer."

    The Notes are issued under an Indenture (the "Indenture"), dated as of April 2, 1998, between the Company and Norwest Bank Colorado, N.A. as trustee (in such capacity, the "Trustee"). A copy of the form of Indenture is available from the Initial Purchasers. Upon the issuance of the New Notes, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act" or the "TIA"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, (i) all of the provisions of the Notes and the Indenture, including the definitions of certain terms contained therein and those terms made a part of the Indenture through the incorporation by reference of the Trust Indenture Act, as in effect on the Issue Date, and (ii) the Trust Indenture Act, in the case of the New Notes. Whenever particular provisions or definitions of the Indenture, the Notes or the terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference. As used in this section, the "Company" refers to Convergent Communications, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

    The Notes are general senior unsecured (except for the security interest in the Collateral Account) obligations of the Company. The Notes are secured by a first priority security interest in the Collateral Account described under "--Disbursement of Funds; Collateral Account" and "--Ranking."

    The Old Notes have been, and the New Notes will be, issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. See "Book-Entry; Delivery and Form."

Principal of, premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

    Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with such Exchange Offer, will be treated as a single class of securities under the Indenture.

MATURITY, INTEREST AND PRINCIPAL

    The Notes are limited to $160,000,000 aggregate principal amount, and will mature on April 1, 2008. Interest on the Notes will accrue at a rate of 13% per annum, and will be payable semiannually in arrears on each April 1 and October 1, commencing October 1, 1998 to the holders of record of Notes at the close of business on the March 15 and September 15 immediately preceding such interest payment date. Interest will accrue from the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes.

OPTIONAL REDEMPTION

    The Notes will be redeemable, in whole or in part, at any time on or after April 1, 2003 at the option of the Company, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning April 1 of the years indicated below:

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2003.............................................................................      106.50%
2004.............................................................................      104.33%
2005.............................................................................      102.17%
2006 and thereafter..............................................................      100.00%

    Notwithstanding the foregoing, on or prior to April 1, 2001, the Company may, at its option, use the net proceeds of one or more Public Equity Offerings (as defined below) or one or more sales of Common Stock to a Strategic Equity Investor (as defined) yielding gross cash proceeds to the Company of not less than $50 million to redeem up to 35% of the aggregate principal amount of Notes originally issued, in each case on a PRO RATA basis, at a redemption price of 113% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption; PROVIDED that not less than 65% of the originally issued aggregate principal amount of Notes would remain outstanding immediately after each such redemption. To effect the foregoing redemption, the Company must mail a notice of redemption not later than 60 days after the consummation of any Public Equity Offering or sale of Common Stock to a Strategic Equity Investor that resulted in the requisite gross proceeds.

    As used above, "Public Equity Offering" means an underwritten public offering of Common Stock of the Company registered with the Commission under the Securities Act.

    Notice of an optional redemption must be given no less than 30 nor more than 60 days prior to the applicable redemption date. In the case of a partial redemption of Notes, selection of the Notes for redemption will be made by lot, PRO RATA or by such other method as the Trustee in its sole discretion deems fair and appropriate or in such manner as complies with the requirements of the principal securities exchange, if any, on which the Notes being redeemed are listed and DTC; PROVIDED that any redemption following one or more Public Equity Offerings or sales of Common Stock to a Strategic Equity Investor will be made on a PRO RATA or on as nearly a PRO RATA basis as practicable (subject to the procedures of DTC). Upon giving of a redemption notice, interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and, upon redemption on such redemption date, such Notes will cease to be outstanding.

SINKING FUND

    The Company will not be required to make any mandatory sinking fund payments in respect of the Notes.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to any Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of Notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that may be delivered by holders of Notes seeking to accept the Change of Control Offer. The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    If the Company is required to make a Change of Control Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

DISBURSEMENT OF FUNDS; COLLATERAL ACCOUNT

    The Notes are collateralized, pursuant to the Custody and Security Agreement (the "Security Agreement") dated as of April 2, 1998, among the Company, the Trustee and Norwest Bank Colorado, N.A., as Custodian of the Collateral Account, by a pledge of the Collateral Account (as defined in the Security Agreement), which contains approximately $57 million of the net proceeds from the sale of the Old Notes issued pursuant to the Initial Offering and/or U.S. Government Securities purchased therewith (the "Collateral"), that, together with the proceeds from the investment thereof, will be sufficient to pay interest on the Notes for the first six scheduled interest payments (but not any additional interest that may arise under the Notes Registration Rights Agreement).

    The Company has entered into the Security Agreement providing for the grant by the Company to the Trustee, for the benefit of the holders of the Notes, of security interests in the Collateral. All such security interests collateralize the payment and performance when due of the obligation of the Company to pay interest on the Notes for the first six scheduled interest payments, as provided in the Security Agreement. The Liens created by the Security Agreement are first priority security interests in the Collateral. The

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ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company. See "Risk Factors--Bankruptcy Risks Related to Collateral Account."

    Pursuant to the Security Agreement, Collateral may be released from the Collateral Account only (i) to pay interest on the Notes or (ii) in the event that the funds or U.S. Government Securities held in the Collateral Account (together with the proceeds from the investment thereof) exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment), the Trustee will be permitted to release to the Company at the Company's request any such excess amount if no Default then exists under the Indenture.

    Pending such disbursements, funds contained in the Collateral Account will be invested in U.S. Government Securities. Interest earned on such U.S. Government Securities will be placed in the Collateral Account. Upon the acceleration of the maturity of the Notes, the Security Agreement will permit the Trustee to exercise the rights of a secured party with respect to the Collateral Account. Under the terms of the Indenture, the proceeds of the Collateral Account shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and, second, to all obligations of the Company under the Notes and the Indenture. Under the Security Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, all of the Collateral will be released from the Collateral Account.

RANKING

    The Indebtedness evidenced by the Notes ranks PARI PASSU in right of payment with all other future unsecured senior indebtedness of the Company and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Notes. As of March 31, 1998, after giving effect to the sale of the Units and the application of the proceeds therefrom, there would have been approximately $0.1 million of Indebtedness of the Company outstanding other than the Notes. The Notes are unsecured (except for the security interest in the Collateral Account).

    The Company is a holding company with no direct operations and no significant assets other than cash and the stock of the Subsidiaries. The Company operates its business through the Subsidiaries. The Company will be dependent on the cash flow of the Subsidiaries to meet its obligations, including the payment of interest and principal on the Notes. The Subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because the Subsidiaries will not guarantee the payment of the principal or interest on the Notes, any right of the Company to receive assets of the Subsidiaries upon their liquidation or reorganization (and the consequent right of holder of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of the Subsidiaries (including trade creditors and holders of indebtedness of such Subsidiaries), except if and to the extent the Company is itself a creditor of any of the Subsidiaries, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of any of the Subsidiaries. As of March 31, 1998, after giving effect to the sale of the Units and the application of the proceeds therefrom, the Subsidiaries would have had aggregate liabilities of approximately $11.9 million. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Indebtedness in the future, including secured Indebtedness. For a discussion of certain adverse consequences of the Company being a holding company and of the terms of certain existing and potential future indebtedness of the Company and its Subsidiaries, see "Risk Factors--Holding Company Structure; Structural Subordination."

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CERTAIN COVENANTS

    Set forth below are certain covenants that are contained in the Indenture.

    LIMITATION ON INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; PROVIDED that the Company may Incur Indebtedness if and at the time of such incurrence (i) the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio would have been less than or equal to 6.0 to 1.0 and (ii) no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions set forth in this covenant.

    In making the foregoing calculation, (A) PRO FORMA effect will be given to:
(i) the incurrence or repayment of any Indebtedness to be incurred or repaid on the date of the incurrence of such Indebtedness (the "Transaction Date"), (ii) Asset Sales and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Assets Sales) that occur from the beginning of the Four Quarter Period (as defined under the "Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio" definition) through the Transaction Date (the "Reference Period"), as if such acquisition or disposition had occurred and such proceeds had been applied on the first day of such Reference Period and
(iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of (including giving PRO FORMA effect to the application of proceeds of such disposition) by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Sales or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that, to the extent that clause (ii) or (iii) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Sale, such PRO FORMA calculation shall be based upon the four full fiscal quarters, immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available, and (B) the aggregate amount of Indebtedness outstanding as of the end of the Reference Period will be deemed to include an amount of funds equal to the average daily balance of Indebtedness outstanding during the Reference Period under any revolving credit or similar facilities of the Company and its Restricted Subsidiaries. For purposes of this provision, whenever PRO FORMA effect is to be given to a transaction, the PRO FORMA calculations shall be made in good faith by a responsible financial or accounting officer of the Company.

    For the purposes of determining compliance with this covenant, in the event that an item of Indebtedness or any portion thereof meets the criteria of more than one of the types of Indebtedness the Company and the Restricted Subsidiaries are permitted to incur, the Company will have the right, in its sole discretion, to classify such item of Indebtedness or portion thereof at the time of its incurrence and will only be required to include the amount and type of such Indebtedness or portion thereof under the clause permitting the Indebtedness as so classified.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

    (i) declare or pay any dividend on, or make any distribution to holders of, any shares of its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock and (y) dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary);

    (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of its Capital Stock or any Capital Stock of any of its Affiliates or any options, warrants or other rights to acquire such shares of Capital Stock;

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   (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; or

    (iv) make any Investment (other than any Permitted Investment);

(such payments or other actions described in (but not excluded from) clauses (i) though (iv) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso of the "--Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum of:

    (A) 50% of the aggregate amount of the Consolidated Adjusted Net Income (or, if the Consolidated Adjusted Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Issue Date and ending on the last day of the last full fiscal quarter immediately preceding the date of such Restricted Payment for which quarterly or annual consolidated financial statements of the Company are available; plus

    (B) the aggregate Net Cash Proceeds received by the Company after the Issue Date as a capital contribution or from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Issue Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock); plus

    (C) to the extent not otherwise included in the Consolidated Adjusted Net Income of the Company, an amount equal to the sum of (i) the net reduction in Investments in any Person (other than Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, or from the Net Cash Proceeds from the sale of any such Investment, in each case to the Company or any Restricted Subsidiary after the Issue Date from such Person and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of (i) or (ii) above the foregoing sum shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

    (b) Notwithstanding paragraph (a) above, the Company and any Restricted Subsidiary may take the following actions so long as (with respect to clauses
(ii) through (v) inclusive and clauses (vii) through (ix) inclusive below) no Default or Event of Default shall have occurred and be continuing:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such dividend would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

    (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company; PROVIDED, HOWEVER, that such Qualified Capital Stock of the Company may not be redeemable at the option of the holder or be required to be redeemed prior to the Stated Maturity of the Notes;

   (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

    (iv) the purchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to the "Change of Control" covenant; PROVIDED that prior to such purchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Change of Control Offer;

    (v) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of new Subordinated Indebtedness so long as (A) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, PLUS, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has an Average Life to Stated Maturity longer than the Average Life to Stated Maturity of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes;

    (vi) the payment of cash in lieu of fractional shares of Common Stock pursuant to the Warrant Agreement;

   (vii) payments of amounts required for any repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any options or rights to acquire such Capital Stock of the Company owned by any director, officer or employee of the Company or its Subsidiaries pursuant to any management equity subscription agreement or similar agreement, or otherwise upon the death, disability, retirement or termination of employment or departure from the Board, PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock of the Company or options shall not exceed in the aggregate $0.5 million in any calendar year;

  (viii) payments that would otherwise be Restricted Payments in an aggregate amount not to exceed $1.0 million;

    (ix) investments in Telecommunications Businesses that would otherwise be Restricted Payments, the sum of which does not exceed $5.0 million at any one time outstanding; and

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
    (x) repurchases of Capital Stock of the Company solely in connection with cashless exercises of options, warrants and other convertible securities.

    The actions described in clauses (i) through (iv) inclusive and clauses (vi) through (ix) inclusive of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) and the actions described in clauses (v) and
(x) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause
(3) of paragraph (a) above. In the event the proceeds of an issuance of Qualified Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause
(B) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    LIMITATION ON LIENS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to (i) any of its property or assets, including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and
(y) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien, or (ii) the Collateral Account.

    Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company (the "Guaranteed Indebtedness") unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary; PROVIDED that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) PARI PASSU in right of payment with the Notes, then the guarantee of such Guaranteed Indebtedness shall be PARI PASSU in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.

    (b) Notwithstanding the foregoing, any Subsidiary Guarantee created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person who is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release by the holders of the Indebtedness of the Company described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such Subsidiary Guarantee), at a time when
(A) no other Indebtedness of the Company has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed released upon payment in full of all obligations under such Indebtedness).

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
    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Company or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any Restricted Subsidiary, (c) make any Investment in the Company or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or to any Restricted Subsidiary, except for:

    (i) any encumbrance or restriction in existence on the Issue Date;

    (ii) customary non-assignment provisions;

   (iii) any encumbrance or restriction pertaining to an asset subject to a Lien to the extent set forth in the documentation governing such Lien;

    (iv) any encumbrance or restriction applicable to a Restricted Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof;

    (v) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (i) or (iv) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced;

    (vi) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or any Asset Sale to the extent limited to the Capital Stock or assets in question; and

   (vii) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness contained in any Permitted Credit Facility; PROVIDED that (subject to customary net worth, leverage, invested capital and other financial covenants and the absence of default under such agreement) the provisions of such agreement permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the Notes and other indebtedness that is solely an obligation of the Company; PROVIDED, FURTHER, that such agreement may contain customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Company or any Restricted Subsidiary, customary restrictions on transactions with affiliates, and customary subordination provisions governing indebtedness owed to the Company or any Restricted Subsidiary.

    DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration (excluding contingent liabilities assumed by the transferee of any such assets) consists of cash or Cash Equivalents; PROVIDED that the amount of any liabilities (other than Subordinated Indebtedness or Indebtedness of a Restricted Subsidiary that would not constitute Restricted Subsidiary Indebtedness) that are assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases the Company or such Restricted Subsidiary, as the case may be, from further liability shall be treated as cash for purposes of this covenant. Within 365 days after any Asset Sale, the Company or the applicable Restricted Subsidiary, as the case may be, may at its option (a) reinvest an amount equal to the Net Cash Proceeds (or any portion thereof) from such disposition in properties and assets that will be used in a Telecommunications Business (or in Capital Stock and other securities of any Person that will become a Restricted Subsidiary as

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
a result of such investment to the extent such Person owns properties and assets that will be used in a Telecommunications Business) of the Company or any Restricted Subsidiary ("Replacement Assets"), and/ or (b) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of any Indebtedness of the Company ranking PARI PASSU with the Notes (including the Notes) or the permanent reduction of Indebtedness of any Restricted Subsidiary of the Company. Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving Indebtedness under any Permitted Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Replacement Assets and/or repay any such PARI PASSU Indebtedness of the Company or Indebtedness of its Restricted Subsidiaries constitute Excess Proceeds.

    When the aggregate amount of Excess Proceeds from one or more Asset Sales equals or exceeds $5.0 million, the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of Notes issued under the Indenture, that aggregate principal amount of Notes as can be purchased by application of such Excess Proceeds at a price in cash equal to 100% of the outstanding aggregate principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate purchase price for the Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or any Restricted Subsidiary may use such deficiency for general corporate purposes. If the aggregate purchase price for the Notes validly tendered and not withdrawn by holders thereof exceeds the amount of Notes which can be purchased with the Excess Proceeds, Notes to be purchased will be selected on a PRO RATA basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

    Notwithstanding the two immediately preceding paragraphs, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration of such Asset Sale constitutes Replacement Assets, cash or Cash Equivalents (including obligations deemed to be cash under this covenant) and
(ii) such Asset Sale is for Fair Market Value; PROVIDED that any consideration constituting (or deemed to constitute) cash or Cash Equivalents received by the Company or any of the Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

    If the Company is required to make an Asset Sale Offer, the Company will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary of the Company (other than under a Permitted Credit Facility) or (ii) permit any of its Restricted Subsidiaries to issue any Capital Stock, in either case, other than to the Company or a Restricted Subsidiary of the Company. The foregoing restrictions shall not apply to an Asset Sale consisting of 100% of the Capital Stock of a Restricted Subsidiary owned by the Company made in compliance with the covenant "--Disposition of Proceeds of Asset Sales."

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates or any beneficial holder of 5% or more of the Common Stock of the Company or any officer or director of the Company (each, an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $1.0 million shall be approved by a majority of the Board, such

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approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate Transaction involving aggregate consideration of $5.0 million or more shall be approved by a majority of the Disinterested Directors; PROVIDED that, in lieu of such approval by the Disinterested Directors, the Company may obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Company or the Restricted Subsidiary, as the case may be, are fair from a financial point of view. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are fair and reasonable to the Company and the Restricted Subsidiaries, as the case may be, and therefore shall be permitted under this covenant.

    Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, the Company and/or any of the Restricted Subsidiaries, (ii) transactions pursuant to agreements and arrangements existing on the Issue Date, (iii) dividends and other Restricted Payments paid by the Company pursuant to and in compliance with the covenant "Limitation on Restricted Payments," (iv) customary directors' fees, indemnification and similar arrangements, employee salaries and bonuses, employment agreements and arrangements or compensation or employee benefit arrangements (including options), (v) grants of customary registration rights with respect to securities of the Company and (vi) loans or advances to officers or employees of the Company or any Restricted Subsidiary made in the ordinary course of business of the Company or such Restricted Subsidiary to pay business related travel expenses or reasonable relocation costs of such officers or employees in connection with their employment by the Company or such Restricted Subsidiary.

    REPORTS. The Indenture provides that, whether or not the Company has a class of securities registered under the Exchange Act, the Company shall furnish without cost to each holder of record of Notes issued thereunder (in sufficient quantities for distribution to beneficial holders) and file with the Trustee and the Commission (unless the Commission will not accept such a filing), (i) within the applicable time period required under the Exchange Act, after the end of each fiscal year of the Company, the information required by Form 10-K (or any successor form thereto) under the Exchange Act with respect to such period (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that describes the consolidated financial condition and results of operations of the Company), together with a report thereon by the Company's certified independent accountants, (ii) within the applicable time period required under the Exchange Act after the end of each of the first three fiscal quarters of each fiscal year of the Company, the information required by Form l0-Q (or any successor form thereto) under the Exchange Act with respect to such period (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and describes the consolidated financial condition and results of operations of the Company) and (iii) any current reports on Form 8-K (or any successor forms) required to be filed under the Exchange Act.

    LIMITATION ON BUSINESS. The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, engage in a business which is not a Telecommunications Business.

    DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

    (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (b) immediately after giving effect to such Designation, the Company would be able to incur $1.00 of Indebtedness under the proviso of the covenant "--Limitation on Indebtedness," except in the case of (1) a Permitted Investment or (2) an Investment to the extent reasonably promptly made

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       with the proceeds of (x) a capital contribution to the Company or (y) an issue or sale of Capital Stock (other than Disqualified Stock) of the Company (other than to a Subsidiary of the Company); PROVIDED that any such Net Cash Proceeds are excluded from clause (3)(B) of paragraph (a) of the covenant "--Limitation on Restricted Payments," and are not used for the redemption, repurchase or other acquisition of Indebtedness; and

    (c) The Company would not be prohibited under the Indenture from making an Investment at the time of such Designation (assuming the effectiveness of such Designation) in an amount (the "US Designation Amount") equal to the Fair Market Value of the net Investment of the Company or any other Restricted Subsidiary in such Subsidiary on such date. In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the US Designation Amount. The Indenture will further provide that neither the Company nor any Restricted Subsidiary shall at any time (x) provide a guarantee of, or similar credit support to, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); PROVIDED that the Company may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenants "Limitation on Restricted Payments" and "Limitation on Transactions with Affiliates."

    The Indenture further provides that the Company will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

    All Designations and Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

    The Indenture provides that the Company will not (i) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person or Persons in a single transaction or through a series of transactions, or (ii) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries on a consolidated basis to a Person other than the Company or another Restricted Subsidiary, unless, in the case of either (i) or (ii), (a) the Company shall be the continuing Person or, if the Company is not the continuing Person, the resulting, surviving or transferee Person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof;
(b) the surviving entity shall expressly assume all of the obligations of the Company or such Restricted Subsidiary, as the case may be, under the Notes and the Indenture, and

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
shall, if required by law to effectuate such assumption, execute a supplemental indenture to effect such assumption, which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Company or the surviving entity (assuming such surviving entity's assumption of the Company's or Restricted Subsidiary's, as the case may be, obligations under the Notes and the Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under the proviso of the covenant "--Limitation on Indebtedness;" (d) immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing and (e) the Company or the surviving entity, as the case may be, shall have delivered to the Trustee an officers' certificate stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture, complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

    Upon the occurrence of any transaction under clause (i) or (ii) of the preceding paragraph in which the Company or a Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company or any such Restricted Subsidiary is merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Restricted Subsidiary, as the case may be, under the Indenture and the Notes with the same effect as if such successor corporation had been named as the Company or such Restricted Subsidiary therein; and thereafter, except in the case of any lease, sale, assignment, conveyance, transfer or other disposition to a Restricted Subsidiary of the Company, the Company shall be discharged from all obligations and covenants under the Indenture and the Notes issued thereunder.

    The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants "Limitation on Additional Indebtedness," "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

    The following are "Events of Default" under the Indenture:

    (i) default in the payment of interest on the Notes when it becomes due and payable and continuance of such default for a period of 30 days or more; PROVIDED that a default in the payment of any installment of interest when it becomes due and payable on the Notes on or prior to April 1, 2001 will constitute an Event or Default, with no grace or cure period; or

    (ii) default in the payment of the principal of, or premium, if any, on the Notes when due; or

   (iii) default in the performance, or breach, of any covenant described under "Change of Control," "--Certain Covenants--Disposition of Proceeds of Asset Sales" or "Consolidation, Merger, Sale of Assets, Etc.;" or

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
    (iv) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i), (ii) or (iii) above) or the Security Agreement and continuance of such default or breach for a period of 30 days or more after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% of the aggregate principal amount of the outstanding Notes; or

    (v) failure to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $5.0 million or more under which the Company or a Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; or

    (vi) one or more final non-appealable judgments, orders or decrees for the payment of money of $5.0 million or more, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

   (vii) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company, or any Material Restricted Subsidiary of the Company in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging the Company, or any Material Restricted Subsidiary of the Company, a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, or any Material Restricted Subsidiary of the Company, under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, or any Material Restricted Subsidiary of the Company, or of any substantial part of the property or assets of the Company, or any Material Restricted Subsidiary of the Company, or ordering the winding up or liquidation of the affairs of the Company, or any Material Restricted Subsidiary of the Company, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

  (viii) the Company shall assert or acknowledge in writing that the Security Agreement is invalid or unenforceable.

    If an Event of Default (other than an Event of Default specified in clause
(vii) with respect to the Company) under the Indenture occurs and is continuing, then the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Notes may by written notice, and the Trustee upon request of the holders of not less than 25% of the aggregate principal amount of the outstanding Notes shall, declare the aggregate principal amount of, premium (if any) on, and any accrued and unpaid interest on the outstanding Notes issued thereunder to be due and payable immediately. Upon any such declaration, the aggregate principal amount of, premium (if any) on, and any accrued and unpaid interest on the outstanding Notes shall become due and payable immediately. If an Event of Default under the Indenture specified in clause (vii) with respect to the Company occurs and is continuing then the aggregate principal amount of, premium (if any) on, and any accrued and unpaid interest on the outstanding Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration or any IPSO FACTO acceleration pursuant to clause (vii) under the Indenture, the holders of a majority of the aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration and its consequences if all existing Events of

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Default, other than nonpayment of the principal of, and accrued and unpaid interest on, such Notes that have become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority of the aggregate principal amount of the outstanding Notes also have the right to waive past defaults, except a default in the payment of the principal of, or any interest on, any outstanding Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the Notes.

    No holder of any of the Notes issued under the Indenture has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% of the aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority of the aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

    During the existence of an Event of Default under the Indenture, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority of the aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust, or power conferred on the Trustee.

    The Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; PROVIDED that, except in the case of a Default in payment of principal of or premium, if any, on any Note when due or in the case of any Default in the payment of any interest on the Notes or in the case of any Default arising from the occurrence of any Change of Control, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

    The Company is required to furnish to the Trustee annually a statement as to compliance with all conditions and covenants under the Indenture.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

    The Company may terminate its obligations under the Indenture, when (1) either: (A) all Notes issued thereunder that have been theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes issued thereunder that have not theretofore been delivered to the Trustee for cancellation will become due and payable (a "Discharge") under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with such Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such issue of Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit or maturity or date of redemption; (2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company and (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all

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
conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

    The Company may elect, at its option, to have its obligations under the Indenture discharged with respect to the outstanding Notes ("legal defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes under the Indenture, except for (1) the rights of holders of Notes to receive payments in respect of the principal of and any premium and interest on the Notes when payments are due, (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the Trustee, and (4) the defeasance provisions of the Indenture. In addition, the Company may elect, at its option, to have its obligations released with respect to certain covenants in the Indenture, including covenants relating to Asset Sales and Changes of Control ("covenant defeasance"), and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes under the Indenture. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes: (1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the Notes: (A) money in an amount, or (B) U.S. Government Securities which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire Indebtedness in respect of the principal of and premium, if any, and interest on the Notes on the maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and Notes; (2) in the case of legal defeasance under the Indenture, the Company shall have delivered to the Trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to the Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur; (3) in the case of covenant defeasance under the Indenture, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of such outstanding Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to the Notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur; (4) no Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto or, in the case of legal defeasance, no Default relating to bankruptcy or insolvency shall have occurred and be continuing at any time on or prior to the 123rd day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 123rd day); (5) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes were in default within the meaning of such Act); (6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company is a party or by which it is bound; (7) such legal defeasance or covenant defeasance shall not result in the trust

                                       79
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arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder and (8) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

AMENDMENT AND WAIVERS

    From time to time, the Company, when authorized by resolutions of the Board and the Trustee, without the consent of the holders of Notes, may amend, waive or supplement the Indenture and the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes, to add guarantors with respect to the Notes, to secure the Notes, to maintain the qualification of the Indenture under the Trust Indenture Act or to make any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture or the Notes issued thereunder may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, or extend the fixed maturity of the Notes, or alter or waive the redemption provisions of the Notes, (ii) change the currency in which any Notes or any premium or the accrued interest thereon is payable, (iii) reduce the percentage of the aggregate principal amount of outstanding Notes which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes, (vii) following the occurrence of an Asset Sale or a Change of Control, alter the obligation to purchase Notes as a result thereof (except for changes required by applicable law) in accordance with the Indenture or waive any default in the performance thereof, (viii) adversely affect the ranking of the Notes, except in compliance with the terms of the Indenture, or (ix) release any funds from the Collateral Account, except in accordance with the terms of the Security Agreement as in effect on the Issue Date.

REGARDING THE TRUSTEE

    Norwest Bank Colorado, N.A. will serve as Trustee. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest (as defined) the Trustee must eliminate such conflict, apply to the Commission for permission to continue as Trustee or resign.

GOVERNING LAW

    The Indenture and the Security Agreement provide that the Indenture and the Notes and the Security Agreement, respectively, are governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

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CERTAIN DEFINITIONS

    Set forth below is a summary of certain defined terms used in the Indenture, unless otherwise noted. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such Person and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not constitute Acquired Indebtedness.

    "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall (a) become a Restricted Subsidiary or (b) shall be merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) the Capital Stock of any Restricted Subsidiary (other than customary stock option programs), (ii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company and the Restricted Subsidiaries or (iii) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of the Company and/or the Restricted Subsidiaries that is governed under the covenant "Consolidation, Merger, Sale of Assets, Etc.," (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, (iii) for purposes of the covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, involving assets with a Fair Market Value not in excess of $1.0 million, (iv) a Restricted Payment that is permitted by the covenant "Limitation on Restricted Payments" and (v) sales of Cash Equivalents.

    "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; PROVIDED that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of the Company or any Restricted Subsidiary.

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    "Board" means the Board of Directors of the Company.

    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board and to be in full force and effect on the date of such certification and delivered to the Trustee.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such Person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

    "Capitalized Lease Obligations" means, with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (i) any evidence of Indebtedness (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-l" by S&P or "P-l" by Moody's; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Company) organized under the laws of the United States or any State thereof and rated at least "A-l" by S&P or "P-l" by Moody's;
(iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition and (v) money market funds which invest substantially all of their assets in securities described in the preceding clauses (i) through (iv).

    "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) prior to a Public Equity Offering or one or more sales of Common Stock to a Strategic Equity Investor, any "person" or "group" (as such terms are used in clause (a)) contemporaneously becomes the "beneficial owner" (as such term is used in clause (a)), directly or indirectly, of Voting Stock of the Company in an amount greater than the total Voting Stock of the Company "beneficially owned" (as such term is used in clause (a)) by the Permitted Holders; (c) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash,

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securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in clause (a)), excluding Permitted Holders, is the "beneficial owner" (as such term is used in clause (a)), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation or its parent corporation, as applicable; or (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

    "Common Stock" means, with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary or non-recurring gains or losses; (b) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business; (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period; (d) net income (but not loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; (e) the net income of any Restricted Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders; (f) any gain or loss, net of taxes, realized upon the termination of any employee benefit plan and (g) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP).

    "Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio" means, at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at the date of determination as determined on a consolidated basis in accordance with GAAP to (ii) the aggregate amount of Consolidated Operating Cash Flow for the then most recent four full fiscal quarters for which consolidated financial statements of the Company are available preceding the date of the transaction giving rise to the need to calculate the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio (such four fiscal quarter period being referred to as the "Four Quarter Period").

    "Consolidated Interest Expense" of the Company means, for any period, without duplication, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount; (ii) the net cost of Interest Rate Agreements (including amortization of discounts); (iii) the interest portion of any deferred payment obligation; (iv) accrued interest; (v) the consolidated amount of any interest capitalized by the Company and (vi) amortization of debt issuance costs, PLUS (b) the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period, EXCLUDING, HOWEVER, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof (but only in the same proportion as the net income of such

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Restricted Subsidiary is excluded from the calculation of Consolidated Adjusted
Net Income pursuant to clause (e) of the definition thereof); PROVIDED that the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a PRO FORMA basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or the floating rate.

    "Consolidated Net Worth" means, with respect to any Person, the consolidated stockholders' or partners' equity of such Person reflected on the most recent financial statements of such Person, determined in accordance with GAAP, less any amounts attributable to Disqualified Stock of such Person.

    "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Adjusted Net Income for such period (a) increased by (to the extent included in computing Consolidated Adjusted Net Income) the sum of (i) the Consolidated Tax Expense for such period (other than taxes attributable to extraordinary or non-recurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; (iv) amortization of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (v) any other non-cash charges that were deducted in computing Consolidated Adjusted Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of the Company and its Restricted Subsidiaries for such period in accordance with GAAP and (b) decreased by any non-cash gains that were included in computing Consolidated Adjusted Net Income.

    "Consolidated Tax Expense" means, for any period, the provision for federal, state, provincial, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "consolidation" means with respect to the Company, the consolidation of the accounts of the Restricted Subsidiaries with those of the Company, all in accordance with GAAP; PROVIDED that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term "consolidated" has a correlative meaning to the foregoing.

    "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries designed solely to protect against or manage exposure to fluctuations in currency exchange rates.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Designation" has the meaning set forth under the covenant "Designations of Unrestricted Subsidiaries."

    "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board is required to deliver a Board Resolution under the Indenture, a member of the Board who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; PROVIDED such Capital Stock shall only constitute Disqualified Stock to the

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
extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the Notes; PROVIDED, FURTHER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants "Disposition of Proceeds of Asset Sales" and "Change of Control" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenants "Disposition of Proceeds of Asset Sales" and "Change of Control" and at all times subject to the covenant "Limitation on Restricted Payments."

    "Eligible Working Capital Borrowing Base" means an amount equal to the sum of (i) 50% of the net inventory of the Company and (ii) 85% of the net accounts receivable of the Company.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

    "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

    "GAAP" means generally accepted accounting principles in the United States in effect on the Issue Date, consistently applied.

    "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

    "Incur" or "incur" means, with respect to any Indebtedness, to create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur such Indebtedness; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities, contingent or otherwise, of such Person: (i) for borrowed money (including overdrafts); (ii) in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities; (iii) evidenced by bonds, notes, debentures or other similar instruments; (iv) for the deferred purchase price of property or services or created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; or (v) for Capitalized Lease Obligations; (b) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements; (c) all indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (d) all guarantees by such Person of Indebtedness referred to in this definition of any other Person and (e) all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; PROVIDED that the amount outstanding at any time of any Indebtedness issued with original issue discount equals the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount with respect to such Indebtedness at the time of its issuance as determined in conformity with GAAP. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition.

    "Independent Financial Advisor" means a United States investment banking, consulting or accounting firm of national standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not, have a material direct or indirect financial interest in the Company or any of its Subsidiaries or Affiliates and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and other similar agreements) designed solely to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary.

    "Interest Rate Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

    "Investment" means, with respect to any Person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other Person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Company in exchange for Capital Stock, property or assets of another Person or any redemption or repurchase of the Notes or other Indebtedness of the Company or any Restricted Subsidiary constitute an Investment by the Company in such other Person.

    "Issue Date" means the original date of issuance of the Notes.

    "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

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    "Market Capitalization" of any Person means, as of any day of determination, the average Closing Price of such Person's common stock over the 20 consecutive trading days immediately preceding such day. "Closing Price" on any trading day with respect to the per share price of any shares of common stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of common stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on The Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

    "Material Restricted Subsidiary" means any Restricted Subsidiary of the Company, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act).

    "maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

    "Moody's" means Moody's Investors Service.

    "Net Cash Proceeds" means, (a) with respect to any asset sale, the proceeds thereof in the form of cash (including assumed liabilities and other items deemed to be cash under the proviso to the first sentence of the covenant "Disposition of Proceeds of Asset Sales") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants, consultants and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee, and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Capital Stock, as referred to under the "Limitation on Restricted Payments" covenant, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Permitted Credit Facility" means any senior commercial term loan and/or revolving credit facility or any letter of credit facility entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements.

    "Permitted Holders" mean (i) John R. Evans, Keith V. Burge and Philip G. Allen and their spouses, issue or other members of their immediate families (the "Evans Family," the "Burge Family" and the

                                       87
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"Allen Family," respectively), (ii) trusts or other entities created for the benefit of any member of the Evans Family, the Burge Family or the Allen Family,
(iii) entities controlled by any of the Evans Family, the Burge Family or the Allen Family, and (iv) in the event of the death of any member of the Evans Family, the Burge Family or the Allen Family, the heirs or testamentary legatees of such member of the Evans Family, the Burge Family or the Allen Family.

    "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

    (a) Indebtedness under the Notes and the Indenture;

    (b) Indebtedness of the Company and/or any Restricted Subsidiary outstanding on the Issue Date;

    (c) (i) Indebtedness of the Company issued to and held by a Wholly Owned Restricted Subsidiary and (ii) Indebtedness of a Restricted Subsidiary issued to and held by the Company or a Wholly Owned Restricted Subsidiary; PROVIDED, HOWEVER, that (x) any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary,
       (y) any Designation of such Wholly Owned Restricted Subsidiary as an Unrestricted Subsidiary or (z) any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Restricted Subsidiary) will be deemed, in each case, to constitute the issuance of such Indebtedness by the Company or such Indebtedness by such Restricted Subsidiary;

    (d) Interest Rate Obligations of the Company and/or any Restricted Subsidiary relating to Indebtedness of the Company and/or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), but only to the extent that the notional principal amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

    (e) Indebtedness of the Company and/or any Restricted Subsidiary in respect of performance bonds of the Company or any Restricted Subsidiary or surety bonds provided by the Company or any Restricted Subsidiary, in each case incurred in the ordinary course of business;

    (f) Indebtedness of the Company and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension (a "Refinancing") of outstanding Indebtedness of the Company and/or of any Restricted Subsidiary incurred or outstanding pursuant to clause (b), (g) or (h) of this definition or the proviso of the covenant "Limitation on Additional Indebtedness;" PROVIDED that (1) Indebtedness of the Company may not be Refinanced to such extent under this clause (f) with Indebtedness of any Restricted Subsidiary and (2) any such Refinancing shall only be permitted under this clause (f) to the extent that (x) it does not result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being Refinanced, and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith;

    (g) Indebtedness of the Company and/or any Restricted Subsidiary incurred under one or more Permitted Credit Facilities, such that the aggregate principal amount of the Indebtedness of the Company and the Restricted Subsidiaries under Permitted Credit Facilities does not exceed the greater of (i) $50.0 million at any time outstanding and (ii) the Eligible Working Capital Borrowing Base;

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    (h) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the Issue Date as a capital contribution or from the issuance and sale of its Qualified Capital Stock to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause (a)(3)(B) or clauses (b)(ii) and (iii) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment or for the redemption, repurchase or other acquisition of Indebtedness and (B) 80% of the Fair Market Value of property (other than cash and Cash Equivalents) received by the Company after the Issue Date as a contribution of capital or from the sale of its Qualified Capital Stock to a Person that is not a Subsidiary of the Company, to the extent such capital contribution or sale of Qualified Capital Stock has not been used pursuant to clause (a) (3) (B) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; PROVIDED that such Indebtedness does not mature prior to the Stated Maturity of the Notes and (y) has an Average Life to Stated Maturity longer than the Notes;

    (i) Purchase Money Indebtedness;

    (j) Indebtedness evidenced by letters of credit issued in the ordinary course of business of the Company and/or any Restricted Subsidiary to secure workers' compensation and other insurance coverages; and

    (k) Indebtedness of the Company and/or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (a) through (j) above in an aggregate principal amount not in excess of $5.0 million outstanding at any one time.

    "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Obligations incurred in compliance with the covenant "Limitation on Additional Indebtedness;" (d) Investments in the Company or any Wholly Owned Restricted Subsidiary; (e) Investments made in any Person as a result of which such Person becomes a Wholly Owned Restricted Subsidiary or is merged into, or transfers substantially all of its assets to the Company or a Wholly Owned Restricted Subsidiary; (f) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the covenant "Disposition of Proceeds of Asset Sales;" (g) Investments received as a part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted under the Indenture pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person and (h) loans or advances to officers or employees of the Company or any Restricted Subsidiary made in the ordinary course of business of the Company or such Restricted Subsidiary to pay business related travel expenses or reasonable relocation costs of such officers or employees in connection with their employment by the Company or such Restricted Subsidiary.

    "Permitted Liens" means the following types of Liens:

    (a) Liens existing as of the Issue Date of the Notes;

    (b) Liens on any property or assets of a Subsidiary granted in favor of the Company or any Restricted Subsidiary;

    (c) Liens securing the Notes;

    (d) any interest or title of a lessor under any Capitalized Lease Obligations or of a seller under any Purchase Money Indebtedness permitted by the Indenture;

    (e) Liens securing Indebtedness incurred under clause (g) or (i) of the definition of "Permitted Indebtedness;"

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    (f) statutory Liens or landlord's and carrier's, warehouseman's, mechanic's, supplier's materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (g) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (h) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature (including, without limitation, indefeasible rights to use) incurred in the ordinary course of business (other than contracts for the payment of money);

    (i) easements, servitudes, rights-of-way, restrictions (including, without limitation, zoning restrictions) and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Subsidiary incurred in the ordinary course of business;

    (j) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (k) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary; PROVIDED that such Lien does not extend to any property or assets of the Company or any Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

    (l) Liens securing Interest Rate Agreements or Currency Agreements permitted to be incurred pursuant to clause (e) of the definition of "Permitted Indebtedness" or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

    (m) Liens arising from purchase money mortgages and purchase money security interests; PROVIDED that the related Indebtedness shall not be secured by any property or assets of the Company or any Subsidiary other than the property and assets so acquired;

    (n) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such Restricted Subsidiary;

    (o) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;

    (p) Liens with respect to the assets of any entity which becomes the successor to the Company as provided under "--Consolidation Merger, Sale of Assets, Etc."; and

    (q) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (p); PROVIDED that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

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    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

    "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiaries incurred for the purpose of financing all or any part of the cost of, the construction, expansion, installation, acquisition or improvement by the Company or any Restricted Subsidiary of the Company of any Telecommunications Assets or not less than 66 2/3 percent of the outstanding Voting Stock of a Person that becomes a Restricted Subsidiary the assets of which consist primarily of Telecommunications Assets; PROVIDED, that the Net Cash Proceeds from the issuance of such Indebtedness (or the amount of such Indebtedness constituting Capitalized Lease Obligations) does not exceed, as of the date of incurrence of such Indebtedness, 100 percent of the lesser of cost or Fair Market Value of such Telecommunication Assets.

    "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

    "Refinancing" has the meaning set forth in clause (f) of the definition of "Permitted Indebtedness."

    "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

    "Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (i) which is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which the Company is not also obligated (by means of a guarantee or otherwise) other than, in the case of this clause (ii), Indebtedness under any Permitted Credit Facilities.

    "Revocation" has the meaning set forth under the covenant "Designations of Unrestricted Subsidiaries."

    "S&P" means Standard & Poor's Corporation.

    "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

    "Strategic Equity Investor" means any Person engaged principally in one or more Telecommunications Businesses with a Market Capitalization or Consolidated Net Worth of at least $1.0 billion.

    "Subordinated Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary which is expressly subordinated in right of payment to the Notes.

    "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (ii) any other Person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such Person.

    "Telecommunications Assets" means, with respect to any Person, all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

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    "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of voice, video or data through customer or company owned or leased transmission facilities, including without limitation frame relay, ATM, Internet access, cellular services, paging services, voice messaging services, local and long distance services, (ii) constructing, planning, designing, creating, installing, managing, consulting with respect to developing, leasing, financing, selling or marketing data and voice equipment, computer hardware and software, networking hardware and software and other similar devices including without limitation servers, routors, data switches, personal computers, key systems and handsets, and (iii) consulting on advisory services relating to either of (i) or (ii), including without limitation services relating to the design, implementation and maintenance of web applications, web hosting and Internet access or (iv) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i), (ii) or (iii) above; PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board.

    "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant "Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

    "US Designation Amount" has the meaning set forth under the covenant "Designations of Unrestricted Subsidiaries."

    "U.S. Government Securities" means direct obligations of the United States of America, or obligations guaranteed by the United States of America, for the payment of which obligations or guarantee its full faith and credit is pledged.

    "Voting Stock" means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

    "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary in which all of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary. For the purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

                         BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth under "--Certificated Notes," the New Notes will be issued in the form of one Global New Note. Ownership of beneficial interest in a Global New Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global New Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC, or its nominee, is the registered owner or holder of a Global New Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the related New Notes represented by such Global New Note for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a Global New Note will be able to transfer that interest except in accordance with applicable procedures of DTC, in addition to those provided for under the Indenture.

    Payments of the principal of, and interest on, New Notes represented by the Global New Note registered in the name of and held by the Depository or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

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
    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global New Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global New Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global New Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a certificated Note for any reason, such holder must transfer its interest in the Global New Note in accordance with the procedures described under "Notice to Investors," as well as DTC's applicable procedures and, if applicable, those of Euroclear and Cedel Bank.

    The Company expects that DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global New Note is credited and only in respect of such portion of the aggregate principal amount of New Notes, as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC will exchange the applicable Global New Note for certificated New Notes, which it will distribute to its participants and which may be legended as set forth under "Notice to Investors."

    The Company understands that: DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global New Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    If DTC is at any time unwilling or unable to continue as a depositary for the Global New Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated New Notes in exchange for the Global New Notes. Holders of an interest in the Global New Note may receive a certificated New Note in accordance with DTC's rules and procedures in addition to those provided for under the Indenture.

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
            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Gibson, Dunn & Crutcher LLP, the following discussion sets forth the material United States federal income tax considerations relevant to the exchange of Old Notes for New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial and administrative determinations, all in effect as of the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis in a manner which could adversely affect a holder of the New Notes. The discussion does not address state, local or foreign tax consequences, nor does it address all of the federal income tax consequences that might be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations, and persons who hold the New Notes as part of a "straddle," "hedge," "conversion transaction," or other risk reduction transaction. This discussion is limited to persons purchasing the Old Notes for cash at original issue. Moreover, the discussion deals only with New Notes held as "capital assets" within the meaning of section 1221 of the Code. No rulings have been or will be sought from the IRS with respect to any of the positions of the Company discussed below.

    THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE OLD NOTES FOR NEW NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

TAXATION OF U.S. HOLDERS

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of New Notes that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate or trust described in section 7701(a)(30) of the Code or (iv) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

THE EXCHANGE OFFER

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for U.S. federal income tax purposes. As a result, there will be no U.S. Federal income tax consequences for holders regardless of whether such holders participate in the Exchange Offer, and each holder will continue to be required to include stated interest and original issue discount ("OID") in its gross income as discussed below, and will continue to have the same adjusted issue price, adjusted basis and holding period in its Notes as it had immediately before the exchange.

THE NOTES

    STATED INTEREST. Notwithstanding the fact that the Old Notes were considered to be issued with OID as discussed below, holders of the Notes will be required to include stated interest on the Notes in gross income in accordance with their respective methods of accounting for U.S. federal income tax purposes.

    ORIGINAL ISSUE DISCOUNT ON THE NOTES. Since the Old Notes were issued as part of an investment unit, the Notes are considered to be issued with OID in an amount equal to the portion of the issue price of a Unit that was allocable to the Warrants. Each holder (regardless of its accounting method) must generally include in gross income a portion of the OID in each taxable year during which the Note is held in accordance with the OID rules described below.

    A holder of a Note must include in gross income for federal income tax purposes the sum of the daily portions of the OID with respect to the Note for each day during the taxable year or portion of a taxable year on which such holder holds the Note. The daily portion is determined by allocating to each day of each accrual period a pro rata portion of an amount equal to the adjusted issue price of the Note at the beginning of the accrual period multiplied by the yield to maturity (generally, the discount rate that, when used in computing the present value of all principal and stated interest payments to be made on the Note, produces an amount equal to its issue price) of the Note (determined by compounding at the close of each accrual period and adjusted for the length of the accrual period). The adjusted issue price of a Note at the start of any accrual period will be the issue price of the Note increased by the accrued OID for each prior accrual period. Under these rules, holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period. A holder's original tax basis for determining gain or loss on the sale or other disposition of a Note will be increased by any accrued OID includible in such Holder's gross income.

    There are several circumstances under which the Company could make a payment on a Note which would affect the yield to maturity of a Note, including (as described under "Description of Notes") the payment of additional interest due to the failure to effect the Exchange Offer, or the redemption or repurchase of Notes. According to Treasury Regulations, the possibility of a change in the yield will not be treated as affecting the amount of OID required to be realized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the debt obligations were issued, is remote. The Company intends to report on the basis that the likelihood of any change in the yield on the Notes is remote. The Company also intends to report on the basis that there is no alternative payment schedule that would minimize the yield on the Notes to the Company.

    The Company will report annually to the IRS and to record holders of the Notes information with respect to OID accruing during the calendar year. Information regarding OID accruals will be based on the adjusted issue price of a Note determined as if the record holder were the original holder of the Note.

    SALE OR RETIREMENT OF A NOTE. In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid interest not previously included in income, which amounts will be taxable as ordinary income) and (b) the holder's adjusted tax basis in such Note. A holder's tax basis in a Note generally will be equal to the price paid for such Note, increased by the amount of OID includible in gross income prior to the date of disposition, and decreased by the amount of any payment (other than "qualified stated interest") on such Note prior to disposition.

    Any gain or loss recognized on the sale, retirement, redemption or other taxable disposition of a Note generally will be capital gain or loss. Such capital gain or loss generally will be long-term capital gain or loss if the Note has been held by the holder for more than one year and otherwise will be a short-term capital gain or loss. The maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months is 20%, and gain on most capital assets held by an individual for more than one year and up to 18 months is subject to tax at a maximum rate of tax of 28%. Holders are urged to consult their tax advisors with respect to these capital gains rates.

TAXATION OF NON-U.S. HOLDERS

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is not a U.S. Holder (a "Non-U.S. Holder").

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
    INTEREST AND OID ON THE NOTES. Subject to the discussion of backup withholding below, payments of interest (including OID) on a Note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner of 10% or more of the total voting power of all voting stock of the Company, (ii) a controlled foreign corporation related to the Company through stock ownership or (iii) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes, (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (3) the Company or its paying agent receives (i) from the Non-U.S. Holder, a properly completed Form W-8 (or substitute Form W-8, or any successor form) under penalties of perjury which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the Note is not a U.S. Holder or (ii) from a security clearing organization, bank or other financial institution that holds the Senior Notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8, or any successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of the Form W-8 (or substitute Form W-8, or any successor form) is furnished to the payor.

    A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest (including OID) on the Notes.

    If the payments of interest (including OID) on a Note are effectively connected with the conduct by a Non-U.S. Holder of a trade of business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as the holder provides the Company or its paying agent with a properly executed Form 4224 (or any successor form).

    Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

    DISPOSITION OF NOTES. Subject to the discussion concerning backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a Note generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States,
(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

    FEDERAL ESTATE TAX Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and (ii) income on the Notes was not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

BACKUP WITHHOLDING

    U.S. HOLDERS. A holder of a Note may be subject to backup withholding at a rate of 31% with respect to interest and OID on, and gross proceeds upon sale or retirement of, a Note unless such holder (i) is a corporation or other exempt recipient and, when required, demonstrates that fact, or (ii) provides a correct taxpayer identification number, certifies under penalty of perjury, when required, that the taxpayer identification number provided is the holder's correct number and that such holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld are creditable against the holder's federal income tax, provided the required information is provided to the IRS. Holders of the Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

    NON-U.S. HOLDERS. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of principal (including cash payments in respect of OID) on the Notes by the Company or any agent thereof to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds on the disposition of Notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Notes to or through a foreign office of a broker will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a "controlled foreign corporation" for U.S. federal income tax purposes, or a foreign person, 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary, or unless the holder otherwise establishes an exemption. Recently finalized Treasury Regulations would modify the application of information reporting requirements and the backup withholding tax to Non-U.S. Holders generally effective for payments made on or after January 1, 1999. Among other things, such Treasury Regulations may require Non-U.S. Holders to furnish new certification of their non-U.S. status after December 31, 1998. Prospective investors should consult their tax advisors concerning the applicability and effect of such Treasury Regulations on an investment in Notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sales of New Notes by broker-dealers or others. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of New Notes and any commissions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

    The validity of the New Notes will be passed upon for the Company by Gibson, Dunn and Crutcher LLP, Denver, Colorado.

                                    EXPERTS

    The consolidated balance sheets of Convergent Communications, Inc., as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception (March 1, 1996) through December 31, 1996 and the year ended December 31, 1997, included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The balance sheets of Communications Services of Iowa, Inc. as of March 31, 1997 and December 31, 1996 and the related statements of operations, stockholder's equity and cash flows for the three months ended March 31, 1997 and the year ended December 31, 1996, included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The balance sheet of A.T.T.ex Corporation as of August 31, 1997 and the related statements of operations, stockholder's equity and cash flows for the eight months ended August 31, 1997, included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The balance sheets of Vital Integration Solutions, Inc. as of August 31, 1997 and December 31, 1996 and 1995 and the related statements of operations, stockholders' equity and cash flows for the eight months ended August 31, 1997 and the years ended December 31, 1996 and 1995, included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The balance sheets of Telephone Communications Corporation as of January 31, 1998 and December 31, 1997 and the related statements of operations, stockholder's equity (deficit) and cash flows for the one month ended January 31, 1998 and the year ended December 31, 1997, included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The balance sheets of Communications Services of Colorado, Inc. as of March 31, 1998 and December 31, 1997 and 1996 and the related statements of operations, stockholder's equity (deficit) and cash flows for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995, included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    GLOSSARY

    ACCESS CHARGES--The charges paid by long distance carriers to the local telephone companies for accessing the local networks of the local telephone companies to originate and terminate long distance calls.

    ATM--Asynchronous Transfer Mode. Very high-speed telecommunications transmission technology. ATM is a high bandwidth, low-delay packet-like switching and multiplexing technique. Usable capacity is segmented into fixed-size cells, consisting of header and information fields, allocated to services on demand. The Consultative Committee on International Telegraphy and Telephony has selected ATM as the basis for the future broadband network in view of its flexibility and suitability for both transmission and switching.

    BANDWIDTH--The relative range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium, and references to "bandwidth" are usually intended to refer to the capacity of the telecommunication-carrying medium. For fiber-optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves.

    CARRIERS--Companies that provide telecommunications transmission services.

    CENTRAL OFFICES--The switching centers or central switching facilities of the local telephone companies.

    CLEC--Competitive Local Exchange Company. A carrier other than the incumbent local exchange provider capable of providing end users with basic local telephone service.

    DIGITAL--Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to convey information, as opposed to the continuously variable analog signal. The precise digital numbers preclude any distortion (such as graininess or "snow", in the case of video transmission, or static or other background distortion in the case of audio transmission).

    FCC--Federal Communications Commission. Under the Communications Act of 1934, as amended, the FCC exercises jurisdiction over all facilities and services of telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications.

    ILEC--Incumbent Local Exchange Carrier. The RBOCs and GTE.

    IXC--Interchange Carrier. Usually referred to as long-distance service providers.

    LAN--Local Area Network. The interconnection of computers in one building for the purpose of sharing files, programs and printers. LANs may include dedicated computer or file servers that provide a centralized source of shared files and programs.

    LATA--Local Access and Transport Areas. The approximately 200 geographic areas defined pursuant to the Consent Decree between which the RBOCs are generally prohibited from providing long distance service.

    LEC--Local Exchange Carrier. A company providing local telephone services, which, until the 1996 Act, were provided by a monopoly public utility. Each Regional Bell Operating Company which provides local telephone services is a local exchange carrier. There are approximately 1,000 other independent local exchange carriers in the U.S.

    LOCAL EXCHANGE--A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party by the LEC.

    LONG DISTANCE CARRIER--A long-distance carrier providing services between local exchanges on an intrastate or interstate basis, also referred to in the industry as an "interexchange carrier". A long distance carrier may also be a long distance resale company.

    NETWORK--An integrated system composed of switching equipment and transmission facilities designed to provide for the direction, transport and recording of telecommunications traffic.

    PBX--Private Branch Exchange. A privately-owned and operated switching system, generally limited to serving the premises of a single customer. The PBX switch calls between the stations it serves and acts as an interface between those stations and the public switched network.

    POP--Points of Presence. Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

    PUBLIC SWITCHED NETWORK--Refers to that portion of the local telephone company's network available to all users generally on a shared basis (i.e., not dedicated to a particular user). Traffic along the public switched network is switched at the local telephone company's central office.

    PUC--A state regulatory body empowered to establish and enforce rules and regulations governing public utility companies and others such as the Company in many of its state jurisdictions.

    RBOC--Regional Bell Operating Company. Any of seven regional Bell holding companies established under the AT&T Divestiture Decree to serve as parent companies for the Bell Operating Companies.

    RESELLERS--Generally used to refer to a telecommunications provider who does not own any switching or transmission facilities. In reality, a large number of providers furnish services through a combination of owned and resold facilities.

    SONET--Synchronous Optical Network Technology. A technology and network architecture that enables signals to be transported simultaneously along two different paths so that if one pathway is cut, traffic can continue in the other direction without interruption to its destination. This is also referred to as "diverse routing."

    SWITCH--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

    SWITCHING EQUIPMENT--A computer that directs telecommunications traffic in accordance with programmed instructions.

    TARIFF--The schedule of rates and regulation set by communications common carriers and filed with the appropriate Federal and State regulatory agencies; also the published official list of charges, terms and conditions governing provision of a specific communications service or facility, which functions in lieu of a contract between the user and the supplier of a carrier.

    WAN--Wide Area Network. A network of computers involving large distances, generally intercity or interstate.

                         INDEX TO FINANCIAL STATEMENTS

CONVERGENT COMMUNICATIONS, INC.

Report of Independent Accountants....................................................        F-3
Consolidated Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998......        F-4
Consolidated Statements of Operations for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception (March
  1, 1996) to December 31, 1996, the year ended December 31, 1997 and the three
  months ended March 31, 1997 and 1998...............................................        F-5
Consolidated Statements of Shareholders' Equity for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception
  (March 1, 1996) to December 31, 1996, the year ended December 31, 1997 and the
  three months ended March 31, 1998..................................................        F-6
Consolidated Statements of Cash Flows for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception (March
  1, 1996) to December 31, 1996, the year ended December 31, 1997 and the three
  months ended March 31, 1997 and 1998...............................................        F-7
Notes to Consolidated Financial Statements...........................................        F-9

PRO FORMA COMBINED FINANCIAL STATEMENTS

Pro Forma Combined Financial Statements..............................................       F-25
Pro Forma Combining Balance Sheets as of March 31, 1998..............................       F-26
Pro Forma Combining Statement of Operations for the year ended December 31, 1997.....       F-27
Pro Forma Combining Statement of Operations for the three months ended March 31,
  1998...............................................................................       F-28
Notes to Pro Forma Combining Financial Statements....................................       F-29

COMMUNICATIONS SERVICES OF IOWA, INC.

Report of Independent Accountants....................................................       F-31
Balance Sheets as of March 31, 1997 and December 31, 1996............................       F-32
Statements of Operations for the three months ended March 31, 1997 and the year ended
  December 31, 1996..................................................................       F-33
Statements of Stockholder's Equity for the three months ended March 31, 1997 and the
  year ended December 31, 1996.......................................................       F-34
Statements of Cash Flows for the three months ended March 31, 1997 and the year ended
  December 31, 1996..................................................................       F-35
Notes to Financial Statements........................................................       F-36

A.T.T.EX CORPORATION

Report of Independent Accountants....................................................       F-41
Balance Sheet as of August 31, 1997..................................................       F-42
Statement of Operations for the eight months ended August 31, 1997...................       F-43
Statement of Stockholder's Equity for the eight months ended August 31, 1997.........       F-44
Statement of Cash Flows for the eight months ended August 31, 1997...................       F-45
Notes to Financial Statements........................................................       F-46

VITAL INTEGRATION SOLUTIONS, INC.

Report of Independent Accountants....................................................       F-52
Balance Sheets as of August 31, 1997 and December 31, 1996 and 1995..................       F-53
Statements of Operations for the eight months ended August 31, 1997 and the years
  ended December 31, 1996 and 1995...................................................       F-54

Statements of Stockholders' Equity for the eight months ended August 31, 1997 and the
  years ended December 31, 1996 and 1995.............................................       F-55
Statements of Cash Flows for the eight months ended August 31, 1997 and the years
  ended December 31, 1996 and 1995...................................................       F-56
Notes to Financial Statements........................................................       F-57

TELEPHONE COMMUNICATIONS CORPORATION

Report of Independent Accountants....................................................       F-62
Balance Sheets as of January 31, 1998 and December 31, 1997..........................       F-63
Statements of Operations for the one month ended January 31, 1998 and the year ended
  December 31, 1997..................................................................       F-64
Statements of Stockholder's Equity (Deficit) for the one month ended January 31, 1998
  and the year ended December 31, 1997...............................................       F-65
Statements of Cash Flows for the one month ended January 31, 1998 and the year ended
  December 31, 1997..................................................................       F-66
Notes to Financial Statements........................................................       F-67

COMMUNICATIONS SERVICES OF COLORADO, INC.

Report of Independent Accountants....................................................       F-71
Balance Sheets as of March 31, 1998 and December 31, 1997 and 1996...................       F-72
Statements of Operations for the three months ended March 31, 1998 and the years
  ended December 31, 1997, 1996 and 1995.............................................       F-73
Statements of Stockholder's Equity (Deficit) for the three months ended March 31,
  1998 and the years ended December 31, 1997, 1996 and 1995..........................       F-74
Statements of Cash Flows for the three months ended March 31, 1998 and the years
  ended December 31, 1997, 1996 and 1995.............................................       F-75
Notes to Financial Statements........................................................       F-76

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Convergent Communications, Inc.:

    We have audited the accompanying consolidated balance sheets of Convergent Communications, Inc. (as defined in Note 1) as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As explained in Note 1 to the financial statements, the Successor Company purchased all of the net assets of the Predecessor Company as of December 17, 1996. The transaction was accounted for as a purchase whereby the purchase price was allocated to the assets and liabilities of the Predecessor based upon their estimated fair values as of December 17, 1996. Accordingly, the financial statements of the Successor Company are not comparable to those of the Predecessor Company.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Convergent Communications, Inc. (as defined in Note 1) as of December 31, 1996 and 1997 and the consolidated results of its operations and cash flows for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Denver, Colorado
March 4, 1998

                        CONVERGENT COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1996            1997       MARCH 31, 1998
                                                                    -------------  --------------  --------------
                                                                                                    (UNAUDITED)
                              ASSETS
Current assets:
  Cash and cash equivalents.......................................  $   3,161,387  $      667,344  $      412,817
  Short-term investment...........................................       --             7,371,303       2,502,484
  Trade accounts receivable, net of allowance for doubtful
    accounts of $15,827, $21,389 and $49,740, respectively........        147,905       2,075,150       4,596,997
  Prepaid expenses and other current assets.......................         58,959         449,158         764,408
                                                                    -------------  --------------  --------------
    Total current assets..........................................      3,368,251      10,562,955       8,276,706

Property and equipment............................................      1,933,509       5,448,183       8,189,511
  Less accumulated depreciation...................................        (10,060)       (610,386)     (1,054,036)
                                                                    -------------  --------------  --------------
    Total property and equipment..................................      1,923,449       4,837,797       7,135,475

Restricted cash...................................................       --               405,816         409,298
  Goodwill, net of amortization of $12,090, $475,052 and $649,886,
    respectively..................................................      3,200,517       6,392,600       8,044,051
  Other intangible assets, net of amortization of $18,548,
    $358,486, and $502,805, respectively..........................      1,354,414       1,328,676       1,786,923
Investments and other assets......................................         40,000       1,394,325       1,009,004
                                                                    -------------  --------------  --------------
    Total assets..................................................  $   9,886,631  $   24,922,169  $   26,661,457
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------
               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable..........................................  $     131,535  $    2,040,457  $    4,543,262
  Accrued compensation............................................       --             1,467,587       2,267,188
  Other accrued liabilities.......................................        314,262         753,326       2,379,668
  Current portion of notes payable and capital leases.............      1,032,724         967,358       1,909,678
                                                                    -------------  --------------  --------------
    Total current liabilities.....................................      1,478,521       5,228,728      11,099,796

Non-current portion of notes payable and capital leases...........        423,020         965,711       1,251,371

Commitments (Note 7)..............................................

Shareholders' equity:
  Preferred stock, 1 million shares authorized, none issued.......       --              --              --
  Common stock, no par value, 50 million shares authorized,
    15,739,525, 26,859,000 and 27,152,148 issued and outstanding,
    respectively..................................................      8,166,948      24,941,521      25,549,757
  Warrants........................................................        152,000       3,996,460       3,996,460
  Accumulated other comprehensive income..........................       --               (16,864)         40,826
  Unearned compensation...........................................       --              (204,750)       (177,450)
  Accumulated deficit.............................................       (333,858)     (9,988,637)    (15,099,303)
                                                                    -------------  --------------  --------------
    Total shareholders' equity....................................      7,985,090      18,727,730      14,310,290
                                                                    -------------  --------------  --------------
    Total liabilities and shareholders' equity....................  $   9,886,631  $   24,922,169  $   26,661,457
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

    The accompanying notes are an integral part of the financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           FOR THE YEAR      FOR THE PERIOD     FOR THE PERIOD      FOR THE YEAR            FOR THE
                          ENDED DECEMBER     FROM JANUARY 1,    FROM INCEPTION          ENDED          THREE MONTHS ENDED
                             31, 1995             1996              THROUGH       DECEMBER 31, 1997  ----------------------
                         -----------------       THROUGH       DECEMBER 31, 1996  -----------------  MARCH 31,   MARCH 31,
                                            DECEMBER 16, 1996  -----------------                        1997        1998
                           (PREDECESSOR)    -----------------                        (SUCCESSOR)     ----------  ----------
                                                                  (SUCCESSOR)
                                              (PREDECESSOR)                                          (SUCCESSOR) (SUCCESSOR)
                                                                                                          (UNAUDITED)
Data and voice product
  revenue..............     $   --             $   --             $   --            $   7,415,247    $  233,568  $4,715,792
Data and voice service
  revenue..............       1,434,167          1,495,977             97,741           2,794,777       364,780   1,807,073
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
    Total revenue......       1,434,167          1,495,977             97,741          10,210,024       598,348   6,522,865

Cost of data and voice
  products.............         --                 --                 --                6,090,243       121,033   3,882,456
Cost of data and voice
  services.............         964,277          1,018,494             79,459           1,278,266       257,343     915,568
Selling, general and
  administrative.......         404,373            554,109            310,558          10,982,769     1,187,564   6,061,845
Depreciation and
  amortization.........         127,261            124,086             40,698           1,453,019       223,260     762,439
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
    Total Operating
      Expenses.........       1,495,911          1,696,689            430,715          19,804,297     1,789,200  11,622,308

Operating Loss.........         (61,744)          (200,712)          (332,974)         (9,594,273)   (1,190,852) (5,099,443)

Interest (expense)
  income and other.....         (17,457)           (20,588)              (884)            (60,506)      105,473     (11,223)
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
Net loss...............     $   (79,201)       $  (221,300)       $  (333,858)      $  (9,654,779)   (1,085,379) (5,110,666)
Other comprehensive
  income, unrealized
  holdings gains on
  securities...........         --                 --                 --                 --              --          57,690
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
Comprehensive loss.....     $   (79,201)       $  (221,300)       $  (333,858)      $  (9,654,779)   $(1,085,379) $(5,052,976)
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
Net loss per share
  (basic)..............         --                 --             $     (0.04)      $       (0.46)   $    (0.07) $    (0.22)
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
Weighted average shares
  outstanding
  (basic)..............         --                 --               7,774,651          20,921,569    16,375,270  22,992,368
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
Net loss per share
  (diluted)............         --                 --             $     (0.04)      $       (0.46)   $    (0.07) $    (0.22)
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
Weighted average shares
  outstanding
  (diluted)............         --                 --               7,774,651          20,921,569    16,375,270  22,992,368
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------
                         -----------------  -----------------  -----------------  -----------------  ----------  ----------

    The accompanying notes are an integral part of the financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

PREDECESSOR:

  Member's equity, January 1, 1995...............................................  $ 341,569
  Receivable from member.........................................................    (45,535)
  Net loss allocated to members..................................................    (79,201)
                                                                                   ---------
  Balance, December 31, 1995.....................................................    216,833
  Net loss allocated to members..................................................   (221,300)
  Contributions from members.....................................................    214,128
                                                                                   ---------
  Balance, December 16, 1996.....................................................  $ 209,661
                                                                                   ---------
                                                                                   ---------

SUCCESSOR:

                                                                                     ACCUMULATED
                                                                                        OTHER
                                   COMMON      COMMON                 UNEARNED      COMPREHENSIVE   ACCUMULATED
                                   SHARES      STOCK     WARRANTS   COMPENSATION       INCOME         DEFICIT       TOTAL
                                  ---------  ----------  ---------  -------------  ---------------  ------------  ----------
Balance, March 1, 1996..........     --      $   --      $  --        $  --           $  --          $   --       $   --
Initial sale of stock to
  founders......................  7,500,000     450,000     --           --              --              --          450,000
Sale of stock in private
  placement.....................  4,739,525   4,587,525    152,000       --              --              --        4,739,525
Offering costs..................     --        (411,310)    --           --              --              --         (411,310)
Stock issued in acquisition of
  ICN...........................  3,500,000   3,500,000     --           --              --              --        3,500,000
Stock compensation..............     --          40,733     --           --              --              --           40,733
Net loss........................     --          --         --           --              --            (333,858)    (333,858)
                                  ---------  ----------  ---------  -------------  ---------------  ------------  ----------
Balance, December 31, 1996......  15,739,525  8,166,948    152,000       --              --            (333,858)   7,985,090

Sale of stock in private
  placement.....................  9,060,475  15,845,915  3,414,560       --              --              --       19,260,475
Offering costs..................     --      (2,003,109)    --           --              --              --       (2,003,109)
Stock issued to SONeTech........    375,000     375,000     --           --              --              --          375,000
Stock issued in acquisitions....    875,000   2,112,500     --           --              --              --        2,112,500
Exercise of stock options.......    950,000     261,750     --         (204,750)         --              --           57,000
Stock purchases.................   (200,000)    (12,000)    --           --              --              --          (12,000)
Stock compensation..............     59,000     194,517     --           --              --              --          194,517
Warrants........................     --          --        429,900       --              --              --          429,900
Unrealized (loss) on
  securities....................     --          --         --           --             (16,864)         --          (16,864)
Net loss........................     --          --         --           --              --          (9,654,779)  (9,654,779)
                                  ---------  ----------  ---------  -------------  ---------------  ------------  ----------
Balance, December 31, 1997......  26,859,000 $24,941,521 $3,996,460   $(204,750)      $ (16,864)     $(9,988,637) $18,727,730
401K Match--1997................     57,815      99,836     --           --              --              --           99,836
Stock issued to consultants.....     20,333      55,000     --           --              --              --           55,000
Correction of private
  placement.....................     20,000      --         --           --              --              --           --
Stock issued in acquisitions....    110,000     438,900     --           --              --              --          438,900
Exercise of stock options.......     85,000      14,500     --           --              --              --           14,500
Amortization of unearned
  compensation..................     --          --         --           27,300          --              --           27,300
Other comprehensive income:
  Unrealized gain on
    securities..................     --          --         --           --              57,690          --           57,690
Net loss........................     --          --         --           --              --          (5,110,666)  (5,110,666)
                                  ---------  ----------  ---------  -------------  ---------------  ------------  ----------
Balance, March 31, 1998
  (unaudited)...................  27,152,148 $25,549,757 $3,996,460   $(177,450)      $  40,826     ($15,099,303) $14,310,290
                                  ---------  ----------  ---------  -------------  ---------------  ------------  ----------
                                  ---------  ----------  ---------  -------------  ---------------  ------------  ----------

    The accompanying notes are an integral part of the financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       FOR THE PERIOD   FOR THE PERIOD
                                        FOR THE YEAR   FROM JANUARY 1,  FROM INCEPTION  FOR THE YEAR    THREE MONTHS ENDED
                                            ENDED       1996 THROUGH       THROUGH         ENDED      ----------------------
                                        DECEMBER 31,    DECEMBER 16,     DECEMBER 31,   DECEMBER 31,   MARCH 31    MARCH 31
                                                            1996             1996           1997         1997        1998
                                            1995
                                                       ---------------  --------------  ------------  ----------  ----------
                                        -------------   (predecessor)    (successor)    (successor)   (successor) (successor)
                                        (predecessor)                                                      (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..............................    $ (79,201)     $  (221,300)    $   (333,858)   $(9,654,779) (1,085,379) (5,110,666)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
Depreciation and amortization.........      121,852          124,076           40,698     1,453,019      223,260     762,439
Provision for uncollectible
  accounts............................       10,273            3,802          --             --           --          --
Stock compensation expense............       --              --               --            194,517      (32,708)     27,300
Unrealized (gain) loss on
  investments.........................       --              --               --             --           --          57,690
(Gain) loss from sale of equipment....         (269)             312          --             50,751       --          (1,039)
Other.................................       --              --               --             40,000       (5,000)      4,981
Change in working capital (net of
  acquisitions):
Trade accounts receivable.............      (55,643)          61,535          (97,741)   (1,527,544)    (126,602) (2,333,283)
Prepaid expenses and other current
  assets..............................        1,962            1,107          (51,697)     (274,229)    (353,095)   (277,993)
Restricted cash.......................       --              --               --           (405,816)      --          (3,482)
Trade accounts payable................       29,321           10,341           56,278     1,326,723      372,513   1,906,273
Accrued compensation..................                                                    1,467,587       --         799,600
Other accrued liabilities.............       32,173          (10,544)         103,731       225,672       87,648   1,781,180
                                        -------------  ---------------  --------------  ------------  ----------  ----------
Net cash provided by (used in)
  operating activities................       60,468          (30,671)        (282,589)   (7,104,099)    (919,363) (2,387,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment...      (22,624)         (36,042)         (28,713)   (2,042,203)    (196,471) (1,928,186)
Proceeds from sales of property and
  equipment...........................       14,346              300          --             --           --          14,800
Organizational costs..................       --                 (115)        (219,637)       --           --          --
Acquisitions, net of cash acquired....       --              --            (1,157,304)   (1,542,208)      --        (424,302)
Long-term investment..................       --              --               (40,000)       --          (60,000)     --
Purchase of short-term investments....       --              --               --        (12,218,469)      --          --
Sale of short-term investments........       --              --               --          4,830,302       --       4,868,819
Other assets..........................                                        --           (269,425)      --         (14,579)
                                        -------------  ---------------  --------------  ------------  ----------  ----------
Net cash used in investing
  activities..........................       (8,278)         (35,857)      (1,445,654)  (11,242,003)    (256,471)  2,516,552
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term borrowings......      (15,725)          (9,214)         --           (317,927)  (1,139,848)   (398,579)
Advances to members...................      (45,535)         --               --             --           --          --
Proceeds from new borrowings..........       --              100,000          --             --           --          --
Proceeds from initial capital
  contributions.......................       --              --               450,000        --           --          --
Proceeds from sale of common stock,
  net.................................       --              --             4,439,630    17,257,366    2,078,790      --
Payment of note to former owner of
  ICN.................................       --              --               --         (1,000,000)      --          --
Cash paid to retire indebtedness of
  predecessor company.................       --              --               --           (132,380)      --          --
Proceeds from exercise of stock
  options.............................       --              --               --             57,000       --          14,500
Repurchase of common shares...........       --              --               --            (12,000)      --          --
                                        -------------  ---------------  --------------  ------------  ----------  ----------
Net cash provided by (used in)
  financing activities................      (61,260)          90,786        4,889,630    15,852,059      938,942    (384,079)

Net increase (decrease) in cash and
  cash equivalents....................       (9,070)          24,258        3,161,387    (2,494,043)    (236,892)   (254,527)
Cash and cash equivalents at beginning
  of period...........................       22,508           13,438          --          3,161,387    3,161,387     667,344
                                        -------------  ---------------  --------------  ------------  ----------  ----------
Cash and cash equivalents at end of
  period..............................    $  13,438      $    37,696     $  3,161,387    $  667,344   $2,924,495  $  412,817
                                        -------------  ---------------  --------------  ------------  ----------  ----------
                                        -------------  ---------------  --------------  ------------  ----------  ----------

    The accompanying notes are an integral part of the financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                                                       FOR THE PERIOD   FOR THE PERIOD  FOR THE YEAR    THREE MONTHS ENDED
                                                       FROM JANUARY 1,  FROM INCEPTION     ENDED      ----------------------
                                                        1996 THROUGH       THROUGH      DECEMBER 31,   MARCH 31    MARCH 31
                                                        DECEMBER 16,     DECEMBER 31,       1997         1997        1998
                                        FOR THE YEAR        1996             1996       ------------  ----------  ----------
                                            ENDED      ---------------  --------------
                                        DECEMBER 31,                                    (successor)   (successor) (successor)
                                            1995        (predecessor)    (successor)
                                        -------------
                                        (predecessor)                                                      (unaudited)
Non cash transactions and supplemental
  disclosures:
Acquisition of equipment through the
  assumption of capital lease
  obligations.........................    $  --          $   --          $    --         $1,674,596   $   --      $  878,808
Issuance of common stock for
  investment and business
  combinations........................       --              --               --            375,000       --         438,900
  Interest paid.......................       17,457           18,190          --            144,782        5,604      97,958
Income taxes paid.....................       --              --               --             --           --          --

    The accompanying notes are an integral part of the financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Convergent Communications, Inc. (the "Company" or "Convergent") was formed under the laws of the State of Colorado in October 1995 and capitalized on March 1, 1996 ("Inception").

    Convergent Communications, Inc. is an Enterprise Network Carrier-TM-offering comprehensive, single-source communications services primarily to small and medium-sized businesses. The Company provides the following products and services:

DATA:

    - Data networking services--including the planning, design, installation and management of networks, from simple LANs to complex WANs.

    - Data products--including the sale and integration of servers, routers, data switches and desk top computers.

    - Data transport services--including frame relay and ATM.

    - Internet services--including web applications, web hosting and Internet access.

TELEPHONY:

    - Voice services--including local and long distance services.

    - Voice products--including the sale and integration of key systems and PBXs.

ENTERPRISE NETWORK SERVICES:

    - ENS--the delivery under long-term contract of one or more of the Company's data and telephony services utilizing the Company's owned network inside the customer's premise.

    As an Enterprise Network Carrier,-TM- the Company integrates its data and telephony products and services into a single product offering, enabling the Company to act as a single-source, one-stop provider of its customer's total communications requirements. Unlike traditional telecommunications companies that provide services from outside a customer's premise, in providing Enterprise Network Services ("ENS"), the Company designs, buys and builds its OWN network within the customer's premise, enabling the Company to act as an outsource provider of any or all of the customer's communications requirements.

    The Company focuses on small to medium size businesses and has offices in Denver, San Francisco, Portland, Dallas, Atlanta, Salt Lake City and Des Moines.

    In November 1996, the Company consummated a private placement offering (the "Private Placement") and on December 17, 1996 acquired all of the assets of Integrated Communication Networks, L.L.C. ("ICN") in exchange for cash, notes and shares of common stock. The acquisition of ICN has been treated as a business combination accounted for by the purchase method of accounting. The accompanying consolidated financial statements include the accounts of ICN from December 17, 1996, the effective date of the acquisition. For purposes of identification and description, ICN is referred to as the "Predecessor" for the period prior to the acquisition. The Company since inception and ICN since December 17, 1996 are referred to as the "Successor" (see Note 3).

                        CONVERGENT COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION:

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany amounts and transactions have been eliminated.

    UNAUDITED FINANCIAL INFORMATION:

    The interim consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 and related disclosures included herein are unaudited, but reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results for all such periods. All disclosures subsequent to March 4, 1998 are unaudited.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    SHORT-TERM INVESTMENTS:

    Short-term investments are classified as available-for-sale securities at December 31, 1997. Gains or losses on the sale of short-term investments are recognized on the specific identification method. Unrealized gains or losses are treated as a separate component of shareholders' equity until the security to which they relate is sold.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate fair value because of the immediate or short-term maturity of these financial instruments. Short-term investments are stated at fair value. The carrying amounts reported for long-term debt and capital leases approximate fair value based upon management's best estimates of what interest rates would be available for the same or similar instruments.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to five years. Expenditures which significantly increase asset values or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred. When property and equipment is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and gains and losses resulting from such transactions are reflected in operations.

                        CONVERGENT COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    RESTRICTED CASH:

    Restricted cash represents cash used to collateralize letters of credit, which are held as collateral for certain of the Company's office leases and capital lease obligations.

    INTANGIBLE ASSETS:

    Site location contracts are exclusive rights to operate public telephones at various locations acquired through business combinations and are stated at cost. Amortization of the site location contracts is recorded using the straight-line method primarily over five years, the expected average lives of the contracts. Software license fees represent proprietary rights to software associated with the public telephones which is being amortized using the straight-line method over ten years, the estimated life of the related equipment. Goodwill represents the excess purchase price over the net assets acquired in acquisitions and is being amortized using the straight-line method over ten years. Organization costs are being amortized over a five-year period using the straight-line method.

    LONG-LIVED ASSETS:

    The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires an evaluation of indicators of impairment and future undiscounted cash flows to be generated by those assets.

    INVESTMENTS:

    Investments consist of ownership interests of less than 20% in unrelated entities and are accounted for using the cost method.

    REVENUE RECOGNITION:

    Revenue is recognized for product sales when the product is shipped. Revenues from services are recognized when the services are provided.

    INCOME TAXES:

    Deferred tax assets and liabilities are recognized for future tax consequences attributable to the differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by using enacted tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net earnings in the period in which the tax rate change was enacted. The Company establishes a valuation allowance when it is more likely than not that a deferred tax asset will not be recovered.

    STOCK-BASED COMPENSATION:

    The Company uses the intrinsic value method of Accounting Principles Board Opinion No. 25 to account for all of its employee stock-based compensation plans.

                        CONVERGENT COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CONCENTRATIONS OF CREDIT RISK:

    The Company sells its products and services to small to medium sized businesses on open account. The Company typically does not obtain collateral for its receivables. The Company maintains adequate reserves for potential credit losses and performs on-going credit evaluations. To date, the Company has not experienced any significant credit losses.

    All of the Company's short-term investments are maintained at a single financial institution. The investments consist of high-quality commercial paper.

    RECENTLY ADOPTED ACCOUNTING STANDARDS:

    Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income generally includes changes in separately reported components of equity along with net income.

    Effective January 1, 1998 the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement will not affect the results of operations, financial position or cash flows of the Company and has no effect on the financial statements as previously presented.

3. ACQUISITIONS:

    INTEGRATED COMMUNICATION NETWORKS, L.C. In December 1996, the Company acquired Integrated Communication Networks, L.C. (ICN), a public telephone service provider. The Company paid $1,232,300 in cash, issued a $1,000,000 promissory note and issued 3,500,000 shares of Common Stock. The note was paid in January 1997.

    The acquisition of ICN was treated as a business combination accounted for by the purchase method of accounting. ICN was valued at the fair market value of consideration given. In connection with the acquisition, the excess of consideration given over the fair market value of net assets acquired is being amortized on a straight-line basis over 10 years.

    COMMUNICATION SERVICES OF IOWA, INC. In April 1997, the Company acquired Communication Services of Iowa, Inc. (CSI), an Iowa reseller of telephony keyboard PBX telephone equipment to businesses. The Company paid $100,000 cash, issued a $100,000 one-year promissory note at 8% and issued 50,000 shares of Common Stock.

    The acquisition of CSI was treated as a business combination accounted for by the purchase method of accounting. CSI was valued at the fair market value of consideration given. In connection with the acquisition, the excess of consideration given over the fair market value of net assets acquired is being amortized on a straight-line basis over 10 years. The accompanying consolidated financial statements include the accounts of CSI from April 1, 1997, the effective date of the acquisition.

    A.T.T.EX CORPORATION. In September 1997, the Company acquired A.T.T.ex Corporation (A.T.T.ex) of Des Moines, Iowa, a telecommunications service company providing direct telephony service support to corporate customers. The purchase price consisted of $450,000 in cash and the issuance of 75,000 shares of

                        CONVERGENT COMMUNICATIONS, INC.

3. ACQUISITIONS: (CONTINUED)
Common Stock, together with an "earn out" clause entitling the seller to up to an additional 25,000 shares of Common Stock over a period of five years.

    The acquisition of A.T.T.ex was treated as a business combination accounted for by the purchase method of accounting. A.T.T.ex was valued at the fair market value of consideration given. In connection with the acquisition, the excess of consideration given over the fair market value of net assets acquired is being amortized on a straight-line basis over 10 years. The accompanying consolidated financial statements include the accounts of A.T.T.ex from September 1, 1997, the effective date of the acquisition.

    VITAL INTEGRATION SOLUTIONS, INC. In September 1997, the Company acquired Vital Integration Solutions, Inc. (Vital) of Des Moines, Iowa and Omaha, Nebraska, a full service integration solutions provider, specializing in comprehensive information management and networking solutions. Vital provides its clients with the hardware, software and integration services necessary to build information systems and networks. The Company paid $500,000 in cash and issued 750,000 shares of Common Stock.

    The acquisition of Vital was treated as a business combination accounted for by the purchase method of accounting. Vital was valued at the fair market value of consideration given. In connection with the acquisition, the excess of consideration given over the fair market value of net assets acquired is being amortized on a straight-line basis over 10 years. The accompanying consolidated financial statements include the accounts of Vital from September 1, 1997, the effective date of the acquisition.

    BIG PLANET, INC. In October 1997, the Company acquired certain assets and assumed certain liabilities of Big Planet, Inc., of Portland, Oregon. Big Planet is an Internet service provider (ISP) offering a full range of Internet services, including Internet access, Web hosting, maintenance, and site design. The Company paid $250,000 in cash for the assets and the assumption of certain trade payables.

    The acquisition was treated as an asset acquisition accounted for by the purchase method of accounting and the assets acquired were valued at fair market value. In connection with the acquisition, the excess of consideration given over the fair market value of net assets acquired is being amortized on a straight-line basis over 10 years.

    SIGMACOM CORPORATION. In December 1997, the Company acquired the data integration assets of Sigmacom Corporation of Denver, Colorado. Sigmacom is a systems integrator for corporate audio, video and data communications, providing state-of-the-art systems that combine telecommunications and computer network technologies. Sigmacom is also developing Internet application software for financial institutions such as credit unions. The Company did not acquire the software development assets; however, the Company received a 17.9% investment position in Sigmacom's software development business.

    The Company paid $875,000 in cash and has an additional potential obligation to pay up to $600,000 in cash and issue 118,000 shares of Common Stock in July 1998. Issuance of the Common Stock and additional cash payments are contingent upon the acquired business meeting certain revenue requirements. The Company also issued Sigmacom a warrant to purchase 50,000 shares of Common Stock for a price of $7.50 per share, which expires in December 1999.

    The acquisition of Sigmacom was treated as an asset acquisition accounted for by the purchase method of accounting. The assets were valued at the fair market value of the consideration given. In connection with the acquisition, the excess of consideration given over the fair market value of net assets acquired is being amortized on a straight-line basis over 10 years.

                        CONVERGENT COMMUNICATIONS, INC.

3. ACQUISITIONS: (CONTINUED)
    TELEPHONE COMMUNICATIONS CORPORATION. In February 1998, the Company acquired the assets and assumed certain liabilities of Telephone Communications Corporation ("TCC") of Vail, Colorado. TCC is a long distance switchless reseller providing 1+, 0+, 800, and Calling Card services to cities such as Dillon, Frisco and the Vail Valley. The Company paid $400,000 in cash, issued a $200,000 one-year note at 8% and issued 10,000 shares of Common Stock which for purchase accounting purposes were assigned a value of $4.00 per share. The Company also assumed a note with National Network Corporation of approximately $287,000, which will be paid down monthly in equal installments through 1998.

    NETWORK COMPUTER SOLUTIONS, LLC. In February 1998, the company acquired the assets and liabilities of Network Computer Solutions ("NCS") of Greenwood Village, Colorado. NCS provides network integration services. The Company paid $500,000 in cash, and issued 100,000 shares of Common Stock which for purchase accounting purposes were assigned a value of $4.00 per share.

    The consideration paid for acquisitions in 1996 and 1997, and the allocation of such consideration to the acquired assets is as follows:

                                                                                THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                                      1996          1997            1998
                                                  ------------  ------------  ----------------
                                                                                (UNAUDITED)
Cash paid for the assets, net of cash
  acquired......................................  $  1,157,304  $  1,542,208   $      424,302
Notes payable issued to former owners...........     1,000,000       100,000          675,000
Common stock issued to the former owners........     3,500,000     2,112,500          438,900
Receivable eliminated through the acquisition of
  ICN...........................................        75,000       --              --
Warrants issued.................................                      30,000         --
Expenses associated with acquisitions...........                      25,000         --
Liabilities assumed:
  Accounts payable and accrued liabilities......       140,107       636,747          377,301
  Debt assumed..................................       455,744       163,293          287,000
                                                  ------------  ------------  ----------------
Total purchase price to be allocated to acquired
  assets........................................  $  6,328,155  $  4,609,748   $    2,202,503
                                                  ------------  ------------  ----------------
                                                  ------------  ------------  ----------------
Allocation of the purchase price to acquired
  assets:
Equipment.......................................  $  1,904,796  $    355,959   $      150,397
Accounts receivable.............................        50,164       399,700          185,365
Prepaid expenses and other current assets.......         7,262       --              --
Other current assets............................       --            115,971           40,456
Deposits........................................       --              3,950         --
Investments.....................................       --            350,000         --
Site contracts..................................       656,682       --              --
Software license................................       496,643       --              --
Goodwill........................................     3,212,608     3,384,168        1,826,285
                                                  ------------  ------------  ----------------
Amounts allocated to acquired assets............  $  6,328,155  $  4,609,748   $    2,202,503
                                                  ------------  ------------  ----------------
                                                  ------------  ------------  ----------------

                        CONVERGENT COMMUNICATIONS, INC.

3. ACQUISITIONS: (CONTINUED)
    On a pro forma basis, as though the above combinations had taken place at the beginning of the periods presented, revenue, net loss per share would have been as follows (unaudited):

                                                    YEAR ENDED DECEMBER 31,     THREE MONTHS
                                                  ----------------------------   ENDED MARCH
                                                      1996           1997         31, 1998
                                                  -------------  -------------  -------------
Revenue.........................................  $   9,188,745  $  16,868,118  $   6,735,413
Net loss........................................  $  (1,330,300) $  (9,783,598) $  (5,072,519)
Net loss per share..............................  $       (0.15) $       (0.46) $       (0.22)
Weighted average shares.........................      8,649,651     21,483,316     22,995,812

4. SHORT-TERM INVESTMENTS:

    All of the Company's short-term investments as December 31, 1997 are classified as available for sale. At December 31, 1997, the investments had an amortized cost basis of $7,388,167 and a fair value of $7,371,303. The unrealized loss at December 31, 1997 related to these investments was ($16,864). These investments mature at the rate of $1,000,000 per month through July 1998 and $500,000 in August 1998.

5. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                            DECEMBER 31,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------    MARCH 31,
                                                                                     1998
                                                                                 -------------
                                                                                  (UNAUDITED)
Leasehold improvements.............................  $     37,141  $     56,559  $     152,602
Office furniture & equipment.......................        79,219     2,908,261      3,913,832
Company vehicles...................................        33,058       226,421        260,000
Network equipment..................................     1,784,091     2,256,942      3,863,077
                                                     ------------  ------------  -------------
                                                        1,933,509     5,448,183      8,189,511
Less: accumulated depreciation.....................       (10,060)     (610,386)    (1,054,036)
                                                     ------------  ------------  -------------
Net property and equipment.........................  $  1,923,449  $  4,837,797  $   7,135,475
                                                     ------------  ------------  -------------
                                                     ------------  ------------  -------------

    Depreciation expense was $10,927, $70,739, $5,365, $515,317, $55,859 and
$437,283 for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception to December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998 (unaudited), respectively. The Company enters into capital leases for various equipment. Equipment under capital leases is as follows:

                                                            DECEMBER 31,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------    MARCH 31,
                                                                                     1998
                                                                                 -------------
                                                                                  (UNAUDITED)
Furniture and equipment............................  $    --       $  1,674,596  $   2,088,158
Less: accumulated depreciation.....................       --           (338,199)      (667,329)
                                                     ------------  ------------  -------------
                                                     $    --       $  1,336,397  $   1,420,829
                                                     ------------  ------------  -------------
                                                     ------------  ------------  -------------

                        CONVERGENT COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. NOTES PAYABLE AND CAPITAL LEASES:

    NOTES PAYABLE

    Notes payable consist of the following:

                                                                                 DECEMBER 31,
                                                                          --------------------------   MARCH 31,
                                                                              1996          1997          1998
                                                                          -------------  -----------  ------------
                                                                                                      (UNAUDITED)
Note payable for acquisition, interest at 11%, principal and accrued
  interest due January 1997.............................................  $   1,000,000  $   --       $    --
Note payable, interest at 4%, payable in monthly installments of $1,963
  through September 2014................................................        430,744      287,565       284,542
Note payable for acquisition, interest at 8%, principal and accrued
  interest due February 1999............................................       --            --            201,500
Note payable assumed in acquisition, interest at 9%, payable in monthly
  installments of $29,876, through December 1998........................       --            --            259,071
Note payable for acquisition, interest at 10%, payable in monthly
  installments of $2,255, through August 1998...........................       --            --             13,153
Note payable for acquisition, interest at prime plus 1.5%, principal and
  accrued interest due May 1998.........................................       --            --            242,821
Line of credit for multiple items, interest at 2.5% over prime,
  principal and accrued interest due January 1997.......................         25,000      --            --
Note payable for acquisition, interest at 8%, principal and accrued
  interest due March 1998...............................................       --            106,670       --
Notes payable for vehicles, interest rates ranging from 6.9% to 11.2%,
  payable in monthly installments totaling $4,946 through June 2002.....       --            147,746       174,179
                                                                          -------------  -----------  ------------
                                                                              1,455,744      541,981     1,175,266
Less current portion....................................................     (1,032,724)    (163,220)     (779,858)
                                                                          -------------  -----------  ------------
Long term portion.......................................................  $     423,020  $   378,761  $    395,408
                                                                          -------------  -----------  ------------
                                                                          -------------  -----------  ------------

    Scheduled maturities on debt outstanding are as follows:

                                                                                  MARCH 31,
                                                                                     1998
                                                                   DECEMBER 31,  ------------
                                                                       1997
                                                                   ------------  (UNAUDITED)
Due within:
One year.........................................................   $  163,220   $    779,858
Two years........................................................       49,615         58,529
Three years......................................................       51,825         60,800
Four years.......................................................       38,262         42,573
Five years.......................................................       18,017         16,225
Thereafter.......................................................      221,042        217,281
                                                                   ------------  ------------
Total debt.......................................................   $  541,981   $  1,175,266
                                                                   ------------  ------------
                                                                   ------------  ------------

                        CONVERGENT COMMUNICATIONS, INC.

6. NOTES PAYABLE AND CAPITAL LEASES: (CONTINUED)
    FINANCING FACILITIES

    COMDISCO FACILITY. In November 1997 the Company entered into a three year, $50.0 million Program Agreement with Comdisco, Inc. ("Comdisco"). The Program Agreement provides for lease financing of equipment to be used by the Company in the provision of ENS and other services. Under the Program Agreement, the Company's wholly owned subsidiary, Convergent Capital Corporation ("C3"), entered into a Master Lease Agreement ("Master Lease") with Comdisco. Pursuant to the Master Lease, C3 can either (i) lease equipment from Comdisco's inventory or (ii) issue purchase orders to third-party vendors on behalf of Comdisco and lease the purchased equipment from Comdisco. The leased equipment is then leased to the Company's operating subsidiary, which provides the equipment to its customers under its ENS contracts, or, in some instances, through direct equipment leases. When the Company provides equipment to its customers, it assigns to Comdisco the equipment schedule and associated revenue from the customer related to the leased equipment.

    There is currently $10 million available for lease to the Company under the Program Agreement. The availability of additional amounts depends on whether the Company meets certain financial criteria. The Program Agreement expires on June 30, 2000.

    The Comdisco facility is collateralized by the equipment being financed and is guaranteed by the Company. In addition, the Company is required to issue a warrant to acquire Common Stock of the Company in an amount equal to ten percent (10%) of the facility, divided by the exercise price per share. The exercise price per share is equal to the price paid by investors in recent equity offerings and will, in no event, be less than $3.00 per share. The warrants will be issued in three installments based upon amounts available under the facility. As such, the Company has issued a warrant for the purchase of 333,333 shares of Common Stock at an exercise price of $3.00 per share for the first $10 million of the facility. Through December 31, 1997, the Company had not drawn any amounts under the facility.

    SBA LOAN. As part of the acquisition of ICN, the Company assumed a loan issued by the Small Business Administration ("SBA") to ICN for the purpose of rebuilding and repairs under the disaster relief program as a result of flooding in Iowa during 1993. The loan is collateralized by equipment and inventory of the Company and guaranteed by Bruce Boland, a former officer and director of the Company and former president of ICN. The loan accrues interest at the rate of 4% per annum. At December 31, 1997, the outstanding balance of the loan was approximately $288,000.

    NATIONSCREDIT COMMERCIAL CORPORATION FACILITY. In February 1997 the Company entered into an inventory credit facility with NationsCredit Commercial Corporation ("NationsCredit") for the purpose of purchasing data and telephony inventory for sale to customers. The credit line is currently $800,000 but is in the process of being renegotiated into a $5 million inventory and accounts receivable revolving line of credit. The new facility will allow the Company to obtain financing of up to 85% of eligible accounts receivable and will be collateralized by the purchased inventory and guaranteed by the Company.

    GMAC. In June 1997, the Company obtained a one-year renewable line of credit with General Motors Acceptance Corporation in the amount $538,000 to acquire vehicles for its operations. The line of credit is subject to an annual revaluation for continued usage. Advances under the line are payable over a four to five year term. The Company has not yet utilized this credit facility.

    SUN FINANCIAL FACILITY. In May 1997, the Company entered into a Master Equipment Lease with Sun Financial Group, Inc. to lease equipment, facilities and related items for the Company's internal expansion

                        CONVERGENT COMMUNICATIONS, INC.

6. NOTES PAYABLE AND CAPITAL LEASES: (CONTINUED) as well as equipment to be used for customer installations. As of December 31, 1997, the Company had utilized approximately $1.4 million of this credit facility. The facility is collateralized by a $100,000 standby letter of credit. In connection with the establishment of the facility, the Company issued a warrant to Sun Financial Group, Inc. for the purchase of 80,571 shares of Common Stock at an exercise price of $3.00 per share.

    CAPITAL LEASES

    The Company leases certain equipment used by its customers under capital leases. The following is a schedule of the minimum lease payments under capital leases together with the present value of the minimum lease payments.

                                                                                  MARCH 31,
                                                                                    1998
                                                                  DECEMBER 31,  -------------
                                                                      1997
                                                                  ------------   (UNAUDITED)
DUE WITHIN:
One year........................................................   $  944,573   $   1,292,828
Two years.......................................................      620,234         724,666
Three years.....................................................        1,216         187,320
                                                                  ------------  -------------
Total minimum lease payments....................................    1,566,023       2,204,808
Less: Amount representing interest..............................     (174,935)       (219,025)
                                                                  ------------  -------------
Present value of minimum lease payments.........................    1,391,088       1,985,783
Less: current portion...........................................     (804,138)     (1,129,820)
                                                                  ------------  -------------
Long term portion...............................................   $  586,950   $     855,963
                                                                  ------------  -------------
                                                                  ------------  -------------

7. COMMITMENTS:

    OPERATING LEASES

    The Company leases a portion of its buildings and equipment under operating leases. Future minimum payments under operating leases as of December 31, 1997 are as follows:

                                                                                     AMOUNT
                                                                                  ------------
1998............................................................................  $    736,859
1999............................................................................       744,375
2000............................................................................       757,392
2001............................................................................       776,005
2002............................................................................       482,784
Thereafter......................................................................       --
                                                                                  ------------
                                                                                  $  3,497,415
                                                                                  ------------
                                                                                  ------------

    Rent expense under operating leases was $28,787, $45,874, $17,927 and $431,930, respectively for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception to December 31, 1996, and the year ended December 31, 1997.

                        CONVERGENT COMMUNICATIONS, INC.

7. COMMITMENTS: (CONTINUED)
    SONETECH ENGINEERING AND CONSULTING AGREEMENT:

    The Company has an exclusive engineering and consulting agreement with Services-oriented Open Network Technologies, Inc. ("SONeTech") for the architecture of certain software which may be used in the Company's E-POP network strategy. The Company issued 375,000 shares of Common Stock in exchange for a 10% equity interest in SONeTech and an exclusive engineering and consulting agreement. The Company will be entitled to reacquire a portion of the Common Stock under certain circumstances if SONeTech does not meet certain obligations to the Company. The Company may acquire an additional equity interest in SONeTech of up to a total of 30% by providing additional financing.

8. SHAREHOLDERS' EQUITY:

    In connection with the acquisition of Sigmacom (see Note 3), the Company issued warrants to purchase 50,000 shares of Common Stock exercisable at $7.50 per share through December 1999.

    In February 1997, the Company completed the offering of 7,000,000 units consisting of one share of common stock and one-half warrant to purchase a share of common stock. The units were sold at a price of $1.00 each. One warrant entitles the holder to purchase one share of common stock for a price of $1.50 per share for five years from the date of the offering. The proceeds, net of related offering costs, were approximately $6,386,000, of which approximately $4,328,000 was received during 1996. As part of the offering, the Company issued warrants to purchase 3,500,000 Common Shares to investors exercisable at $1.50 per share and warrants to purchase 741,250 Common Shares to the placement agents exercisable at $1.20 per share through November 7, 2001.

    In October 1997, the Company completed the offering of 6,800,000 units consisting of one share of common stock and one-half warrant to purchase a share of common stock. The units were sold at a price of $2.50 each. One warrant entitles the holder to purchase one share of common stock for a price of $3.75 per share for two years from the date of the offering. The proceeds, net of related offering costs, were approximately $15,200,000. As part of the offering, the Company issued warrants to purchase 3,410,000 Common Shares to investors exercisable at $3.75 per share beginning in November 1998 through July 14, 1999 and warrants to purchase 615,860 Common Shares to the placement agents exercisable at $3.00 per share beginning in May 1998 through November 14, 2002.

    In connection with the signing of financing agreements with Comdisco, Inc. and Sun Financial (see Note 6), the Company granted Comdisco, Inc. and Sun Financial warrants to purchase 333,333 and 80,571 shares of common stock respectively, exercisable at $3.00 per share. The Comdisco warrants expire on November 2007 and the Sun Financial warrants are exercisable beginning in May 1998 and expire in May 2002.

    The holders of certain warrants have the right to demand the Company file a registration statement concerning their shares in 1998 and 1999.

    STOCK OPTION PLANS:

    The Company has adopted the 1996 and 1997 Incentive and Non-Statutory Option Plans and the 1998 Stock Option Plan (the "Plans") which authorize the Company to grant up to 5,600,000 shares of the Company's common stock to employees, consultants and directors under incentive stock options within the

                        CONVERGENT COMMUNICATIONS, INC.

8. SHAREHOLDERS' EQUITY: (CONTINUED)
meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant non-statutory stock options.

    The Plans require that the exercise price of options granted must be at least equal to the fair market value of share of Common Stock on the date of grant and are exercisable over a period of up to ten years, provided that if an employee owns more than 10% of the Company's outstanding Common Stock, then the exercise price of an incentive option must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant and are exercisable over a period of five years. The options vest over 5 years.

    The Plan is administered by the Company's Board of Directors or a committee thereof which determines the terms of the options granted, including the exercise price, the number of shares of Common Stock subject to the option, and the terms and conditions of exercise. No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee.

    In May 1997, the Company accelerated the vesting provisions related to options to purchase 950,000 shares with an exercise price of $0.06 per share and all of the options were exercised. The underlying shares are subject to a repurchase agreement over a five year period whereby the shares are subject to being repurchased by the Company upon termination of employment, provided that, the amount available for repurchase is reduced by 20% each year of employment. In late 1997, the Company repurchased 200,000 shares for $0.06 per share, upon the termination of one of the exercising employees. At December 31, 1997, 190,000 shares were no longer subject to repurchase.

                                                                                     WEIGHTED
                                                                                   AVERAGE GRANT
                                                    NUMBER OF   WEIGHTED AVERAGE     DATE FAIR
                                                      SHARES     EXERCISE PRICE        VALUE
                                                    ----------  -----------------  -------------
Outstanding at March 1, 1996......................      --             --
Granted...........................................   1,810,000      $    0.51        $    1.06
Exercised.........................................      --             --
Forfeited.........................................      --             --
                                                    ----------          -----
Outstanding at December 31, 1996..................   1,810,000           0.51
Granted...........................................   3,795,000           1.84             1.47
Exercised.........................................    (950,000)          0.06
Forfeited.........................................     (12,000)          1.33
                                                    ----------          -----
Outstanding at December 31, 1997..................   4,643,000      $    1.69
                                                    ----------          -----
                                                    ----------          -----

    At December 31, 1997, options for 345,000 shares are exercisable with a weighted average exercise price of $1.29. No options were exercisable at December 31, 1996.

                        CONVERGENT COMMUNICATIONS, INC.

8. SHAREHOLDERS' EQUITY: (CONTINUED)
    At December 31, 1997, the range of exercise prices and weighted average remaining contractual life for options outstanding was as follows:

                                                                               WEIGHTED AVERAGE
                                                                                  REMAINING
NUMBER OF SHARES                                                OPTION PRICE   CONTRACTUAL LIFE
--------------------------------------------------------------  -------------  ----------------
  75,000......................................................    $    0.06       4.00 years
1,955,000.....................................................         1.00       4.15 years
 700,000......................................................         1.10       4.00 years
 165,000......................................................         2.00       4.39 years
 952,000......................................................         2.50       4.67 years
 796,000......................................................         3.00       4.87 years

    Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards using the method prescribed by SFAS No. 123, the Company's pro forma net loss and net loss per share would have been as follows:

                                                          FOR THE PERIOD
                                                          FROM INCEPTION
                                                         THROUGH DECEMBER      YEAR ENDED
                                                             31, 1996       DECEMBER 31, 1997
                                                        ------------------  -----------------
Net loss:
  As reported.........................................     $   (333,858)      $  (9,654,779)
  Pro forma...........................................         (334,274)         (9,703,446)
Net loss per share:
  As reported.........................................            (0.04)              (0.46)
  Pro forma...........................................            (0.04)              (0.46)

    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions:

                                                                            DECEMBER
                                                                   --------------------------
                                                                       1996          1997
                                                                   ------------  ------------
Dividend Yield...................................................       --            --
Risk Free Interest Rate..........................................   6.06-6.48%    5.65-6.84%
Expected Lives...................................................    5 years       5 years

    Because the determination of the fair value of all options granted if the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph and, because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects on net income to be reported for future years.

    During the periods ended December 31, 1996 and 1997, the Company recognized compensation expense of $40,733 and $194,517, respectively for employee stock grants and stock options.

9. INCOME TAXES:

    The Company was organized as an S corporation under the provisions of
Section 1361 of the Internal Revenue Code. As an S corporation, the entity was not subject to tax on its income; rather the shareholders of the entity was taxed on its share of the taxable income, whether or not the income was

                        CONVERGENT COMMUNICATIONS, INC.

9. INCOME TAXES: (CONTINUED)
distributed. Effective December 5, 1996, Convergent rescinded its S Corporation election under the Internal Revenue Code and became subject to tax on its income. No pro forma tax benefit has been provided for either the Company or ICN as Predecessor due to their continuing losses.

    The Predecessor was a limited liability company which was treated as a partnership for taxation purposes.

    No income taxes were paid for the periods ended December 31, 1996 or 1997.

    At December 31, 1997, the Company had, for federal income tax purposes, net operating loss carryforwards of approximately $9.1 million which will expire beginning in 2011.

    The components of the net deferred tax assets as of December 31, 1996 and 1997 are as follows:

                                                                             DECEMBER
                                                                     -------------------------
                                                                        1996         1997
                                                                     ----------  -------------
Deferred tax assets:
  Non-current:
    Allowance for doubtful accounts................................  $    6,014  $       8,127
    Net operating loss carryforwards...............................      40,377      3,461,765
    Property and equipment.........................................      --            112,106
    Valuation allowance............................................     (46,391)    (3,581,998)
                                                                     ----------  -------------
Total deferred tax assets..........................................  $   --      $    --
                                                                     ----------  -------------
                                                                     ----------  -------------

    The Company's actual income taxes differed from the expected statutory rate of 34% as follows:

                                                        PERIOD FROM INCEPTION    YEAR ENDED DECEMBER
                                                        TO DECEMBER 31, 1996          31, 1997
                                                       -----------------------  ---------------------
Statutory tax rate...................................                34%                     34%
State taxes, net of federal benefit..................                 4                       4
Valuation allowance..................................               (38)                    (38)
                                                                     --                      --
Effective tax rate...................................                 0%                      0%
                                                                     --                      --
                                                                     --                      --

    The increase in the valuation allowance of $3,535,607 in 1997 is due to increased losses during the year. The Company has recorded a full valuation allowance on its deferred tax assets due to continuing losses.

                        CONVERGENT COMMUNICATIONS, INC.

10. NET LOSS PER SHARE:

    The net loss available to common shareholders consists of the following:

                                                        PERIOD FROM                  THREE MONTHS ENDED MARCH 31,
                                                        INCEPTION TO   YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,   ----------------------------
                                                            1996          1997           1997           1998
                                                        ------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
Net loss..............................................   $ (333,858)  $  (9,654,779) $  (1,085,378) $  (5,110,666)
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------

    The weighted average shares consist of the following:

                                                          PERIOD FROM                  THREE MONTHS ENDED MARCH
                                                          INCEPTION TO   YEAR ENDED              31,
                                                          DECEMBER 31,  DECEMBER 31,  --------------------------
                                                              1996          1997          1997          1998
                                                          ------------  ------------  ------------  ------------
                                                                                             (UNAUDITED)
Weighted average common shares used for basic earnings
  per share.............................................    7,774,651    20,921,569     16,375,270    22,992,368
Warrants................................................       --            --
Stock options...........................................       --            --            --            --
                                                          ------------  ------------  ------------  ------------
Weighted average common shares used for fully diluted
  earnings per share....................................    7,774,651    20,921,569     16,375,270    22,992,368
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------

    For the period from inception to December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998, a total of 307,181, 7,653,035, 2,700,000 and 12,935,125 weighted average options and warrants were not included in the above calculation because their effect would be anti-dilutive.

11. EMPLOYEE BENEFIT PLANS:

    The Company adopted an employee benefit 401(k) plan for all employees effective March 1, 1997. Under the plan, employees may voluntarily elect to have up to 15% of their salaries deducted from earnings and placed in the plan. The Company may elect to match up to 6% of the employee contributions by contributing the Company's common stock to the plan. Company contributions are made on a quarterly basis and the number of shares to be contributed is based upon the estimated fair value of the stock at the end of each quarter. The Company accrued matching contributions of $166,467 for the year ended December 31, 1997.

12. RELATED PARTY TRANSACTIONS:

    During 1995, $45,535 of short-term cash and working capital advances were paid to a shareholder of ICN. This balance represents advances of $50,535 offset by $5,000 of amounts borrowed from the shareholder. This transaction has been reflected as a reduction of members' equity. During 1996, capital contributions to the predecessor include $206,237 of public telephone equipment, approximately $11,343 of other equipment and furniture and repayment of the advances from 1995 contributed by a shareholder of ICN.

                        CONVERGENT COMMUNICATIONS, INC.

12. RELATED PARTY TRANSACTIONS: (CONTINUED)
    Pursuant to the terms of a non-cancelable license fee related to proprietary telecommunications equipment technology, ICN paid monthly license fees of $2,500 and management fees of $1,200 to a shareholder of ICN. During the period from January 1, 1996 through December 16, 1996 and the year ended December 31, 1995, ICN incurred costs of $44,400 under these arrangements.

    A Director of the Company provides financial advisory services to the Company from time to time. An aggregate of $1,750 has been paid to the Director for such services. In addition, the Director was a Principal and owner of Shepherd Financial Group which received compensation totaling approximately $1.5 million and the issuance of 438,000 warrants to purchase Common Stock in exchange for placement agent services provided to the Company in the Company's 1996 and 1997 private placements of Common Stock. The Director was also a Principal and owner of Shepherd Capital Group which was paid approximately $0.5 million for financial advisory services provided to the Company during 1997.

13. SUBSEQUENT EVENTS:

    DEBT OFFERING. Subsequent to March 31, 1998 the Company completed a private offering of $160 million in 13% Senior Notes ("13% Senior Notes") and 640,000 warrants to purchase 1,728,000 common shares of the Company (the "Warrants") (the "Offering"). The 13% Senior Notes mature on April 1, 2008 and interest will be payable semiannually in arrears on April 1 and October 1 of each year. Concurrently with the closing of the Offering the Company deposited in a collateral account an amount of cash or U.S. Government Securities, or combination thereof that, together with the interest received thereon, will be sufficient to pay, when due the first six interest payments. Each "Warrant" entitles the holder to purchase 2.7 shares of Common Stock of the Company at an exercise price of $.01 per share. Proceeds available to the Company, net of offering costs of approximately $5.7 million and the deposit into the collateral account of $56.8 million, were approximately $97.5 million.

    COMMUNICATION SERVICES OF COLORADO. In May 1998, the Company completed a merger with Communication Services of Colorado ("CSC") of Englewood, Colorado. CSC is a long distance switchless reseller providing 1+, 0+, 800/888, and calling card services. The Company paid $475,000 in cash and issued a $530,000 one-year note at 8%.

    H,H & H COMMUNICATIONS TECHNOLOGIES, INC. In May 1998, the Company completed the acquisition of the assets of H, H & H Communications Technologies, Inc., a voice equipment provider in Texas. The Company paid $200,000 in cash and issued 30,000 shares of Common Stock.

                        CONVERGENT COMMUNICATIONS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

    Effective April 1, 1997, the Company acquired Communications Services of Iowa, Inc. ("CSI"). Consideration for the purchase consisted of (i) $100,000 in cash (ii) a $100,000 one-year note payable at 8% and (iii) the issuance of 50,000 shares of Common Stock ($150,000). The acquisition was accounted for using the purchase method of accounting.

    Effective September 1, 1997, the Company acquired A.T.T.ex Corporation ("ATTex"). Consideration for the purchase consisted of (i) $450,000 in cash and
(ii) the issuance of 75,000 shares of Common Stock ($187,500). The acquisition was accounted for using the purchase method of accounting.

    Effective September 1, 1997, the Company acquired Vital Integration Solutions, Inc. ("Vital"). Consideration for the purchase consisted of (i) $500,000 in cash and (ii) the issuance of 750,000 shares of Common Stock ($1,875,000). The acquisition was accounted for using the purchase method of accounting.

    Effective February 1, 1998, the Company acquired the assets and certain liabilities of Telephone Communications Corporation ("TCC"). Consideration for the purchase consisted of (i) $400,000 in cash, (ii) a $200,000 one-year note payable at 8%, (iii) the issuance of 10,000 shares of Common Stock ($39,900) and
(iv) the assumption of a $287,000 4% note payable. The acquisition was accounted for using the purchase method of accounting.

    Effective May 22, 1998, the Company acquired Communications Services of Colorado, Inc. ("CSC"). Consideration for the purchase consisted of (i) $475,000 in cash and (ii) a $530,000 note payable at 8%. The acquisition was accounted for using the purchase method of accounting.

    The following unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998 assume that the acquisitions occurred on January 1, 1997. The information for CSI, ATTex, Vital and TCC consists of historical amounts through March 31, 1997, August 31, 1997, August 31, 1997 and January 31, 1998, respectively. The results of operations from the closing dates are included in the Company's historical financial statements. All related purchase price adjustments for CSI, ATTex, Vital and TCC are included in the Company's historical balance sheet for the most recent period presented. The information for CSC consists of historical amounts for all periods presented in the Pro Forma Combined Financial Statements as the closing date of the acquisition is subsequent to the periods presented. Although the Company completed or is completing other acquisitions, the operations of these businesses are not significant to the pro forma combined total assets or operations and, accordingly, the effects of these acquisitions have not been included in the accompanying Pro Forma Combined Financial Statements.

    The unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical audited financial statements and related notes thereto of the Company, CSI, ATTex, Vital, TCC and CSC included elsewhere herein. The unaudited Combined Pro Forma Financial Statements are not necessarily indicative of the results that actually would have occurred had the pro forma transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results of the Company.

                        CONVERGENT COMMUNICATIONS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                       PRO FORMA COMBINING BALANCE SHEET

                              AS OF MARCH 31, 1998

                                  (UNAUDITED)

                                                         HISTORICAL     COMMUNICATION
                                                         CONVERGENT      SERVICES OF      PRO FORMA      PRO FORMA
                                                       COMMUNICATIONS    COLORADO(1)    ADJUSTMENTS(2)   COMBINED
                                                       ---------------  --------------  --------------  -----------
ASSETS
Current assets:
  Cash and cash equivalents..........................   $     412,817     $   --         $   (475,000)(a) $   (62,183)
  Short-term investment..............................       2,502,484         --              --          2,502,484
  Trade accounts receivable, net.....................       4,596,997        191,193          --          4,788,190
  Prepaid expense and other current assets...........         764,408         15,419          --            779,827
                                                       ---------------  --------------  --------------  -----------
      Total current assets...........................       8,276,706        206,612         (475,000)    8,008,318
Property and equipment:..............................       8,189,511        229,549          --          8,419,060
  Less accumulated depreciation......................      (1,054,036)      (189,954)         --         (1,243,990)
                                                       ---------------  --------------  --------------  -----------
      Total property and equipment...................       7,135,475         39,595          --          7,175,070
  Restricted cash....................................         409,298         --              --            409,298
  Goodwill, net......................................       8,044,051         --            1,122,508(b)   9,166,559
  Other intangible assets, net.......................       1,786,923          5,388          --          1,792,311
  Investments and other assets.......................       1,009,004          3,382          --          1,012,386
                                                       ---------------  --------------  --------------  -----------
      Total assets...................................   $  26,661,457     $  254,977     $    647,508   $27,563,942
                                                       ---------------  --------------  --------------  -----------
                                                       ---------------  --------------  --------------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.............................   $   4,543,262     $  167,015     $    --        $ 4,710,277
  Accrued compensation...............................       2,267,188         --              --          2,267,188
  Other accrued liabilities..........................       2,379,668        184,746          --          2,564,414
  Current portion of notes payable and capital
    leases...........................................       1,909,678          8,274          530,000(c)   2,447,952
                                                       ---------------  --------------  --------------  -----------
      Total current liabilities......................      11,099,796        360,035          530,000    11,989,831
  Non-current portion of notes payable and capital
    leases...........................................       1,251,371         12,450          --          1,263,821
                                                       ---------------  --------------  --------------  -----------
      Total liabilities..............................      12,351,167        372,485          530,000    13,253,652
Shareholders' equity:
  Preferred stock....................................        --               --              --            --
  Common stock.......................................      25,549,757            500             (500)(d)  25,549,757
  Treasury stock.....................................        --              (41,125)          41,125(d)     --
  Warrants...........................................       3,996,460         --              --          3,996,460
  Other comprehensive income.........................          40,826         --              --             40,826
  Unearned compensation..............................        (177,450)        --              --           (177,450)
  Accumulated deficit................................     (15,099,303)       (76,883)          76,883(d) (15,099,303)
                                                       ---------------  --------------  --------------  -----------
      Total shareholders' equity.....................      14,310,290       (117,508)         117,508    14,310,290
                                                       ---------------  --------------  --------------  -----------
      Total liabilities and shareholders' equity.....   $  26,661,457     $  254,977     $    647,508   $27,563,942
                                                       ---------------  --------------  --------------  -----------
                                                       ---------------  --------------  --------------  -----------

     See the accompanying notes to pro forma combined financial statements

                        CONVERGENT COMMUNICATIONS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                  PRO FORMA COMBINING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                HISTORICAL       COMMUNICATION                         VITAL          TELEPHONE
                                                CONVERGENT        SERVICES OF        A.T.T.EX       INTEGRATION    COMMUNICATIONS
                                              COMMUNICATIONS        IOWA(1)       CORPORATION(1)   SOLUTIONS(1)    CORPORATION(1)
                                              ---------------  -----------------  ---------------  -------------  -----------------
Statement of Operations Data:
Revenue.....................................     $  10,210         $      86         $     689       $   5,883        $   1,949
Cost of Revenue.............................         7,369               103               469           4,874            1,424
Selling, general and administrative.........        10,983                57               274             729              711
Depreciation and amortization...............         1,453                 4                18              22               20
Interest expense (income) and other.........            60            --                     2              (4)              32
                                                   -------             -----            ------          ------           ------
    Total expenses..........................        19,865               164               763           5,621            2,187
Income (loss from continuing operations
  before income taxes.......................        (9,655)              (78)              (74)            262             (238)
Income tax expense (benefit)................        --                   (11)              (28)            100           --
                                                   -------             -----            ------          ------           ------
  Income (loss) from continuing
    operations..............................     $  (9,655)        $     (67)        $     (46)      $     162        $    (238)
                                                   -------             -----            ------          ------           ------
                                                   -------             -----            ------          ------           ------
Net loss per share (basic and diluted)......     $   (0.46)
                                                   -------
                                                   -------
Weighted average shares outstanding (basic
  and diluted)..............................        20,922
                                                   -------
                                                   -------

                                               COMMUNICATION
                                                SERVICES OF       PRO FORMA      PRO FORMA
                                                COLORADO(1)    ADJUSTMENTS(2)    COMBINED
                                              ---------------  ---------------  -----------
Statement of Operations Data:
Revenue.....................................     $   2,125        $  --          $  20,942
Cost of Revenue.............................         1,411           --             15,650
Selling, general and administrative.........           594                          13,348
Depreciation and amortization...............             3              299(e)       1,819
Interest expense (income) and other.........            (4)              60(f)         146
                                                    ------            -----     -----------
    Total expenses..........................         2,004              359         30,963
Income (loss from continuing operations
  before income taxes.......................           121             (359)       (10,021)
Income tax expense (benefit)................        --               --    (g)          61
                                                    ------            -----     -----------
  Income (loss) from continuing
    operations..............................     $     121        $    (359)     $ (10,082)
                                                    ------            -----     -----------
                                                    ------            -----     -----------
Net loss per share (basic and diluted)......                                     $   (0.47)
                                                                                -----------
                                                                                -----------
Weighted average shares outstanding (basic
  and diluted)..............................                            572(h)      21,494
                                                                      -----     -----------
                                                                      -----     -----------

     See the accompanying notes to pro forma combined financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                  PRO FORMA COMBINING STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                  (UNAUDITED)
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         HISTORICAL         TELEPHONE        COMMUNICATION
                                                         CONVERGENT      COMMUNICATIONS       SERVICES OF        PRO FORMA
STATEMENT OF OPERATIONS DATA:                          COMMUNICATIONS    CORPORATION(1)       COLORADO(1)     ADJUSTMENTS(2)
                                                       ---------------  -----------------  -----------------  ---------------
Revenue..............................................     $   6,523               213                526            --
Cost of revenue......................................         4,798               119                376            --
Selling, general and administrative..................         6,062                51                168            --
Depreciation and amortization........................           762                 2                  2                17(e)
Interest expense (income) and other..................            11            --                     (1)                7(f)
                                                            -------             -----              -----               ---
Total expenses.......................................        11,633               172                545                24
Income (loss) from continuing operations before
  income taxes.......................................        (5,110)               41                (19)              (24)
Income tax expense (benefit).........................        --                --                 --                --    (g)
                                                            -------             -----              -----               ---
Income (loss) from consulting operations.............     $  (5,110)               41                (19)              (24)
                                                            -------             -----              -----               ---
                                                            -------             -----              -----               ---
Net loss per share (basic and diluted)...............     $   (0.22)
                                                            -------
                                                            -------
Weighted average shares outstanding (basic and
  diluted)...........................................        22,992                                                      3(h)
                                                            -------                                                    ---
                                                            -------                                                    ---


                                                        PRO FORMA
STATEMENT OF OPERATIONS DATA:                           COMBINED
                                                       -----------
Revenue..............................................   $   7,262
Cost of revenue......................................       5,293
Selling, general and administrative..................       6,281
Depreciation and amortization........................         783
Interest expense (income) and other..................          17
                                                       -----------
Total expenses.......................................      12,374
Income (loss) from continuing operations before
  income taxes.......................................      (5,112)
Income tax expense (benefit).........................      --
                                                       -----------
Income (loss) from consulting operations.............   $  (5,112)
                                                       -----------
                                                       -----------
Net loss per share (basic and diluted)...............   $   (0.22)
                                                       -----------
                                                       -----------
Weighted average shares outstanding (basic and
  diluted)...........................................      22,995
                                                       -----------
                                                       -----------

       See accompanying notes to pro forma combined financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                    PRO FORMA NOTES TO COMBINING STATEMENTS

BASIS OF PRESENTATION:

(1) The pro forma information reflects the acquisitions of Communications Services of Iowa, Inc. ("CSI"), A.T.T.ex Corporation ("ATTex"), Vital Integration Solutions, Inc. ("Vital"), Telephone Communications Corporation ("TCC") and Communications Services of Colorado, Inc. ("CSC").

        The unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 includes historical results of operations for the Company, TCC and CSC and for CSI, ATTex and Vital through their respective closing dates of the acquisitions. The Pro Forma Combined Statement of Operations for the three months ended March 31, 1998 includes historical results of operations for the Company and CSC and for TCC through the closing date of the acquisition. The results of operations from the closing dates are included in the historical financial statements of the Company.

(2) The following Pro Forma adjustments have been made to the unaudited combined statements of operations of the Company, CSI, ATTex, Vital, TCC and CSC. Adjustment amounts to the Pro Forma Statement of Operations are for the periods prior to the respective closing dates for each of the acquisitions.

    (a) Cash paid as a portion of the purchase price for the acquisition of CSC.

    (b) Represents the purchase price in excess of net assets for the acquisition of CSC.

    (c) Note payable recorded as portion of the purchase price for the acquisition of CSC.

    (d) Elimination entries necessary upon the combining of parent and subsidiary financial statement to eliminate CSC equity owned by the Company as of March 31, 1998 on a pro forma basis.

    (e) Amortization of step-up goodwill recorded on the acquisitions of CSI, ATTex, Vital, TCC and CSC for the year ended December 31, 1997 and TCC and CSC for the three months ended March 31, 1998.

    (f) Interest expense calculated for the acquisition notes payable recorded on the acquisitions of CSI, TCC and CSC for the year ended December 31, 1997 and TCC and CSC for the three months ended March 31, 1998.

    (g) No adjustment is made to income taxes due to the Company's continuing losses.

    (h) Adjustment to weighted average Common Shares for shares issued related to the acquisitions of CSI, ATTex, Vital and TCC for the year ended December 31, 1997 and for TCC for the three months ended March 31, 1998.

                     COMMUNICATIONS SERVICES OF IOWA, INC.

                            ------------------------

                              FINANCIAL STATEMENTS
                   AS OF MARCH 31, 1997 AND DECEMBER 31, 1996
               AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Communications Services of Iowa, Inc.:

    We have audited the accompanying balance sheets of Communications Services of Iowa, Inc. as of March 31, 1997 and December 31, 1996, and the related statements of operations, stockholder's equity and cash flows for the three months ended March 31, 1997 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Communications Services Of Iowa, Inc. as of March 31, 1997 and December 31, 1996, and the results of its operations and its cash flows for the three months ended March 31, 1997 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.

Denver, Colorado
May 27, 1998

                     COMMUNICATIONS SERVICES OF IOWA, INC.

                                 BALANCE SHEETS

                                                      MARCH 31,    DECEMBER 31,
                                                        1997           1996
                                                    -------------  -------------
                                     ASSETS

Cash..............................................  $      14,797  $     19,870
Accounts receivable...............................         19,024        16,812
Inventory.........................................         25,459        26,418
Income tax receivable.............................         19,131        10,517
Prepaids..........................................          6,995         3,595
                                                    -------------  -------------
    Total current assets..........................         85,406        77,212
                                                    -------------  -------------
Equipment.........................................         62,046        62,046
Less accumulated depreciation.....................        (37,657)      (33,846)
                                                    -------------  -------------
    Total equipment...............................         24,389        28,200
                                                    -------------  -------------
      Total assets................................  $     109,795  $    105,412
                                                    -------------  -------------
                                                    -------------  -------------

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Trade accounts payable..........................  $      80,805  $     12,517
  Deferred revenue................................         11,771         8,459
  Warranty accrual................................         19,701        14,502
  Other accrued liabilities.......................         17,006        19,818
  Current portion of capital lease obligations....          6,562         6,241
                                                    -------------  -------------
    Total current liabilities.....................        135,845        61,537
Noncurrent portion of capital lease obligations...         16,096        19,142
                                                    -------------  -------------
      Total liabilities...........................        151,941        80,679
                                                    -------------  -------------
Stockholder's equity:
  Common stock, $1.00 par value; 1,000,000 shares
    authorized, 3,000 shares issued and
    outstanding at March 31, 1997 and December 31,
    1996, respectively............................          3,000         3,000
  Retained earnings (accumulated deficit).........        (45,146)       21,733
                                                    -------------  -------------
    Total stockholder's equity....................        (42,146)       24,733
                                                    -------------  -------------
      Total liabilities and stockholder's
        equity....................................  $     109,795  $    105,412
                                                    -------------  -------------
                                                    -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                     COMMUNICATIONS SERVICES OF IOWA, INC.

                            STATEMENTS OF OPERATIONS

                                                                                      THREE MONTHS    YEAR ENDED
                                                                                       ENDED MARCH   DECEMBER 31,
                                                                                        31, 1997         1996
                                                                                      -------------  ------------
Revenue.............................................................................   $    85,817    $  430,344
                                                                                      -------------  ------------
Operating expenses:
  Cost of revenue...................................................................       102,883       259,769
  Selling, general and administrative...............................................        56,754       194,882
  Depreciation......................................................................         3,811         4,665
                                                                                      -------------  ------------
    Total operating expenses........................................................       163,448       459,316
                                                                                      -------------  ------------
    Operating loss..................................................................       (77,631)      (28,972)
Interest income and other...........................................................       --             (4,134)
                                                                                      -------------  ------------
Loss before income tax benefit......................................................       (77,631)      (24,838)
Income tax benefit..................................................................       (10,752)       (9,432)
                                                                                      -------------  ------------
    Net loss........................................................................   $   (66,879)   $  (15,406)
                                                                                      -------------  ------------
                                                                                      -------------  ------------
Net loss per share (basic)..........................................................   $    (22.29)   $    (5.14)
                                                                                      -------------  ------------
                                                                                      -------------  ------------
Weighted average shares outstanding (basic).........................................         3,000         3,000
                                                                                      -------------  ------------
                                                                                      -------------  ------------
Net loss per share (diluted)........................................................   $    (22.29)   $    (5.14)
                                                                                      -------------  ------------
                                                                                      -------------  ------------
Weighted average shares outstanding (diluted).......................................         3,000         3,000
                                                                                      -------------  ------------
                                                                                      -------------  ------------

   The accompanying notes are an integral part of these financial statements.

                     COMMUNICATIONS SERVICES OF IOWA, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                 FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                             TOTAL
                                                                      COMMON       COMMON      RETAINED   STOCKHOLDER'S
                                                                      SHARES        STOCK      EARNINGS      EQUITY
                                                                    -----------  -----------  ----------  ------------
Balance, December 31, 1995........................................       3,000    $   3,000   $   37,139   $   40,139
  Net loss........................................................      --           --          (15,406)     (15,406)
                                                                         -----   -----------  ----------  ------------
Balance, December 31, 1996........................................       3,000        3,000       21,733       24,733
  Net loss........................................................      --           --          (66,879)     (66,879)
                                                                         -----   -----------  ----------  ------------
Balance, March 31, 1997...........................................       3,000    $   3,000   $  (45,146)  $  (42,146)
                                                                         -----   -----------  ----------  ------------
                                                                         -----   -----------  ----------  ------------

   The accompanying notes are an integral part of these financial statements.

                     COMMUNICATIONS SERVICES OF IOWA, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                      THREE MONTHS    YEAR ENDED
                                                                                       ENDED MARCH   DECEMBER 31,
                                                                                        31, 1997         1996
                                                                                      -------------  ------------
Cash flows from operating activities:
  Net loss..........................................................................   $   (66,879)   $  (15,406)
    Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation..................................................................         3,811         4,665
      Deferred income taxes.........................................................        (2,138)           86
      Changes in assets and liabilities:
        (Increase) decrease in accounts receivable..................................        (2,212)       25,123
        Decrease in inventory.......................................................           959        10,180
        (Increase) in income tax receivable.........................................        (8,614)      (10,517)
        (Increase) in prepaid expenses..............................................        (3,400)       (2,196)
        Increase (decrease) in accounts payable.....................................        68,288       (21,183)
        Increase in deferred revenue, warranty accrual and other accrued
          liabilities...............................................................         7,837        32,855
                                                                                      -------------  ------------
          Net cash provided by (used in) operating activities.......................        (2,348)       23,607
                                                                                      -------------  ------------
Cash flows from financing activities:
  Payments for capital lease obligations............................................        (2,725)      (18,534)
                                                                                      -------------  ------------
        Net cash used in financing activities.......................................        (2,725)      (18,534)
                                                                                      -------------  ------------
Net decrease in cash................................................................        (5,073)        5,073
Cash, beginning of period...........................................................        19,870        14,797
                                                                                      -------------  ------------
Cash, end of period.................................................................   $    14,797    $   19,870
                                                                                      -------------  ------------
                                                                                      -------------  ------------
Supplemental disclosure of noncash investing and financing activities:
  During the year ended December 31, 1996, the Company acquired a vehicle and computer equipment under capital lease obligations (see Note 3).

   The accompanying notes are an integral part of these financial statements.

                     COMMUNICATIONS SERVICES OF IOWA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Communications Services of Iowa, Inc. (the "Company" or "CSI") was formed under the laws of the State of Iowa in February 1989.

    CSI provides network integration services and computer equipment to corporate customers within the State of Iowa.

    The Company focuses on small to medium-sized businesses and has sales offices in Des Moines.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts reported in the balance sheet for cash, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

    EQUIPMENT:

    Equipment is recorded at cost. Depreciation is computed using the straight-line or double-declining methods over the estimated useful lives of the assets, which range from three to seven years. Expenditures that significantly increase asset values or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred. When property and equipment is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and gains and losses resulting from such transactions are reflected in operations.

    Leased equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease.

    LONG-LIVED ASSETS:

    The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS 121 requires an evaluation of indicators of impairment and future undiscounted cash flows to be generated by those assets.

                     COMMUNICATIONS SERVICES OF IOWA, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INVENTORY:

    Inventory consists of equipment held for resale and is recorded at the lower of cost or market. Cost is determined using the first-in, first-out method of inventory valuation.

    REVENUE RECOGNITION:

    Revenue is recognized for product sales when the product is shipped. Revenues from services are recognized when the services are provided.

    INCOME TAXES:

    Deferred tax assets and liabilities are recognized for future tax consequences attributable to the differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by using enacted tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net earnings in the period in which the tax rate change is enacted. The Company establishes a valuation allowance when it is more likely than not that a deferred tax asset will not be recovered.

    CONCENTRATION OF CREDIT RISK:

    The Company sells its products and services to small to medium-sized businesses on open account. The Company typically does not obtain collateral for its receivables. To date, the Company has not experienced any significant credit losses.

    Accounts receivable from two customers were approximately $7,000 and $3,600 at March 31, 1997. Accounts receivable from two customers were approximately $3,300 and $4,300 at December 31, 1996.

    EARNINGS PER SHARE:

    The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share in 1997 and all prior periods have been restated. SFAS 128 replaces the presentation of "primary" and " fully diluted" EPS with "basic" and "diluted" EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS requires an adjustment to the denominator to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

                     COMMUNICATIONS SERVICES OF IOWA, INC.

3. CAPITAL LEASES:

    The Company leases a vehicle and computer equipment under capital leases. The following is a schedule of the minimum lease payments under the capital leases as of March 31, 1997.

1997..............................................  $        6,562
1998..............................................          10,461
1999..............................................           4,860
2000..............................................           4,860
Thereafter........................................           1,620
                                                           -------
Total minimum lease payments......................          28,363
Less amount representing interest.................           5,705
                                                           -------
Present value of minimum lease payments...........          22,658
Less current portion..............................           6,562
                                                           -------
Long-term portion.................................  $       16,096
                                                           -------
                                                           -------

    Property and equipment under capital leases at March 31, 1997 and December 31, 1996 are as follows:

                                                                      DECEMBER 31,
                                                    MARCH 31, 1997        1996
                                                    --------------   --------------
Vehicle...........................................  $      16,361    $      16,361
Computer..........................................         14,554           14,554
                                                          -------          -------
                                                           30,915           30,915
Less accumulated depreciation.....................        (12,208)          (9,335)
                                                          -------          -------
Net property and equipment under capital lease....  $      18,707    $      21,580
                                                          -------          -------
                                                          -------          -------

4. INCOME TAXES:

    The provision for (benefit from) income taxes consists of the following for the periods ended March 31, 1997 and December 31, 1996:

                                                                      DECEMBER 31,
                                                    MARCH 31, 1997        1996
                                                    --------------   --------------
Current:
  Federal.........................................  $       (7,510)  $      (8,014)
  State...........................................          (1,104)         (1,504)
                                                    --------------         -------
                                                            (8,614)         (9,518)
                                                    --------------         -------
Deferred:
  Federal.........................................          (1,864)             86
  State...........................................            (274)       --
                                                    --------------         -------
                                                            (2,138)             86
                                                    --------------         -------
    Total income tax expense (benefit)............  $      (10,752)  $      (9,432)
                                                    --------------         -------
                                                    --------------         -------

                     COMMUNICATIONS SERVICES OF IOWA, INC.

4. INCOME TAXES: (CONTINUED)
    Deferred tax assets and liabilities are comprised of the following as of March 31, 1997 and December 31, 1996:

                                                    MARCH 31,   DECEMBER 31,
                                                      1997          1996
                                                    ---------   ------------
Assets:
Net operating loss carryforwards..................  $  20,525   $   --
Depreciation......................................      1,256       --
                                                    ---------   ------------
  Gross deferred tax assets.......................     21,781       --
                                                    ---------   ------------
Liabilities:
Depreciation......................................     --            (2,138)
                                                    ---------   ------------
  Gross deferred tax (liabilities)................     --            (2,138)
                                                    ---------   ------------
Valuation allowance...............................    (21,781)      --
                                                    ---------   ------------
  Net deferred tax assets (liabilities)...........  $  --       $    (2,138)
                                                    ---------   ------------
                                                    ---------   ------------

    The reported amount of income tax expense on pre-tax income differs from the amount of income tax expense that would result from applying domestic federal statutory tax rates to pre-tax income for the following reasons:

                                                       THREE MONTHS ENDED              YEAR ENDED
                                                         MARCH 31, 1997             DECEMBER 31, 1996
                                                    -------------------------   -------------------------
U.S. federal statutory expense (benefit)..........  $      (26,395)    (34.0)%  $       (9,850)    (34.0)%
State taxes, net of federal benefit...............          (3,074)     (4.0)           (1,149)     (4.0)
Change in valuation allowance.....................          21,781     (28.0)         --           --
Other, net........................................          (3,064)     (3.9)            1,567      5.40
                                                    --------------  ---------          -------  ---------
                                                    $      (10,752)    (13.9)%  $       (9,432)    (32.6)%
                                                    --------------  ---------          -------  ---------
                                                    --------------  ---------          -------  ---------

    During the three months ended March 31, 1997, the Company recorded a valuation allowance for temporary differences which will not be recovered (primarily net operating losses).

    The Company has net tax operating loss carryforwards of $20,525 at March 31, 1997 which expire in 2012.

5. SUBSEQUENT EVENTS:

    On April 1, 1997, Convergent Communications, Inc. ("CCI") purchased all of the Company's outstanding shares of common stock for $100,000 in cash, a $100,000 one-year promissory note at 8% and the issuance of 50,000 shares of CCI common stock.

                              A.T.T.EX CORPORATION

                            ------------------------

                              FINANCIAL STATEMENTS
              AS OF AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
A.T.T.ex Corporation:

    We have audited the accompanying balance sheet of A.T.T.ex Corporation as of August 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the eight months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A.T.T.ex Corporation as of August 31, 1997, and the results of its operations and its cash flows for the eight months then ended in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.

Denver, Colorado
May 27, 1998

                              A.T.T.EX CORPORATION

                                 BALANCE SHEET

                             AS OF AUGUST 31, 1997

                                           ASSETS

Cash..............................................................................  $  87,559
Accounts receivable...............................................................     38,134
Prepaid expenses..................................................................      3,680
                                                                                    ---------
    Total current assets..........................................................    129,373
                                                                                    ---------
Property and equipment............................................................    183,208
Less accumulated depreciation.....................................................    (83,747)
                                                                                    ---------
    Total property and equipment..................................................     99,461
                                                                                    ---------
      Total assets................................................................  $ 228,834
                                                                                    ---------
                                                                                    ---------

                            LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Trade accounts payable..........................................................  $  25,324
  Other accrued liabilities.......................................................     13,731
  Income taxes payable............................................................      8,370
  Accrued vacation................................................................     20,295
  Current portion of notes payable and capital lease obligations..................     23,608
                                                                                    ---------
    Total current liabilities.....................................................     91,328
Noncurrent portion of notes payable and capital lease obligations.................     41,159
                                                                                    ---------
    Total liabilities.............................................................    132,487
                                                                                    ---------

Commitments (Note 5)

Stockholder's equity:
  Common stock, $1.00 par value; 100,000 shares authorized, 2,000 shares issued
    and outstanding at August 31, 1997............................................      2,000
  Retained earnings...............................................................     94,347
                                                                                    ---------
    Total stockholders' equity....................................................     96,347
                                                                                    ---------
      Total liabilities and stockholders' equity..................................  $ 228,834
                                                                                    ---------
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                              A.T.T.EX CORPORATION

                            STATEMENT OF OPERATIONS

                   FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997

Revenues..........................................................................  $ 689,265
                                                                                    ---------

Operating expenses:
  Cost of revenues................................................................    469,330
  Selling, general and administrative.............................................    274,319
  Depreciation and amortization...................................................     18,277
                                                                                    ---------
    Total operating expenses......................................................    761,926
                                                                                    ---------
    Operating loss................................................................    (72,661)
Interest (expense) income (net of interest expense of $3,400) and other...........     (1,051)
                                                                                    ---------
    Loss before income tax benefit................................................    (73,712)
Income tax benefit................................................................    (27,900)
                                                                                    ---------
    Net loss......................................................................  $ (45,812)
                                                                                    ---------
                                                                                    ---------
Net loss per share (basic)........................................................  $  (22.91)
                                                                                    ---------
                                                                                    ---------
Weighted average shares outstanding (basic).......................................      2,000
                                                                                    ---------
                                                                                    ---------
Net loss per share (diluted)......................................................  $  (22.91)
                                                                                    ---------
                                                                                    ---------
Weighted average shares outstanding (diluted).....................................      2,000
                                                                                    ---------
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                              A.T.T.EX CORPORATION

                       STATEMENT OF STOCKHOLDER'S EQUITY

                   FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997

                                                                                                             TOTAL
                                                                      COMMON       COMMON      RETAINED   STOCKHOLDER'S
                                                                      SHARES        STOCK      EARNINGS      EQUITY
                                                                    -----------  -----------  ----------  ------------
Balance, December 31, 1996........................................       2,000    $   2,000   $  140,159   $  142,159
  Net loss........................................................      --           --          (45,812)     (45,812)
                                                                         -----   -----------  ----------  ------------
Balance, August 31, 1997..........................................       2,000    $   2,000   $   94,347   $   96,347
                                                                         -----   -----------  ----------  ------------
                                                                         -----   -----------  ----------  ------------

   The accompanying notes are an integral part of these financial statements.

                              A.T.T.EX CORPORATION

                            STATEMENT OF CASH FLOWS

                   FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997

Cash flows from operating activities:
  Net loss........................................................................  $ (45,812)
    Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization...............................................     18,277
      Changes in assets and liabilities:
        Decrease in accounts receivable...........................................     34,230
        Increase in prepaid expenses..............................................     (1,886)
        Decrease in accounts payable..............................................     (5,715)
        Decrease in other accrued liabilities.....................................    (30,947)
        Decrease in income taxes payable..........................................    (28,616)
                                                                                    ---------
          Net cash used in operating activities...................................    (60,469)
                                                                                    ---------
Cash flows from investing activities:
  Payments for property and equipment.............................................     (5,399)
                                                                                    ---------
        Net cash used in investing activities.....................................     (5,399)
                                                                                    ---------
Cash flows from financing activities:
  Cash payments under capital lease...............................................     (1,696)
  Cash payments under seller notes................................................    (12,662)
                                                                                    ---------
        Net cash used in financing activities.....................................    (14,358)
                                                                                    ---------
Net decrease in cash..............................................................    (80,226)
Cash, beginning of period.........................................................    167,785
                                                                                    ---------
Cash, end of period...............................................................  $  87,559
                                                                                    ---------
                                                                                    ---------
Supplemental schedule of noncash investing and financing activities:
  Cash paid for interest..........................................................  $   3,872
                                                                                    ---------
                                                                                    ---------
  Capital lease assets acquired and obligations incurred..........................  $  16,705
                                                                                    ---------
                                                                                    ---------

   The accompanying notes are an integral part of these financial statements.

                              A.T.T.EX CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    A.T.T.ex Corporation (the "Company" or "A.T.T.ex") was formed under the laws of the State of Iowa in July 1986.

    A.T.T.ex provides telephony services which include voice products (sale and integration of key systems and PBXs) and voice services (maintenance of the products), to corporate customers within the State of Iowa.

    The Company focuses on small to medium-sized businesses and has sales offices in Des Moines.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts reported in the balance sheet for cash, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years for equipment and vehicles and 25 years for buildings. Expenditures that significantly increase asset values or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred. When property and equipment is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and gains and losses resulting from such transactions are reflected in operations.

    Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capital lease assets is computed on the straight-line method over the term of the lease.

    LONG-LIVED ASSETS:

    The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS 121 requires an evaluation of indicators of impairment and future undiscounted cash flows to be generated by those assets.

                              A.T.T.EX CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    REVENUE RECOGNITION:

    Revenue is recognized for product sales when the product is shipped. Revenues from services are recognized when the services are provided.

    INCOME TAXES:

    Deferred tax assets and liabilities are recognized for future tax consequences attributable to the differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by using enacted tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net earnings in the period in which the tax rate change was enacted. The Company establishes a valuation allowance when it is more likely than not that a deferred tax asset will not be recovered.

    CONCENTRATION OF CREDIT RISK:

    The Company sells its products and services to small to medium-sized businesses on open account. The Company typically does not obtain collateral for its receivables. To date, the Company has not experienced any significant credit losses.

    Revenues from two customers represented approximately $106,000 and 96,000, respectively, of the Company's revenues for the period ended August 31, 1997. Accounts receivable from the two customers were $11,303 and $3,310, respectively, for the period ended August 31, 1997.

    EARNINGS PER SHARE:

    The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share in 1997 has been restated. SFAS 128 replaces the presentation of "primary" and "fully diluted" EPS with "basic" and "diluted" EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS requires an adjustment to the denominator to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following at August 31, 1997:

Office equipment..................................................  $  22,985
Company vehicles..................................................    146,110
Buildings.........................................................     14,113
                                                                    ---------
                                                                      183,208
Less accumulated depreciation.....................................    (83,747)
                                                                    ---------
Net property and equipment........................................  $  99,461
                                                                    ---------
                                                                    ---------

    Depreciation expense was $18,277 for the eight months ended August 31, 1997.

                              A.T.T.EX CORPORATION

3. PROPERTY AND EQUIPMENT: (CONTINUED)
    Equipment under capital leases was $7,167 and accumulated depreciation was $1,653 at August 31, 1997.

4. NOTES PAYABLE AND CAPITAL LEASES:

    Notes payable at August 31, 1997 consists of the following:

Note payable to purchase a van, bearing interest at 6.9%, due in
  $360.22 installments through June 23, 1998 (collateralized by the
  van).............................................................      3,491
Note payable to purchase a van, bearing interest at 9.75%, due in
  $371.22 installments through February 14, 1999 (collateralized by
  the van).........................................................      5,874
Note payable to purchase a van, bearing interest at 9.75%, due in
  $393.63 installments through February 12, 1999 (collateralized by
  the van).........................................................      6,582
Note payable to purchase a van, bearing interest at 9.5%, due in
  $408.45 installments through July 24, 2000 (collateralized by the
  van).............................................................     12,439
Note payable to purchase a car, bearing interest at 9.5%, due in
  $441.88 installments through January 9, 2001 (collateralized by
  the car).........................................................     15,415

Note payable to purchase a van, bearing interest at 10.6%, due in
  $360.71 installments through June 10, 2002 (collateralized by the
  van).............................................................     16,316
                                                                     ---------
  Total............................................................     60,117
Less current portion...............................................     21,153
                                                                     ---------
Long-term portion..................................................  $  38,964
                                                                     ---------
                                                                     ---------

    The following is a schedule of payments for the notes payable over the next five years, as of August 31, 1997:

September 1, 1997 - August 31, 1998................................  $  21,153
September 1, 1998 - August 31, 1999................................     17,132
September 1, 1999 - August 31, 2000................................     12,497
September 1, 2000 - August 31, 2001................................      5,898
September 1, 2001 - August 31, 2002................................      3,437
                                                                     ---------
Total..............................................................  $  60,117
                                                                     ---------
                                                                     ---------

                              A.T.T.EX CORPORATION

4. NOTES PAYABLE AND CAPITAL LEASES: (CONTINUED)
    The Company leases certain equipment under capital leases. The following is a schedule of the minimum lease payments under the capital leases together with the present value of the minimum lease payments as of August 31, 1997.

September 1, 1997 - August 31, 1998.................................  $   2,890
September 1, 1998 - August 31, 1999.................................      2,192
September 1, 1999 - August 31, 2000.................................        125

Thereafter..........................................................     --
                                                                      ---------
Total minimum lease payments........................................      5,207

Less amount representing interest...................................        557
                                                                      ---------
Present value of minimum lease payments.............................      4,650

Less current portion................................................      2,455
                                                                      ---------
Long-term portion...................................................  $   2,195
                                                                      ---------
                                                                      ---------

5. COMMITMENTS:

    OPERATING LEASES:

    The Company leases a portion of its buildings and equipment under operating leases. Future minimum payments under operating leases are as follows:

September 1, 1997 - August 31, 1998................................  $   7,509
September 1, 1998 - August 31, 1999................................      2,855
Thereafter.........................................................     --
                                                                     ---------
                                                                     $  10,364
                                                                     ---------
                                                                     ---------

    Rent expense under operating leases was $7,360, for the eight months ended August 31, 1997.

6. INCOME TAXES:

    The benefit from income taxes consists of the following for the eight months ended August 31, 1997:

Current:
  Federal.........................................................  $ (23,500)
  State...........................................................     (4,400)
                                                                    ---------
                                                                      (27,900)
                                                                    ---------
Deferred:
  Federal.........................................................     --
  State...........................................................     --
                                                                    ---------
                                                                       --
                                                                    ---------
    Total income tax benefit......................................  $ (27,900)
                                                                    ---------
                                                                    ---------

                              A.T.T.EX CORPORATION

6. INCOME TAXES: (CONTINUED)
    The income tax benefit from the current period has been applied against the income tax payable for the fiscal period January 1, 1996 through December 31, 1996.

    The reported amount of income tax benefit on pre-tax loss differs from the amount of income tax benefit that would result from applying domestic federal statutory tax rates to pre-tax loss for the following reasons:

                                                                                       EIGHT
                                                                                      MONTHS
                                                                                       ENDED
                                                                                    AUGUST 31,
                                                                                       1997
                                                                                    -----------
U.S. federal statutory benefit....................................................       (34.0)%
State taxes, net of federal benefit...............................................        (4.0)
Other, net........................................................................         (.9)
                                                                                    -----------
                                                                                         (38.9)%
                                                                                    -----------
                                                                                    -----------

7. SUBSEQUENT EVENTS:

    On September 1, 1997, Convergent Communications, Inc. ("CCI") purchased all of the Company's outstanding shares of common stock for $450,000 in cash, and the issuance of 75,000 shares of CCI's common stock.

                       VITAL INTEGRATION SOLUTIONS, INC.

                            ------------------------

                              FINANCIAL STATEMENTS
              AS OF AUGUST 31, 1997 AND DECEMBER 31, 1996 AND 1995
               AND FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997 AND
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Vital Integration Solutions, Inc.:

    We have audited the accompanying balance sheets of Vital Integration Solutions, Inc. as of August 31, 1997 and December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the eight months ended August 31, 1997 and for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Integration Solutions, Inc. as of August 31, 1997 and December 31, 1996 and 1995, and the results of its operations and its cash flows for the eight months ended August 31, 1997 and for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.

Denver, Colorado
May 27, 1998

                       VITAL INTEGRATION SOLUTIONS, INC.
                                 BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                               AUGUST 31,  ----------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
                                               ASSETS

Cash.........................................................................  $  458,260  $  242,519  $   19,068
Accounts receivable..........................................................     397,678     477,381     751,584
Inventory....................................................................      21,874      --          --
Prepaid and other current assets.............................................       4,887       3,413       1,153
                                                                               ----------  ----------  ----------
    Total current assets.....................................................     882,699     723,313     771,805
                                                                               ----------  ----------  ----------
Property and equipment.......................................................     151,128     104,615      36,733
Less accumulated depreciation................................................     (51,892)    (29,952)     (6,461)
                                                                               ----------  ----------  ----------
    Total property and equipment.............................................      99,236      74,663      30,272
                                                                               ----------  ----------  ----------
Other assets.................................................................       4,250         600         400
                                                                               ----------  ----------  ----------
      Total assets...........................................................  $  986,185  $  798,576  $  802,477
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Trade accounts payable.....................................................  $  549,693  $  421,847  $  602,805
  Deferred revenue...........................................................      --          68,000      --
  Note payable...............................................................      --          --          12,385
  Income taxes payable.......................................................      92,157      --          57,417
  Other accrued liabilities..................................................      52,637     180,370      33,414
                                                                               ----------  ----------  ----------
    Total current liabilities................................................     694,487     670,217     706,021
Deferred tax liability.......................................................       4,990       4,357       6,789
                                                                               ----------  ----------  ----------
    Total liabilities........................................................     699,477     674,574     712,810
                                                                               ----------  ----------  ----------
Commitments (Note 4)

Stockholders' equity:
  Common stock, no par value; 100,000 shares authorized, 9,600 shares issued
    and outstanding at August 31, 1997 and December 31, 1996 and 1995........       9,600       9,600       9,600
  Retained earnings..........................................................     277,108     114,402      80,067
                                                                               ----------  ----------  ----------
    Total stockholders' equity...............................................     286,708     124,002      89,667
                                                                               ----------  ----------  ----------
      Total liabilities and stockholders' equity.............................  $  986,185  $  798,576  $  802,477
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                       VITAL INTEGRATION SOLUTIONS, INC.
                            STATEMENTS OF OPERATIONS

                                                                         EIGHT MONTHS
                                                                             ENDED       YEAR ENDED DECEMBER 31,
                                                                          AUGUST 31,    --------------------------
                                                                             1997           1996          1995
                                                                         -------------  ------------  ------------
Revenue................................................................   $ 5,883,012   $  6,099,809  $  3,567,494
                                                                         -------------  ------------  ------------
Operating expenses:
  Cost of revenue......................................................     4,873,584      5,063,652     3,096,465
  Selling, general and administrative..................................       729,156        955,567       304,995
  Depreciation and amortization........................................        21,940         23,592         6,562
                                                                         -------------  ------------  ------------
    Total operating expenses...........................................     5,624,680      6,042,811     3,408,022
                                                                         -------------  ------------  ------------
    Operating income...................................................       258,332         56,998       159,472
Interest (expense) income and other....................................         3,944             29        (2,994)
                                                                         -------------  ------------  ------------

Income before income tax...............................................       262,276         57,027       156,478
Income tax expense.....................................................        99,570         22,692        64,664
                                                                         -------------  ------------  ------------
      Net income.......................................................   $   162,706   $     34,335  $     91,814
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------
Net income per share (basic)...........................................   $     16.95   $       3.58  $      10.45
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------
Weighted average shares outstanding (basic)............................         9,600          9,600         8,785
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------
Net income per share (diluted).........................................   $     16.95   $       3.58  $      10.45
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------
Weighted average shares outstanding (diluted)..........................         9,600          9,600         8,785
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                       VITAL INTEGRATION SOLUTIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997 AND
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                       COMMON STOCK
                                                                   ---------------------                  TOTAL
                                                                    SHARES                 RETAINED   STOCKHOLDERS'
                                                                    ISSUED      AMOUNT     EARNINGS      EQUITY
                                                                   ---------  ----------  ----------  -------------
Balance, December 31, 1994.......................................      9,600  $   38,253  $   --       $    38,253
  Sale of common stock...........................................      9,600       9,600      --             9,600
  Treasury stock purchased.......................................     (9,600)    (38,253)    (11,747)      (50,000)
  Net income.....................................................     --          --          91,814        91,814
                                                                   ---------  ----------  ----------  -------------
Balance, December 31, 1995.......................................      9,600       9,600      80,067        89,667
  Net income.....................................................     --          --          34,335        34,335
                                                                   ---------  ----------  ----------  -------------
Balance, December 31, 1996.......................................      9,600       9,600     114,402       124,002
  Net income.....................................................     --          --         162,706       162,706
                                                                   ---------  ----------  ----------  -------------
Balance, August 31, 1997.........................................      9,600  $    9,600  $  277,108   $   286,708
                                                                   ---------  ----------  ----------  -------------
                                                                   ---------  ----------  ----------  -------------

   The accompanying notes are an integral part of these financial statements.

                       VITAL INTEGRATION SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                           EIGHT MONTHS
                                                                               ENDED      YEAR ENDED DECEMBER 31,
                                                                            AUGUST 31,    ------------------------
                                                                               1997          1996         1995
                                                                           -------------  -----------  -----------
Cash flows from operating activities:
  Net income.............................................................   $   162,706   $    34,335  $    91,814
    Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization......................................        21,940        23,592        6,562
      Deferred income taxes..............................................           633        (2,432)       3,818
      Changes in assets and liabilities:
        (Increase) decrease in accounts receivable.......................        79,703       274,203     (594,150)
        (Increase) in prepaid expenses and other assets..................        (5,124)       (1,188)      (1,653)
        (Increase) decrease in inventory.................................       (21,874)      --             2,864
        (Increase) in other assets.......................................       --             (1,372)     --
        Increase (decrease) in accounts payable..........................       127,841      (180,959)     490,695
        Increase (decrease) in other accrued liabilities.................      (104,209)      157,539       75,778
                                                                           -------------  -----------  -----------
          Net cash provided by operating activities......................       261,616       303,718       75,728
                                                                           -------------  -----------  -----------
Cash flows from investing activities:
  Payments for property and equipment....................................       (45,875)      (67,882)     (27,850)
                                                                           -------------  -----------  -----------
        Net cash used in investing activities............................       (45,875)      (67,882)     (27,850)
                                                                           -------------  -----------  -----------
Cash flows from financing activities:
  Purchase of stock......................................................       --            --           (50,000)
  Borrowings on note payable.............................................       --            --            50,000
  Cash payments on notes payable.........................................       --            (12,385)     (37,615)
  Sale of common stock...................................................       --            --             9,600
                                                                           -------------  -----------  -----------
        Net cash used in financing activities............................       --            (12,385)     (28,015)
                                                                           -------------  -----------  -----------
Net increase in cash.....................................................       215,741       223,451       19,863
Cash, beginning of period................................................       242,519        19,068         (795)
                                                                           -------------  -----------  -----------
Cash, end of period......................................................   $   458,260   $   242,519  $    19,068
                                                                           -------------  -----------  -----------
                                                                           -------------  -----------  -----------
Supplemental disclosures:
  Cash paid for interest.................................................   $     1,918   $       861  $     2,994
                                                                           -------------  -----------  -----------
                                                                           -------------  -----------  -----------
  Cash paid for taxes....................................................   $     9,423   $    57,417  $   --
                                                                           -------------  -----------  -----------
                                                                           -------------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                       VITAL INTEGRATION SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Vital Integration Solutions, Inc. (the "Company") was formed under the laws of the State of Iowa in December 1994.

    The Company provides network integration services and computer equipment to corporate customers within the states of Iowa and Nebraska.

    The Company focuses on medium-sized businesses and has sales offices in Des Moines and Omaha.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and short-term borrowings approximate fair value because of the immediate or short-term maturity of these financial instruments.

    INVENTORY:

    Inventory consists of finished goods which are awaiting approval for return to the vendors and is valued at actual cost using the specific identification method.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line or double-declining methods over the estimated useful lives of the assets, which range from three to seven years. Expenditures that significantly increase asset values or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred. When property and equipment is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and gains and losses resulting from such transactions are reflected in operations.

    LONG-LIVED ASSETS:

    The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS 121 requires an evaluation of indicators of impairment and future undiscounted cash flows to be generated by those assets.

                       VITAL INTEGRATION SOLUTIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    EARNINGS PER SHARE:

    The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share in 1997 and all prior periods have been restated. SFAS 128 replaces the presentation of "primary" and "fully diluted" EPS with "basic" and "diluted" EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS requires an adjustment to the denominator to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

    REVENUE RECOGNITION:

    Revenue is recognized for product sales when the product is shipped. Revenues from services are recognized when the services are provided.

    DEFERRED REVENUE:

    Deferred revenue at December 31, 1996 consists of a customer deposit for an uncompleted contract.

    INCOME TAXES:

    Deferred tax assets and liabilities are recognized for future tax consequences attributable to the differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by using enacted tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net earnings in the period in which the tax rate change was enacted. The Company establishes a valuation allowance when it is more likely than not that a deferred tax asset will not be recovered.

    CONCENTRATION OF CREDIT RISK:

    The Company sells its products and services to small to medium-sized businesses on open account. The Company typically does not obtain collateral for its receivables. To date, the Company has not experienced any significant credit losses.

    At August 31, 1997 and December 31, 1996, substantially all of the Company's cash is maintained at one bank in Iowa. To date this concentration of credit risk has not had a material effect on the results of operations of the Company.

    Revenues from two, one and three customers represented approximately $1,961,000, $1,170,000 and $1,546,124 of the Company's consolidated revenues for the eight months ended August 31, 1997 and for years ended December 31, 1996 and 1995, respectively.

                       VITAL INTEGRATION SOLUTIONS, INC.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following at August 31, 1997, December 31, 1996 and 1995:

                                                                             DECEMBER 31,
                                                             AUGUST 31,  ---------------------
                                                                1997        1996       1995
                                                             ----------  ----------  ---------
Office equipment...........................................  $   21,848  $   14,772  $  27,849
Office furniture and equipment.............................       9,001       6,857      8,884
Company vehicles...........................................      24,899      24,899     --
Computer equipment.........................................      95,380      58,087     --
                                                             ----------  ----------  ---------
                                                                151,128     104,615     36,733
Less accumulated depreciation..............................     (51,892)    (29,952)    (6,461)
                                                             ----------  ----------  ---------
Net property and equipment.................................  $   99,236  $   74,663  $  30,272
                                                             ----------  ----------  ---------
                                                             ----------  ----------  ---------

    Depreciation expense was $21,940, $23,592 and $6,562 for the eight months ended August 31, 1997 and for the years ended December 31, 1996 and 1995, respectively.

4. COMMITMENTS:

    OPERATING LEASES:

    The Company leases a portion of its buildings and equipment under operating leases. Future minimum payments under operating leases are as follows:

September 1, 1997 - August 31, 1998................................  $  57,748
September 1, 1998 - August 31, 1999................................     18,088
September 1, 1999 - August 31, 2000................................      2,855
September 1, 2000 - August 31, 2001 and thereafter.................     --
                                                                     ---------
                                                                     $  78,691
                                                                     ---------
                                                                     ---------

    Rent expense under operating leases was $30,763, $18,089 and $7,750, respectively, for the eight months ended August 31, 1997 and for the years ended December 31, 1996 and 1995.

                       VITAL INTEGRATION SOLUTIONS, INC.

5. INCOME TAXES:

    The provision for (benefit from) income taxes consists of the following for the periods ended August 31, 1997 and December 31, 1996 and 1995:

                                                                              DECEMBER 31,
                                                              AUGUST 31,  --------------------
                                                                 1997       1996       1995
                                                              ----------  ---------  ---------
Current:
  Federal...................................................  $   83,299  $  21,153  $  48,568
  State.....................................................      15,638      3,971     12,278
                                                              ----------  ---------  ---------
                                                                  98,937     25,124     60,846
                                                              ----------  ---------  ---------
Deferred:
  Federal...................................................         552     (2,120)     3,329
  State.....................................................          81       (312)       489
                                                              ----------  ---------  ---------
                                                                     633     (2,432)     3,818
                                                              ----------  ---------  ---------
    Total income tax expenses...............................  $   99,570  $  22,692  $  64,664
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

    The reported amount of income tax expense on pre-tax income differs from the amount of income tax expense that would result from applying domestic federal statutory tax rates to pre-tax income for the following reasons:

                                                                   DECEMBER 31,
                                   AUGUST 31,       ------------------------------------------
                                      1997                  1996                  1995
                              --------------------  --------------------  --------------------
U.S. federal statutory
  expense...................  $  89,174       34.0% $  19,389       34.0% $  53,377       34.0%
State taxes, net of federal
  benefit...................     10,396        4.0      2,259        4.0      6,217        4.0
Other, net..................     --         --          1,044         .8      5,070        3.2
                              ---------        ---  ---------        ---  ---------        ---
                              $  99,570       38.0% $  22,692       38.8% $  64,664       41.2%
                              ---------        ---  ---------        ---  ---------        ---
                              ---------        ---  ---------        ---  ---------        ---

    The deferred tax liabilities are comprised of the following as of August 31, 1997 and December 31, 1996 and 1995:

                                                                                  DECEMBER 31,
                                                                 AUGUST 31,   --------------------
                                                                    1997        1996       1995
                                                                 -----------  ---------  ---------
Depreciation...................................................   $   4,990   $   4,357  $   6,789
                                                                 -----------  ---------  ---------
Net deferred tax liabilities...................................   $   4,990   $   4,357  $   6,789
                                                                 -----------  ---------  ---------
                                                                 -----------  ---------  ---------

6. SUBSEQUENT EVENTS:

    On August 31, 1997, Convergent Communications, Inc. ("CCI") purchased all of the Company's outstanding shares of common stock for $500,000 in cash and 750,000 shares of CCI common stock.

                      TELEPHONE COMMUNICATIONS CORPORATION

                            ------------------------

                              FINANCIAL STATEMENTS
                  AS OF JANUARY 31, 1998 AND DECEMBER 31, 1997
                AND FOR THE ONE MONTH ENDED JANUARY 31, 1998 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

Telephone Communications Corporation:

    We have audited the accompanying balance sheets of Telephone Communications Corporation as of January 31, 1998 and December 31, 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for the one month ended January 31, 1998 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telephone Communications Corporation as of January 31, 1998 and December 31, 1997, and the results of its operations and its cash flows for the one month ended January 31, 1998 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.

Denver, Colorado
May 27, 1998

                      TELEPHONE COMMUNICATIONS CORPORATION

                                 BALANCE SHEETS

                                                                                       JANUARY 31,   DECEMBER 31,
                                                                                           1998          1997
                                                                                       ------------  ------------
                                                     ASSETS

Cash and cash equivalents............................................................  $     52,645   $   10,159
Accounts receivable, net of allowance of $74,000 and $69,600 at January 31, 1998 and
  December 31, 1997, respectively....................................................       300,923      273,730
Prepaid expenses.....................................................................         4,685        7,343
                                                                                       ------------  ------------
    Total current assets.............................................................       358,253      291,232
                                                                                       ------------  ------------
Property and equipment...............................................................        88,959       87,154
Less accumulated depreciation........................................................       (58,853)     (57,137)
                                                                                       ------------  ------------
    Total property and equipment.....................................................        30,106       30,017
                                                                                       ------------  ------------
      Total assets...................................................................  $    388,359   $  321,249
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Liabilities:
  Trade accounts payable.............................................................  $    747,183   $  661,930
  Other accrued liabilities..........................................................        64,521       71,013
  Current portion of note payable....................................................       286,796      142,412
                                                                                       ------------  ------------
    Total current liabilities........................................................     1,098,500      875,355
Noncurrent portion of note payable...................................................       --           155,771
                                                                                       ------------  ------------
    Total liabilities................................................................     1,098,500    1,031,126
                                                                                       ------------  ------------
Commitments (Note 5)

Stockholders' equity (deficit):
  Common stock, no par value; 50,000 shares authorized, 1,001 shares issued and
    outstanding at January 31, 1998 and December 31, 1997............................           100          100
  Accumulated deficit................................................................      (710,241)    (709,977)
                                                                                       ------------  ------------
    Total stockholders' equity (deficit).............................................      (710,141)    (709,877)
                                                                                       ------------  ------------
      Total liabilities and stockholders' equity (deficit)...........................  $    388,359   $  321,249
                                                                                       ------------  ------------
                                                                                       ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                      TELEPHONE COMMUNICATIONS CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                                         ONE MONTH
                                                                                           ENDED      YEAR ENDED
                                                                                        JANUARY 31,  DECEMBER 31,
                                                                                           1998          1997
                                                                                        -----------  ------------
Operating revenue.....................................................................   $ 216,557    $1,995,977
Discount allowances...................................................................      (4,012)      (47,377)
                                                                                        -----------  ------------
    Total revenue.....................................................................     212,545     1,948,600
                                                                                        -----------  ------------
Operating expenses:
  Cost of revenues                                                                         119,474     1,423,809
  Selling, general and administrative.................................................      50,976       710,672
  Depreciation and amortization.......................................................       1,715        20,224
                                                                                        -----------  ------------
    Total operating expenses..........................................................     172,165     2,154,705
                                                                                        -----------  ------------
    Operating income (loss)...........................................................      40,380      (206,105)
Interest (expense)....................................................................         (28)      (31,910)
                                                                                        -----------  ------------
      Net income (loss)...............................................................   $  40,352    $ (238,015)
                                                                                        -----------  ------------
                                                                                        -----------  ------------
Net income (loss) per share (basic)...................................................   $   40.31    $  (237.78)
                                                                                        -----------  ------------
                                                                                        -----------  ------------
Weighted average shares outstanding (basic)...........................................       1,001         1,001
                                                                                        -----------  ------------
                                                                                        -----------  ------------
Net income (loss) per share (diluted).................................................   $   40.31    $  (237.78)
                                                                                        -----------  ------------
                                                                                        -----------  ------------
Weighted average shares outstanding (diluted).........................................       1,001         1,001
                                                                                        -----------  ------------
                                                                                        -----------  ------------

   The accompanying notes are an integral part of these financial statements.

                      TELEPHONE COMMUNICATIONS CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  FOR THE ONE MONTH ENDED JANUARY 31, 1998 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                                             TOTAL
                                                                                                          STOCKHOLDERS'
                                                                    COMMON       COMMON     ACCUMULATED      EQUITY
                                                                    SHARES        STOCK       DEFICIT      (DEFICIT)
                                                                  -----------  -----------  ------------  ------------
Balance, December 31, 1996......................................       1,001    $     100    $ (292,014)   $ (291,914)
  Dividends.....................................................      --           --          (179,948)     (179,948)
  Net loss......................................................      --           --          (238,015)     (238,015)
                                                                       -----        -----   ------------  ------------
Balance, December 31, 1997......................................       1,001          100      (709,977)     (709,877)
  Dividends.....................................................      --           --           (40,616)      (40,616)
  Net income....................................................      --           --            40,352        40,352
                                                                       -----        -----   ------------  ------------
Balance, January 31, 1998.......................................       1,001    $     100    $ (710,241)   $ (710,141)
                                                                       -----        -----   ------------  ------------
                                                                       -----        -----   ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                      TELEPHONE COMMUNICATIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                         ONE MONTH
                                                                                           ENDED      YEAR ENDED
                                                                                        JANUARY 31,  DECEMBER 31,
                                                                                           1998          1997
                                                                                        -----------  ------------
Cash flows from operating activities:
  Net income (loss)...................................................................   $  40,352    $ (238,015)
    Adjustments to reconcile net loss to net cash provided by operating activities:
      Depreciation and amortization...................................................       1,716        20,224
      Provision for bad debts.........................................................       4,400        69,600
      Changes in assets and liabilities:
        Decrease (increase) in accounts receivable....................................     (31,593)      (60,787)
        Decrease in prepaids..........................................................       2,658           952
        Increase in accounts payable..................................................      85,253       506,206
        Increase (decrease) in accrued liabilities....................................      (6,492)       38,391
                                                                                        -----------  ------------
        Net cash provided by operating activities.....................................      96,294       336,571
                                                                                        -----------  ------------
Cash flows from investing activities:
  Payments for property and equipment.................................................      (1,805)       (9,109)
                                                                                        -----------  ------------
      Net cash used in investing activities...........................................      (1,805)       (9,109)
                                                                                        -----------  ------------
Cash flows from financing activities:
  Cash payments for note payable......................................................     (11,387)     (169,492)
  Dividends paid......................................................................     (40,616)     (179,948)
  Cash payments from notes receivable.................................................      --             6,174
                                                                                        -----------  ------------
        Net cash used in investing activities.........................................     (52,003)     (343,266)
                                                                                        -----------  ------------
Net increase (decrease) in cash.......................................................      42,486       (15,804)
Cash and cash equivalents, beginning of period........................................      10,159        25,963
                                                                                        -----------  ------------
Cash and cash equivalents, end of period..............................................   $  52,645    $   10,159
                                                                                        -----------  ------------
                                                                                        -----------  ------------
Supplemental disclosures:
  Cash paid for interest..............................................................   $   2,321    $   30,951
                                                                                        -----------  ------------
                                                                                        -----------  ------------

   The accompanying notes are an integral part of these financial statements.

                      TELEPHONE COMMUNICATIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Peak Communications, Inc., doing business as Telephone Communications Corporation (the "Company" or "TCC"), was formed under the laws of the State of Colorado in August 1992.

    TCC provides long distance services to corporate customers within the State of Colorado.

    The Company focuses on small businesses and has sales offices in Colorado.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts reported in the balance sheet for cash, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line or double-declining methods over the estimated useful lives of the assets, which range from three to seven years. Expenditures that significantly increase asset values or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred. When property and equipment is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and gains and losses resulting from such transactions are reflected in operations.

    LONG-LIVED ASSETS:

    The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS 121 requires an evaluation of indicators of impairment and future undiscounted cash flows to be generated by those assets.

    REVENUE RECOGNITION:

    Revenues from services are recognized when the services are provided.

                      TELEPHONE COMMUNICATIONS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CONCENTRATIONS:

    The Company sells its services to small to medium-sized businesses on open account. The Company typically does not obtain collateral for its receivables. To date, the Company has not experienced any significant credit losses.

    Revenues from Copper Mountain Resort represented approximately $24,200 and $250,000 of the Company's revenues for the one month ended January 31, 1998 and for the year ended December 31, 1997, respectively. Accounts receivable from Copper Mountain Resort were $31,900 and $35,000 at January 31, 1998 and December 31, respectively.

    The Company purchased services from National Network Corporation, an entity under common control. The cost of these services represented approximately 50% of the Company's cost of sales.

    INCOME TAXES:

    No provision for income taxes is provided in the Company's financial statements because it is a subchapter S corporation. Income taxes are the responsibility of the Company's stockholders.

    EARNINGS PER SHARE:

    The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share in 1998 and 1997 have been restated. SFAS 128 replaces the presentation of "primary" and "fully diluted" EPS with "basic" and "diluted" EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS requires an adjustment to the denominator to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following at January 31, 1998 and December 31, 1997:

                                                                    JANUARY 31,  DECEMBER 31,
                                                                       1998          1997
                                                                    -----------  ------------
Tools and equipment...............................................   $  39,335    $   37,530
Dialers...........................................................      29,680        29,680
Billing system....................................................      19,944        19,944
                                                                    -----------  ------------
                                                                        88,959        87,154
Less accumulated depreciation.....................................     (58,853)      (57,137)
                                                                    -----------  ------------
Net property and equipment........................................   $  30,106    $   30,017
                                                                    -----------  ------------
                                                                    -----------  ------------

    Depreciation expense was $1,715 and $20,224 for the one month ended January 31, 1998 and for the year ended December 31, 1997, respectively.

                      TELEPHONE COMMUNICATIONS CORPORATION

4. NOTE PAYABLE:

    Note payable at January 31, 1998 and December 31, 1997 consists of the following:

                                                                    JANUARY 31,  DECEMBER 31,
                                                                       1998          1997
                                                                    -----------  ------------
Note payable......................................................  $   286,796   $  298,183
Less current portion..............................................     (286,796)    (142,412)
                                                                    -----------  ------------
Long-term portion.................................................  $   --        $  155,771
                                                                    -----------  ------------
                                                                    -----------  ------------

    On December 31, 1996, the Company converted outstanding invoices in the amount of $428,380 into a promissory note payable to National Network Corporation. The note is payable in 24 monthly installments of $13,622 at an interest rate of 9% per annum, with a balloon payment of all remaining unpaid principal and accrued interest due on January 1, 1999. As part of the purchase of the Company by Convergent Communications, Inc. ("CCI"), the note payable was assumed by CCI.

5. COMMITMENTS:

    OPERATING LEASES:

    The Company leases a portion of its buildings and equipment under operating leases. Future minimum payments under operating leases are as follows:

1999...............................................................................  $  38,400
2000...............................................................................     38,400
2001 and thereafter................................................................     --
                                                                                     ---------
                                                                                     $  76,800
                                                                                     ---------
                                                                                     ---------

    Rent expense under operating leases was $3,620 and $42,956, respectively, for the one month ended January 31, 1998 and for the year ended December 31, 1997.

6. SUBSEQUENT EVENTS:

    On February 1, 1998, Convergent Communications, Inc. ("CCI") purchased certain assets of the Company for $400,000 in cash, the issuance of a $200,000 one-year note at 8% and 10,000 shares of CCI's Common Stock. CCI also assumed debt in the amount of approximately $287,000.

                    COMMUNICATION SERVICES OF COLORADO, INC.

                            ------------------------

                              FINANCIAL STATEMENTS
              AS OF MARCH 31, 1998 AND DECEMBER 31, 1997 AND 1996
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR
                THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

Communication Services of Colorado, Inc.:

    We have audited the accompanying balance sheets of Communication Services of Colorado, Inc. as of March 31, 1998 and December 31, 1997 and 1996, and the related statements of operations, stockholder's equity (deficit) and cash flows for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Communication Services of Colorado, Inc. as of March 31, 1998 and December 31, 1997 and 1996, and the results of its operations and its cash flows for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.

Denver, Colorado
May 27, 1998

                    COMMUNICATION SERVICES OF COLORADO, INC.

                                 BALANCE SHEETS

                                                                                                DECEMBER 31,
                                                                              MARCH 31,   ------------------------
                                                                                1998         1997         1996
                                                                             -----------  -----------  -----------

                                                      ASSETS

Cash and cash equivalents                                                    $   --       $   --       $   --
Accounts receivable, net of allowance of $5,418, $4,400, and $9,075 and at
  March 31, 1998 and December 31, 1997, and 1996, respectively.............      191,193      193,493      227,873
Note receivable, related party.............................................      --            19,945       23,572
Prepaids...................................................................       15,419        6,878        3,281
                                                                             -----------  -----------  -----------
    Total current assets...................................................      206,612      220,316      254,726
                                                                             -----------  -----------  -----------
Property and equipment.....................................................      229,549      229,505      211,024
Less accumulated depreciation..............................................     (189,954)    (191,871)    (197,370)
                                                                             -----------  -----------  -----------
    Total property and equipment...........................................       39,595       37,634       13,654
                                                                             -----------  -----------  -----------
Deposits...................................................................        3,382        3,382        3,177
Intangibles, net of amortization of $1,000, $250, and $250 at March 31,
  1998 and December 31, 1997 and 1996, respectively........................        5,388          750          750
                                                                             -----------  -----------  -----------
      Total assets.........................................................  $   254,977  $   262,082  $   272,307
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
  Trade accounts payable...................................................  $   167,015  $   204,756  $   117,003
  Overdrafts payable.......................................................       21,023        9,771       12,728
  Other accrued liabilities................................................      151,890       76,007      170,483
  Current portion of capital lease obligations.............................        8,274        8,319       14,811
  Line of credit...........................................................      --            14,722       64,072
  Deferred revenue.........................................................       11,833       14,192      --
                                                                             -----------  -----------  -----------
    Total current liabilities..............................................      360,035      327,767      379,097
Noncurrent portion of capital lease obligations............................       12,450       14,617      --
                                                                             -----------  -----------  -----------
    Total liabilities......................................................      372,485      342,384      379,097
                                                                             -----------  -----------  -----------
Commitments (Note 6)

Stockholder's deficit:
  Common stock, no par value; 50,000 shares authorized,
    10,200 shares issued and outstanding at March 31, 1998
    and December 31, 1997, and 1996........................................          500          500          500
  Accumulated deficit......................................................      (76,883)     (39,677)     (66,165)
  Treasury stock, at cost (9,800 shares)...................................      (41,125)     (41,125)     (41,125)
                                                                             -----------  -----------  -----------
    Total stockholder's deficit............................................     (117,508)     (80,302)    (106,790)
                                                                             -----------  -----------  -----------
      Total liabilities and stockholder's deficit..........................  $   254,977  $   262,082  $   272,307
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                    COMMUNICATION SERVICES OF COLORADO, INC.

                            STATEMENTS OF OPERATIONS

                                                          THREE MONTHS
                                                              ENDED              YEAR ENDED DECEMBER 31,
                                                            MARCH 31,    ----------------------------------------
                                                              1998           1997          1996          1995
                                                          -------------  ------------  ------------  ------------
Revenue.................................................   $   525,900   $  2,125,669  $  2,250,088  $  2,129,745
                                                          -------------  ------------  ------------  ------------
Operating expenses:
  Cost of revenues......................................       376,091      1,411,495     1,520,948     1,422,198
  Selling, general and administrative...................       167,609        594,064       634,564       586,565
  Depreciation and amortization.........................         1,959          2,915        49,135        54,910
                                                          -------------  ------------  ------------  ------------
    Total operating expenses............................       545,659      2,008,474     2,204,647     2,063,673
                                                          -------------  ------------  ------------  ------------
    Operating income (loss)                                    (19,759)       117,195        45,441        66,072
Other income............................................         5,275         18,904        10,314        14,804
Interest (expense) income and other.....................        (4,222)       (15,400)      (10,467)       (4,629)
                                                          -------------  ------------  ------------  ------------
    Net income (loss)...................................   $   (18,706)  $    120,699  $     45,288  $     76,247
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------
Net income (loss) per share (basic).....................   $     (1.83)  $      11.83  $       4.44  $       7.48
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------
Weighted average shares outstanding (basic).............        10,200         10,200        10,200        10,200
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------
Net income (loss) per share (diluted)...................   $     (1.83)  $      11.83  $       4.44  $       7.48
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------
Weighted average shares outstanding (diluted)...........        10,200         10,200        10,200        10,200
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                    COMMUNICATION SERVICES OF COLORADO, INC.

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                 FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                                            TOTAL
                                                                                                        STOCKHOLDER'S
                                                      COMMON       COMMON      TREASURY   ACCUMULATED       EQUITY
                                                      SHARES        STOCK       STOCK       DEFICIT       (DEFICIT)
                                                    -----------  -----------  ----------  ------------  --------------
Balance, December 31, 1994........................      10,200    $     500   $  (41,125)  $   40,989    $        364
  Net income......................................      --           --           --           76,247          76,247
  Distribution to owner...........................      --           --           --         (135,689)       (135,689)
                                                    -----------       -----   ----------  ------------  --------------
Balance, December 31, 1995........................      10,200          500      (41,125)     (18,453)        (59,078)
  Net income......................................      --           --           --           45,288          45,288
  Distribution to owner...........................      --           --           --          (93,000)        (93,000)
                                                    -----------       -----   ----------  ------------  --------------
Balance, December 31, 1996........................      10,200          500      (41,125)     (66,165)       (106,790)
  Net income......................................      --           --           --          120,699         120,699
  Distribution to owner...........................      --           --           --          (94,211)        (94,211)
                                                    -----------       -----   ----------  ------------  --------------
Balance, December 31, 1997........................      10,200          500      (41,125)     (39,677)        (80,302)
  Net loss........................................      --           --           --          (18,706)        (18,706)
  Distribution to owner...........................      --           --           --          (18,500)        (18,500)
                                                    -----------       -----   ----------  ------------  --------------
Balance, March 31, 1998...........................      10,200    $     500   $  (41,125)  $  (76,883)   $   (117,508)
                                                    -----------       -----   ----------  ------------  --------------
                                                    -----------       -----   ----------  ------------  --------------

   The accompanying notes are an integral part of these financial statements.

                    COMMUNICATION SERVICES OF COLORADO, INC.

                            STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS           YEAR ENDED DECEMBER 31,
                                                           ENDED MARCH   ----------------------------------------
                                                            31, 1998         1997          1996          1995
                                                          -------------  ------------  ------------  ------------
Cash flows from operating activities:
  Net income (loss).....................................   $   (18,706)  $    120,699  $     45,288  $     76,247
    Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
      Depreciation and amortization.....................         1,959          2,915        49,135        54,910
      Loss on disposal of equipment.....................       --             --            --                758
      Changes in assets and liabilities:
        Decrease (increase) in accounts receivable......         3,745         34,380         2,865       (32,525)
        Decrease (increase) in stockholder receivable...        18,500          3,627       (13,572)      --
        Decrease (increase) in prepaid expenses.........        (8,541)        (3,801)        2,454        (2,116)
        Increase in intangibles.........................        (5,388)       --            --            --
        Increase (decrease) in accounts payable.........       (37,792)        87,797        22,160      (119,363)
        Increase (decrease) in deferred revenue.........        (2,360)        14,192       --            --
        Increase (decrease) in other accrued
          liabilities...................................        75,871        (94,476)       12,456        88,527
        Increase (decrease) in customer deposits........            50             45           (75)       (6,195)
        Decrease in deferred revenue....................       --             --            --             (2,597)
                                                          -------------  ------------  ------------  ------------
        Net cash provided by operating activities.......        27,338        165,378       120,711        57,646
                                                          -------------  ------------  ------------  ------------
Cash flows from investing activities:
  Payments for property and equipment...................        (3,167)       (25,986)      (15,874)       (6,259)
                                                          -------------  ------------  ------------  ------------
        Net cash used in investing activities...........        (3,167)       (25,986)      (15,874)       (6,259)
                                                          -------------  ------------  ------------  ------------
Cash flows from financing activities:
  Borrowings (repayments) on bank overdrafts............        11,252         (2,957)        5,568         7,160
  Borrowings (repayments) on line of credit.............       (14,711)       (49,349)       14,300        49,771
  Distributions to owner................................       (18,500)       (95,211)      (93,000)     (135,689)
  Cash payments under capital leases....................        (2,212)         8,125       (31,705)      (30,156)
                                                          -------------  ------------  ------------  ------------
        Net cash used in financing activities...........       (24,171)      (139,392)     (104,837)     (108,914)
                                                          -------------  ------------  ------------  ------------
Net (decrease) in cash and cash equivalents.............       --             --            --            (57,527)
Cash and cash equivalents, beginning of period..........       --             --            --             57,527
                                                          -------------  ------------  ------------  ------------
Cash and cash equivalents, end of period................   $   --        $    --       $    --       $    --
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------
Supplemental disclosures:
  Cash paid for interest................................   $     4,476   $     18,050  $     12,291  $      5,873
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                    COMMUNICATION SERVICES OF COLORADO, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Communication Services Of Colorado, Inc. (the "Company" or "CSC") was formed under the laws of the State of Wyoming in 1991.

    CSC provides "0+ operator services" and "1+ services" to business and residential customers. The Company also provides custom cards for caller usage to business and residential customers.

    CSC provides these services from its office in Denver, Colorado.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts reported in the balance sheet for cash, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

    NOTES RECEIVABLE, RELATED PARTY:

    Notes receivable represent promissory notes from the Company's sole stockholder. These notes have been repaid.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Expenditures that significantly increase asset values or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred. When property and equipment is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and gains and losses resulting from such transactions are reflected in operations.

    Lease property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease.

                    COMMUNICATION SERVICES OF COLORADO, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INTANGIBLE ASSETS:

    Covenants not to compete are being amortized between three to five years using the straight-line method.

    LONG-LIVED ASSETS:

    The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS 121 requires an evaluation of indicators of impairment and future undiscounted cash flows to be generated by those assets.

    REVENUE RECOGNITION:

    Revenue is recognized when services are provided.

    INCOME TAXES:

    No provision for income taxes is provided in the Company's financial statements because it is a Subchapter S corporation. Income taxes are the responsibility of the Company's stockholder.

    EARNINGS PER SHARE:

    The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share in 1997 and all prior periods have been restated. SFAS 128 replaces the presentation of "primary" and "fully diluted" EPS with "basic" and "diluted" EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS requires an adjustment to the denominator to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following at March 31, 1998 and December 31, 1997 and 1996:

                                                                            DECEMBER 31,
                                                          MARCH 31,   ------------------------
                                                            1998         1997         1996
                                                         -----------  -----------  -----------
Vending machines.......................................  $    11,008  $    11,008  $   --
Office equipment.......................................        3,391        4,198        4,198
Furniture and fixtures.................................        7,671        7,671        7,671
Dialers and related equipment..........................       54,048       53,660       51,901
Machines and equipment.................................      153,431      152,968      147,254
                                                         -----------  -----------  -----------
                                                             229,549      229,505      211,024
Less accumulated depreciation..........................     (189,954)    (191,871)    (197,370)
                                                         -----------  -----------  -----------
Net property and equipment.............................  $    39,595  $    37,634  $    13,654
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

                    COMMUNICATION SERVICES OF COLORADO, INC.

3. PROPERTY AND EQUIPMENT: (CONTINUED)
    Depreciation expense was $1,209, $2,915, $33,552 and $38,910 for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995, respectively.

    Property and equipment under capital leases consists of the following at March 31, 1998 and December 31, 1997 and 1996:

                                                                             DECEMBER 31,
                                                            MARCH 31,   ----------------------
                                                               1998        1997        1996
                                                            ----------  ----------  ----------
Property and equipment....................................  $   37,084  $   37,084  $   25,536
Accumulated depreciation..................................     (17,792)    (15,798)    (11,998)
                                                            ----------  ----------  ----------
Net property and equipment................................  $   19,292  $   21,286  $   13,538
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

4. CAPITAL LEASES:

    The Company leases certain equipment under a capital lease. The following is a schedule of the minimum lease payments under the capital lease together with the present value of the minimum lease payments as of March 31, 1998.

April 1, 1998 - March 31, 1999.....................................  $  10,356
April 1, 1999 - March 31, 2000.....................................      9,067
April 1, 2000 - March 31, 2001.....................................      4,600
April 1, 2001 - March 31, 2002 and thereafter......................     --
                                                                     ---------
Total minimum lease payments.......................................     24,023
Less amount representing interest..................................      3,299
                                                                     ---------
Present value of minimum lease payments............................     20,724
Less current portion...............................................      8,274
                                                                     ---------
Long-term portion..................................................  $  12,450
                                                                     ---------
                                                                     ---------

5. LINE OF CREDIT:

    The Company had a $75,000 line of credit with a bank at December 31, 1997 and 1996. The line of credit was paid off in 1998.

                    COMMUNICATION SERVICES OF COLORADO, INC.

6. COMMITMENTS:

    OPERATING LEASES:

    The Company leases a portion of its buildings and equipment under operating leases. Future minimum payments under operating leases are as follows:

April 1, 1998 - March 31, 1999....................................  $  51,691
April 1, 1999 - March 31, 2000....................................     51,403
April 1, 2000 - March 31, 2001....................................     48,666
April 1, 2001 - March 31, 2002....................................      8,111
April 1, 2002 - March 31, 2003 and thereafter.....................     --
                                                                    ---------
                                                                    $ 159,871
                                                                    ---------
                                                                    ---------

    Rent expense under operating leases was $11,687, $47,930, $38,600 and $39,210, respectively, for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995.

7. STOCKHOLDER'S EQUITY:

    In 1997, the Company's sole stockholder transferred the net liabilities of another corporation which she owned to the Company. The net liabilities transferred of $38,211 have been treated as a distribution to the stockholder.

8. SUBSEQUENT EVENTS:

    On May 22, 1998, Convergent Communications, Inc. ("CCI") purchased all of the Company's outstanding shares of common stock for $475,000 in cash and a $530,000 one year note at 8%.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL TO, OR THE SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE UNITS OFFERED HEREBY OR TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    2
Risk Factors..............................................................   14
Exchange Offer............................................................   22
Use of Proceeds...........................................................   28
Capitalization............................................................   29
Selected Financial Data...................................................   30
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   32
Business..................................................................   39
Management................................................................   54
Executive Compensation....................................................   57
Principal Shareholders....................................................   61
Certain Relationships and Related Transactions............................   62
Certain Indebtedness......................................................   63
Description of the Notes..................................................   64
Book-Entry; Delivery and Form.............................................   92
Certain United States Federal Income Tax Considerations...................   94
Plan of Distribution......................................................   98
Legal Matters.............................................................   98
Experts...................................................................   98
Glossary..................................................................  A-1
Index to Consolidated Financial Statements................................  F-1

                                                          [LOGO]

                        CONVERGENT COMMUNICATIONS, INC.
                           OFFER FOR ALL OUTSTANDING
                           13% SENIOR NOTES DUE 2008
                                IN EXCHANGE FOR
                       13% SERIES B SENIOR NOTES DUE 2008

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Reference is made to C.R.S. Section 7-108-102 (1994), which provides for indemnification of directors, officers and other employees in certain circumstances, and to C.R.S. Section 7-108-402 (1994), which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. The Articles of Incorporation of the Company eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Company to the fullest extent permitted by the Colorado Business Corporation Act. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    EXHIBITS:

EXHIBIT NO.  DESCRIPTION                                                                                  PAGE NUMBER
-----------  -------------------------------------------------------------------------------------------  -----------
      3.1*   Amended and Restated Articles of Incorporation of the Company
      3.2    Bylaws of the Company
      4.1    Form of Old Note (See Exhibit 10.1)
      4.2    Form of New Note (See Exhibit 10.1)
      4.3    Indenture (See Exhibit 10.1)
      4.4    Notes Registration Rights Agreement
      4.5    Purchase Agreement, dated as of March 26, 1998, by and among Merrill Lynch & Co., Bear
              Stearns & Co., Inc. BT Alex. Brown Incorporated, and the Company
      5.1*   Opinion of Gibson, Dunn & Crutcher LLP
      8.1*   Opinion of Gibson, Dunn & Crutcher LLP as to tax matters
     10.1    Indenture, dated as of April 2, 1998, by and among the Company and Norwest Bank Colorado,
              N.A.
     10.2    Warrant Agreement, dated as of April 2, 1998
     10.3    Warrant Registration Rights Agreement, dated as of April 2, 1998
     10.4    Collateral Account Control Agreement, dated as of April 2, 1998
     10.5    Custody and Security Agreement, dated as of April 2, 1998
     10.6*   Master Lease Agreement, dated November 11, 1997, between Comdisco, Inc. and the Company
     10.7*   Master Lease Agreement, dated November 17, 1997, between Convergent Capital Corporation and the Company
     10.8    Program Agreement, dated November 19, 1997, among Comdisco, Inc., Convergent Communications
              Services, Inc. and the Company
     10.9    Stock Purchase Agreement, dated October 31, 1996, between SONeTech and the Company
     10.10   Stock Purchase Agreement dated March 1, 1997, among Integrated Communication Networks,
              Inc., Communications Services of Iowa, Inc., John Shlepphorst and the Company
     10.11   Agreement and Plan of Merger, dated August 29, 1997, among Convergent Communications
              Services, Inc., A.T.T.Ex Corporation and the Company

EXHIBIT NO.  DESCRIPTION                                                                                  PAGE NUMBER
-----------  -------------------------------------------------------------------------------------------  -----------
     10.12   Agreement and Plan of Merger, dated September 1, 1997, among Convergent Communications
              Services, Inc., Vital Integration Solutions and the Company
     10.13   Asset Purchase Agreement, dated October 1, 1997, between Big Planet, Inc. and Convergent
              Communications Services, Inc.
     10.14   Asset Purchase Agreement, dated December 3, 1997, between Sigmacom Corporation and
              Convergent Communications Services, Inc.
     10.15   Asset Purchase Agreement, dated February 1, 1998, between Peak Comm, Inc. d/b/a Telephone
              Communications Company and Convergent Communications Services, Inc.
     10.16   Agreement and Plan of Merger, dated March 13, 1998, among Convergent Communications
              Services, Inc., Communication Services of Colorado, Inc., Donna Sipes and the Company
     10.17   Asset Purchase Agreement, dated March 27, 1998, between Network Computing Solutions, LLC and Convergent Communications Services, Inc.
     10.18   Employment Agreement, dated December 15, 1996, between Keith V. Burge and the Company, as amended April 13, 1998
     10.19   Employment Agreement, dated December 15, 1996, between John R. Evans and the Company, as amended April 13, 1998
     10.20   Employment Agreement, dated December 15, 1996, between Philip G. Allen and the Company, as amended April 13, 1998
     10.21   Employment Agreement, dated August 7, 1997, between Martin E. Freidel and the Company
     10.22   Employment Agreement, dated March 3, 1997, between John J. Phibbs and the Company, as amended on April 13, 1998
     10.23   Asset Purchase Agreement, dated May 15, 1990, among Convergent Communications Services,
              Inc., H, H & H Communications Technologies, Inc.
     10.24   Telephone Company Acquisition Agreement between Convergent Communications, Inc., First
              Continental Group, L.C., and ICN, LLC dated July 1996
     21.1    Subsidiaries of the Company
     23.1    Consent of Coopers & Lybrand L.L.P. on Convergent Communications, Inc.
     23.2    Consent of Coopers & Lybrand L.L.P. on Communications Services of Iowa, Inc.
     23.3    Consent of Coopers & Lybrand L.L.P. on A.T.T.ex Corporation
     23.4    Consent of Coopers & Lybrand L.L.P. on Vital Integration Solutions, Inc.
     23.5    Consent of Coopers & Lybrand L.L.P. on Telephone Communications Corporation
     23.6    Consent of Coopers & Lybrand L.L.P. on Communications Services of Colorado, Inc.
     23.7    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
     24.1    Power of Attorney
     25.1    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Norwest Bank Colorado, N.A.
     27.1    Financial Data Schedule
     99.1    Form of Letter of Transmittal with respect to the Exchange Offer
     99.2    Form of Notice of Guaranteed Delivery

------------------------

* To be filed by amendment

                                      II-2